Exhibit 10.1

LOAN AND SERVICING AGREEMENT

among

BUSINESS DEVELOPMENT CORPORATION OF AMERICA,

as Holdings,

BDCA ASSET FINANCING, LLC,

as the Borrower,

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY and

the other Lenders from time to time party hereto,

U.S. BANK NATIONAL ASSOCIATION,

as the Administrative Agent,

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY,

as the Facility Servicer,

BUSINESS DEVELOPMENT CORPORATION OF AMERICA,

as the Portfolio Asset Servicer, and

U.S. BANK NATIONAL ASSOCIATION,

as the Collateral Custodian

Dated as of July 7, 2020

i

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE I	Portfolio Assets
SCHEDULE II	Conditions Precedent Documents
SCHEDULE III	Competitors
SCHEDULE IV	Notice Information

EXHIBITS

EXHIBIT A	Form of Quarterly LTV Certificate
EXHIBIT B	Form of Notice of Borrowing
EXHIBIT C	Form of Loan Asset Checklist
EXHIBIT D	Form of Note
EXHIBIT E	Form of Release of Required Portfolio Documents
EXHIBIT F	Form of U.S. Tax Compliance Certificate
EXHIBIT G	Form of Payment Date Report
EXHIBIT H	Form of Borrowing Base Certificate
EXHIBIT I	Form of Notice of Interest Election
EXHIBIT J	Form of Servicing Report
Exhibit K	Form of Assignment and Assumption Agreement
EXHIBIT L	Form of Power of Attorney
EXHIBIT M	Form of Collateral Custodian Certification
EXHIBIT N	Form of Collateral Report

v

LOAN AND SERVICING AGREEMENT, dated as of July 7, 2020, by and among:

(1)                BUSINESS DEVELOPMENT CORPORATION OF AMERICA, a Maryland corporation (“Holdings”);

(2)                BDCA ASSET FINANCING, LLC, a Delaware limited liability company (the “Borrower”);

(3)                MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, and each of the other lenders from time to time party hereto, as Lenders (as defined herein);

(4)                U.S. BANK NATIONAL ASSOCIATION, as the Administrative Agent (as defined herein);

(5)                MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, as the Facility Servicer (as defined herein);

(6)                BUSINESS DEVELOPMENT CORPORATION OF AMERICA, as the Portfolio Asset Servicer (as defined herein); and

(7)                U.S. BANK NATIONAL ASSOCIATION, as the Collateral Custodian (as defined herein).

The Lenders have agreed, on the terms and conditions set forth herein, to provide a secured revolving loan facility that provides for Advances from time to time in the amounts and in accordance with the terms set forth herein.

The proceeds of the Advances will be used by the Borrower (A) to finance (i) the origination and/or (ii) the acquisition of and investment by the Borrower in Eligible Portfolio Assets, (B) to pay transaction fees and expenses due and payable by the Borrower under this Agreement and with respect to Eligible Portfolio Assets and (C) to make permitted Restricted Junior Payments to Holdings, in each case, in accordance with the terms hereof.

Accordingly, the parties agree as follows:

ARTICLE I.
INTERPRETATION

Section 1.01        Certain Defined Terms. As used in this Agreement and the exhibits, schedules and other attachments hereto (each of which is hereby incorporated herein and made a part hereof), the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“1940 Act” means, the Investment Company Act of 1940 and the rules and regulations promulgated thereunder.

“ABR Advance” means, an Advance that bears interest based on the Alternative Base Rate.

“Account Bank” means, U.S. Bank National Association in its capacity as the “Securities Intermediary” pursuant to the Account Control Agreement, and each other Person acting in the capacity as the “Account Bank” or such other similar term or capacity pursuant to any agreement replacing or substituting for the Account Control Agreement.

“Account Control Agreement” means, that certain Account Control Agreement, dated the Closing Date, among the Borrower, Holdings, the Facility Servicer, the Account Bank and the Administrative Agent, establishing and governing the Collection Account and which permits, among other things, the Administrative Agent on behalf of the Secured Parties to direct disposition of the funds in such Collection Account following a Notice of Exclusive Control, as such agreement may be amended, restated, modified, replaced or otherwise supplemented from time to time.

“Additional Amount” has the meaning assigned to that term in Section 2.14(a).

“Additional Payment Date” means any Business Day elected by the Borrower on at least three (3) Business Days’ prior written notice to the Administrative Agent and the Facility Servicer; provided that there shall not be more than two Additional Payment Dates in any fiscal quarter.

“Administrative Agent” means, U.S. Bank National Association, in its capacity as administrative agent for the Lenders, together with its successors and permitted assigns, including any successor appointed pursuant to Article VII.

“Advance” means, each loan advanced by the Lenders to the Borrower pursuant to Article II.

“Advance Date” means, with respect to any Advance, the day on which such Advance is made.

“Advance Rate” means, 25%.

“Advances Outstanding” means, at any time, the aggregate outstanding principal amount of all Advances at such time.

“Affiliate” when used with respect to a Person, means, any other Person Controlling, Controlled by or under common Control with such Person but which shall not include any Portfolio Company.

“Agent Fee Letter” means, the fee letter between the Administrative Agent and the Borrower dated as of June 24, 2020, as amended, restated, supplemented or otherwise modified from time to time.

“Agreement” means, this Loan and Servicing Agreement.

“Alternative Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50%, and (c) LIBOR for a one-month period in effect on such day plus the Applicable Spread.

“Anti-Corruption Laws” means, any and all Applicable Laws relating to bribery or corruption.

“Anti-Money Laundering Laws” means, any and all applicable anti-money laundering, financial recordkeeping and reporting requirements of Applicable Law, including those of the Bank Secrecy Act (as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act)), the U.S. Department of State, Executive Order 13224 issued on September 24, 2001 and any applicable anti-money laundering statutes of other jurisdictions, as well as the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency.

“Applicable Law” means, for any Person, all laws, rules, regulations, statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Servicer” means, the Facility Servicer or the Portfolio Asset Servicer, as the context may require.

“Applicable Spread” means, 6.5%; provided that, commencing on the first day of the first fiscal quarter following the Rated Maturity Extension Date such percentage shall thereafter be 5.0%.

“Assignment and Assumption Agreement” means, an agreement among the Borrower (if required under Section 11.04), a Lender, an Eligible Assignee, the Administrative Agent, substantially in the form of Exhibit K and delivered in connection with a Person becoming a Lender hereunder after the Closing Date.

“Availability Period” means, the period commencing on the Closing Date and ending on the earlier of (a) (x) if a Rated Maturity Extension occurs pursuant to Section 2.15, December 31, 2021, (y) if a Non-Rated Maturity Extension occurs pursuant to Section 2.15, December 1, 2021; provided, that, the Availability Period will be suspended from December 1, 2020 until December 31, 2020, or (z) otherwise, December 1, 2020, and (b) the date the Commitments are suspended pursuant to Section 2.01(a) or terminated in accordance with this Agreement, whether as a result of a Market Trigger Event, an Event of Default or otherwise.

“Available Collections” means, all cash Collections and other cash proceeds with respect to any Portfolio Asset deposited in the Collection Account and all other amounts on deposit in the Collection Account from time to time, other than Excluded Amounts.

“Bankruptcy Code” means, Title 11, United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.

“Bankruptcy Event” is deemed to have occurred with respect to a Person if either:

(a)	a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, administration, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, administrator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or in the case of the Borrower or Holdings, any similar action with respect to such Person under the Bankruptcy Laws, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal Bankruptcy Laws or other similar laws now or hereafter in effect; or

(b)	such Person shall commence a voluntary case or other proceeding under any Bankruptcy Laws now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or all or substantially all of its assets under the Bankruptcy Laws, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.

“Bankruptcy Laws” means, the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Borrower” has the meaning assigned to that term in the preamble hereto.

“Borrower's Cash” means, the Borrower’s cash on hand that is deposited in an account that is subject to an Account Control Agreement in the name of the Borrower and under the “control” (within the meaning of Section 9-104 of the UCC) of the Administrative Agent for the benefit of the Secured Parties.

“Borrower Taxes” means, any Taxes imposed on the Borrower or Holdings with respect to the Borrower’s operations.

“Borrowing Base” means, as of any date of determination, the amount equal to (a) (i) the Advance Rate multiplied by (ii) the Total Portfolio Value of all Eligible Portfolio Assets, plus (b) Borrower’s Cash.

“Borrowing Base Certificate” means, a certificate setting forth the calculation of the Borrowing Base as of the applicable date of determination, substantially in the form of Exhibit H, prepared by the Borrower.

“Business Day” means, a day of the year other than (a) Saturday or a Sunday or (b) any other day on which commercial banks in New York, New York or the offices of the Administrative Agent, Account Bank or Collateral Custodian are authorized or required by Applicable Law, regulation or executive order to close; provided that, if any determination of a Business Day shall relate to an Advance bearing interest at LIBOR, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Change in Law” means, the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” is deemed to have occurred if (a) the Investment Management Agreement shall fail to be in full force and effect, (b) the Investment Manager shall cease to act in such capacity and shall not be promptly replaced by an Affiliate of the Investment Manager, (c) the failure by Holdings to own 100% of the limited liability company membership interests in the Borrower, (d) the dissolution, termination or liquidation in whole or in part, transfer or other disposition, in each case, of all or substantially all of the assets of, Holdings, or (e) either the Investment Manager or Holdings shall cease to be an Affiliate of the Borrower.

“Closing Date” means, the date of this Agreement.

“Code” means, the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning assigned to that term in Section 2.09(a).

“Collateral Administrator” means, the Collateral Custodian in its capacity as collateral administrator pursuant to the terms of this Agreement, together with its successors and permitted assigns, including any successor appointed pursuant to Article IX.

“Collateral Custodian” means, U.S. Bank National Association, not in its individual capacity, but in its capacity as collateral custodian for the Administrative Agent and the other Secured Parties pursuant to the terms of this Agreement, together with its successors and permitted assigns, including any successor appointed pursuant to Article IX.

“Collateral Custodian Fee Letter” means the fee letter or similar agreement Collateral Custodian and the Borrower dated as of June 24, 2020, along with any other fee letter or similar agreement between any successor Collateral Custodian (appointed pursuant to Section 9.05) and the Borrower, as amended, restated, supplemented, replaced or otherwise modified from time to time.

“Collateral Custodian Fees” means, the fees set forth in the Collateral Custodian Fee Letter or Agent Fee Letter, if any, in each case, that are payable to the Collateral Custodian or the Account Bank.

“Collateral Custodian Termination Expenses” has the meaning assigned to that term in Section 9.05.

“Collateral Custodian Termination Notice” has the meaning assigned to that term in Section 9.05.

“Collateral Database” has the meaning assigned to that term in Section 9.02(b)(v)(a).

“Collateral Portfolio” means, all right, title and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Borrower in all assets of the Borrower securing the Obligations pursuant to the Transaction Documents, including the property identified below in clauses (a) through (c), and all accounts, money, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, intellectual property, goods, equipment, fixtures, contract rights, general intangibles, documents, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, securities accounts, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions or other property consisting of, arising out of, or related to any of the following:

(a)	the Portfolio Assets and all funds due or to become due in payment under such Portfolio Assets on and after any related Cut-Off Date, including all Available Collections;

(b)	the Collection Account; and

(c)	all income and Proceeds of the foregoing.

“Collateral Report” means a report to be prepared by the Collateral Administrator setting forth certain calculations and the other items described in the scope of Collateral Report in a form agreed among the Borrower, the Collateral Administrator, the Portfolio Asset Servicer and the Facility Servicer, which report shall in any event include the information set forth in Exhibit N, in each case as of each Determination Date.

“Collateral Report Reporting Date” means the Payment Date.

“Collection Account” means, the account and any related sub-accounts, which shall include a principal collection sub-account and an interest collection sub-account, if applicable, established with the Account Bank and governed by the Account Control Agreement in the name of the Borrower and under the “control” (within the meaning of Section 9-104 or 9-106 of the UCC) of the Administrative Agent for the benefit of the Secured Parties; provided that, subject to the rights of the Administrative Agent hereunder with respect to funds, the funds deposited therein from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Collection Account; provided further, that any amounts held in such Collection Account shall be invested solely in Permitted Investments in accordance with the terms of the Account Control Agreement.

“Collections” means, all Distributions, cash collections and other cash proceeds with respect to any Portfolio Asset (including payments on account of interest, principal, prepayments, fees, guaranty payments, payments on account of dividends, distributions, fees, royalties, Management Contracts, management fees and all other amounts received in respect of such Portfolio Asset), all Recoveries, all Insurance Proceeds and proceeds of any liquidations or Sales, in each case, attributable to such Portfolio Asset, and all other proceeds or other funds of any kind or nature received by the Borrower, the Portfolio Asset Servicer or the Account Bank with respect to any Portfolio Asset.

“Commitment” means, (a) during the Availability Period (i) with respect to the Initial Lender, the Maximum Facility Amount as such amount may be reduced pursuant to an Assignment and Assumption Agreement or terminated pursuant to Section 2.04(e), and (ii) with respect to any other Lender, the amount set forth as such Lender’s “Commitment” on the Assignment and Assumption Agreement relating to such Lender and (b) after the end of the Availability Period, with respect to any Lender, such Lender’s Pro Rata Share of the aggregate Advances Outstanding on the last date of the Availability Period.

“Competitor” means, a specialty finance company or investment fund engaged in the business of making loans to, and other investments in, middle market companies that is in competition with Holdings, Borrower, or their Affiliates, but excluding any such entities that primarily invest in publicly traded securities and insurance companies, as listed on Schedule III, as may be updated by the Borrower from time to time by notice to the Administrative Agent and the Lenders. Notwithstanding anything to the contrary contained in this Agreement, (a) the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce compliance with the provisions hereof relating to a Competitor and (b) Holdings, the Borrower and the Lenders acknowledge and agree that the Administrative Agent shall have no responsibility or obligation to determine whether any Lender or potential Lender is a Competitor and that the Administrative Agent shall have no liability with respect to any assignment or participation made to a Competitor.

“Constituent Documents” means, for any Person, its constituent or organizational documents and any governmental or other filings related thereto, including: (a) in the case of any limited partnership, exempted limited partnership or other form of business entity, the limited partnership agreement, exempted limited partnership agreement, articles of association, statutory statement or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state, registrar or other department in the state or jurisdiction of its formation; (b) in the case of any limited liability company, the articles of formation, articles of association, limited liability company agreement and/or operating agreement for such Person; and (c) in the case of a corporation or an exempted company, the certificate of incorporation and the memorandum of association and articles of association and/or the bylaws (or equivalent) for such Person.

“Control” means, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Counterparty Lender” means, with respect to any Loan Asset that is a loan participation interest, the lender party to the related Loan Agreement and the related Participation Agreement.

“Cut-Off Date” means, with respect to a Portfolio Asset, the date (which may be the Closing Date) such Portfolio Asset is Transferred to the Borrower.

“Default Rate” means, as of any date of determination, a rate per annum equal to the interest rate that is or would be applicable to the Advances at such time plus 2.0%.

“Delayed Draw” means, with respect to any Delayed Draw Loan Asset, the Borrower’s contractual obligation to provide funding with respect to such Delayed Draw Loan Asset after the Cut-Off Date for such Delayed Draw Loan Asset.

“Delayed Draw Loan Asset” means, a Loan Asset which requires the Borrower to provide additional funding thereunder after the Cut-Off Date for such Loan Asset.

“Determination Date” means, for any Payment Date, the date that is five (5) Business Days prior to such Payment Date.

“Distribution” means, (a) any dividend, distribution or payment, direct or indirect, to or for the benefit of any holder of any Equity Interests of a Person now or hereafter outstanding on account of any class of Equity Interests, except (i) a Distribution in Kind or (ii) the issuance of Equity Interests upon the exercise of outstanding warrants, options or other rights, or (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value direct or indirect, of any Equity Interests of a Person now or hereafter outstanding.

“Distribution in Kind” means, any non-cash dividend or distribution, direct or indirect, for the benefit of a holder of Equity Interests, of one or more investments held by such Private Equity Fund.

“EBITDA” means, with respect to any period and any Loan Asset, the meaning of “EBITDA”, “Adjusted EBITDA” or any comparable definition in the Loan Agreement for such Loan (together with all add-backs and exclusions as designated in such Loan Agreement), and in any case that “EBITDA”, “Adjusted EBITDA” or such comparable definition is not defined in such Loan Agreement, an amount, for the principal Obligor on such Loan Asset and any of its parents or Subsidiaries that are obligated pursuant to the Loan Agreement for such Loan Asset (determined on a consolidated basis without duplication in accordance with GAAP) equal to consolidated net income for such period plus interest expense, income taxes, depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), amortization of intangibles (including, but not limited to, goodwill, financing fees and other capitalized costs), other non-cash charges and organization costs, extraordinary losses in accordance with GAAP, one-time, non-recurring non-cash charges consistent with the compliance statements and financial reporting packages provided by the Obligors, and any other item the Borrower deems to be appropriate.

“Egan-Jones” means Egan-Jones Ratings Company.

“Eligible Assignee” means, (a) a Lender or any of its Affiliates, (b) any Person managed by a Lender or any of its Affiliates or (c) any financial or other institution reasonably acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld) acting at the written direction of the Majority Lenders (such direction of the Majority Lenders not to be unreasonably withheld) (other than the Borrower or an Affiliate thereof); provided, in each case, that such Person is not a Competitor.

“Eligible Equity Investment” means, (i) each of the Initial Equity Investments, (ii) each of the Equity Investments set forth on Part B of Schedule I (provided that such Equity Investments are Transferred to the Borrower within 90 days of the Closing Date) and (iii) each other Equity Investment approved by the Majority Lenders, in each case, as set forth on the Equity Investment Schedule, including, in each case, any assets received as Distributions In Kind, and that is not subject to any security interest, Lien or other encumbrance other than those granted to Administrative Agent herein (subject to Permitted Liens), subject to removal from the Borrowing Base, at the election of the Majority Lenders if there has been a Material Investment Event with respect to such Eligible Equity Investment which has not been approved by the Majority Lenders.

“Eligible Loan Asset” means (i) each of the Initial Loan Assets, (ii) each of the Loan Assets set forth on Part B of Schedule I (provided that such Loan Assets are Transferred to the Borrower within 90 days of the Closing Date) and (iii) each other Loan Asset which is approved by the Majority Lenders, and in each case that, satisfies the following criteria at the time such Loan Asset is Transferred to the Borrower:

(a)        no Underlying Obligor Default has occurred and is continuing;

(b)        there are no proceedings pending (i) with respect to a Bankruptcy Event with respect to any applicable Obligor or (ii) wherein any applicable Obligor, any other party or any governmental entity has alleged that such Loan Asset or its related Loan Agreement or any of its Required Loan Documents is illegal or unenforceable;

(c)	there do not exist any Liens in or on any of such Loan Assets, other than Permitted Liens,

(e)	[reserved];

(f)	the Obligor with respect to such Loan Asset is organized under the laws of the United States or any State thereof; provided that with respect to up to 20% of the principal amount of all Eligible Loan Assets, the Obligor may be organized in a jurisdiction other than the United States or any State thereof; and

(g)	such Loan Asset is denominated in U.S. dollars;

provided, that the acquisition of any such Loan Asset will not cause the Borrower or the assets constituting the Collateral Portfolio to be required to be registered as an investment company under the 1940 Act, as amended.

“Eligible Portfolio Asset” means, each Eligible Loan Asset and each Eligible Equity Investment.

“Environmental Laws” means, any and all foreign, federal, State and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Equity Interests” means, all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).

“Equity Investment” means, any investments of Equity Interests directly or indirectly held or maintained by the Borrower (including any such investment received as Distributions in Kind), including, pursuant to which the Borrower (a) has been admitted as a limited partner, non-managing member or shareholder of a Private Equity Fund, (b) is a guarantor of, or is otherwise liable (contingently or otherwise) for obligations to such Private Equity Fund of a Person described in clause (a) above, or (c) has made an investment in a portfolio company of a Private Equity Fund in conjunction with an investment therein by such Private Equity Fund.

“Equity Investment Agreement” means, the investment agreement, co-investment agreement, partnership agreement, limited liability company agreement, shareholder agreement, subscription agreement, or other similar document governing and evidencing an Equity Investment, including any side letters relating thereto to which the Borrower is a party or is otherwise binding on the Borrower.

“Equity Investment Capital Call” means, with respect to an Equity Investment, a call upon all or any obligors for payment of all or any portion of their Equity Investment Capital Commitments.

“Equity Investment Capital Commitment” means, with respect to an Equity Investment, the commitment, if any, of an obligor to make Equity Investment Capital Contributions or otherwise providing funding to any Private Equity Fund in response to an Equity Investment Capital Call pursuant to the Private Equity Investment Agreement and any related subscription agreement or other offering materials governing such Equity Investment from time to time.

“Equity Investment Capital Contribution” means, for any obligor with respect to an Equity Investment, any capital contribution or other funding made by such obligor to the Private Equity Fund in response to an Equity Investment Capital Call.

“Equity Investment Obligations” means, the obligations of any Person with respect to any Equity Investments (including any related Equity Investment Capital Commitment).

“Equity Investment Transfer Agreement” means, any transfer agreement or consent to transfer relating to an Equity Investment.

“Equity Investment Unfunded Capital Commitments” means, with respect to any obligor at any time, the unfunded or remaining Equity Investment Capital Commitment of such obligor that may be called in accordance with the terms of the relevant Equity Investment Agreement, as reported by the general partner or manager of the relevant Private Equity Fund.

“Equity Investment Value” means, as of any date of determination, the aggregate net asset value of all Eligible Equity Investments, as reported by the Private Equity Fund in its the latest quarterly reports delivered to the Administrative Agent pursuant to Section 5.01(cc)(iii), and determined in accordance with the valuation policies of the Private Equity Fund for such Equity Investments and approved by the Facility Servicer.

“ERISA” means, the United States Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means, (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as a specified Person, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with such Person, or solely for purposes of Code Section 412 and ERISA Section 302, (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as such Person.

“Escrow Payment” means, any amount received by the Borrower or the Portfolio Asset Servicer for the account of an Obligor for application toward the payment of Taxes, insurance premiums, assessments, ground rents, deferred maintenance, environmental remediation, rehabilitation costs, capital expenditures and similar items in respect of an applicable Portfolio Asset.

“Event of Default” has the meaning assigned to that term in Section 6.01.

“Excepted Persons” has the meaning assigned to that term in Section 11.11(a).

“Exchange Act” means, the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Amounts” means, without duplication, (a) any amount received in the Collection Account with respect to any Portfolio Asset included as part of the Collateral, which amount is attributable to the payment of any Tax, fee or other charge imposed by any Governmental Authority on such Portfolio Asset or on any Underlying Collateral and (b) any amount received in the Collection Account representing (i) any Escrow Payments, (ii) any amounts received on or with respect to a Portfolio Asset that is not a loan participation interest under any Insurance Policy that is required to be used to restore, improve or repair the related real estate or other assets of such Portfolio Asset or required to be paid to any Obligor under the Underlying Agreement for such Portfolio Asset, (iii) any amount received with respect to any Portfolio Asset that is otherwise sold by the Borrower pursuant to Section 2.11, to the extent such amount is attributable to a time after the effective date of such Sale and (iv) amounts deposited in the Collection Account which were not required to be deposited therein or were deposited in error.

“Excluded Taxes” means, any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and any branch profits Taxes, in each case (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which such Recipient’s principal office is located or, in the case of any Lender, in which such Lender’s applicable lending office is located or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment or (ii) such Lender changes its lending office, except in each case, to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(e) through (h); and (d) any withholding Taxes imposed under FATCA.

“Facility Increase” has the meaning assigned to that term in Section 2.17(a).

“Facility Increase Notice” has the meaning assigned to that term in Section 2.17(a).

“Facility Servicer” means, Massachusetts Mutual Life Insurance Company, not in its individual capacity, but in its capacity as facility servicer pursuant to terms of this Agreement and with respect to the other Transaction Documents, together with its successors and permitted assigns, including any successor appointed pursuant to Article VIII.

“Facility Termination Date” means, the date on which the aggregate outstanding principal amount of the Advances have been repaid in full and all accrued and unpaid interest thereon, all Fees and all other Obligations (other than contingent indemnification obligations and other obligations that survive termination of this Agreement, in each case, not then due and owing) have been paid in full, the Commitments of the Lenders hereunder have been terminated and the Borrower has no further right to request any additional Advances.

“FATCA” means, Sections 1471 through 1474 of the Code as in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements, treaties or conventions (or related rules, legislation, practices or official administrative guidance) implementing such provisions of the Code or any non-U.S. laws implementing the foregoing.

“Federal Funds Effective Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%; provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate shall be the average of quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letters” means, the Agent Fee Letter, Collateral Custodian Fee Letter, each MassMutual Fee Letter, and any other fee letter agreement entered into by and among the Borrower and any of the Administrative Agent, the Collateral Custodian, the Facility Servicer, the Initial Lender and any other Lender in connection with the transactions contemplated by this Agreement.

“Fees” means, the fees payable to the Administrative Agent, the Collateral Custodian, the Account Bank, the Facility Servicer, the Initial Lender, any other Lender or any other applicable agent or party pursuant to the terms of the Fee Letters or the other Transaction Documents.

“GAAP” means, generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” means, with respect to any Person, any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government and any court or arbitrator having jurisdiction over such Person (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Hazardous Materials” means, all materials subject to any Environmental Law, including materials listed in 49 C.F.R. § 172.010, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.

“Holders” has the meaning given to that term in the Participation Agreement.

“Holdings” has the meaning assigned to that term in the preamble hereto.

“IFRS” means, International Financial Reporting Standards developed by the International Accounting Standards Board.

“Indebtedness” means, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (c) all indebtedness, obligations or liabilities of that Person in respect of derivatives, and (d) all obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (c) above.

“Indemnified Amounts” has the meaning assigned to that term in Section 10.01(a).

“Indemnified Party” has the meaning assigned to that term in Section 10.01(a).

“Indemnified Taxes” has the meaning assigned to that term in Section 2.14(b).

“Independent Director” means, a natural person who, (A) for the three-year period prior to his or her appointment as Independent Director, has not been, and during the continuation of his or her service as Independent Director is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Borrower or any of its Affiliates (other than his or her service as an Independent Director of the Borrower or other Affiliates that are structured to be “bankruptcy remote”); (ii) a customer or supplier of the Borrower or any of its Affiliates (other than his or her service as an Independent Director of the Borrower); or (iii) any member of the immediate family of a person described in (i) or (ii), and (B) has, (i) prior experience as an Independent Director for a corporation or limited liability company whose charter documents required the unanimous consent of all Independent Directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three (3) years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Indorsement” has the meaning specified in Section 8-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.

“Initial Advance” means, the first Advance made to the Borrower pursuant to Article II.

“Initial Equity Investments” means, the Equity Investments, as set forth on part A of Schedule I, delivered on the Closing Date.

“Initial Lender” means, (a) so long as it holds a Commitment or any portion of an Advance, Massachusetts Mutual Life Insurance Company, and (b) otherwise, the Majority Lenders.

“Initial Loan Assets” means, the Loan Assets, as set forth on part A of Schedule I, delivered on the Closing Date.

“Initial Portfolio Assets” means, the Initial Loan Assets and Initial Equity Investments.

“Insurance Policy” means, with respect to any Portfolio Asset, an insurance policy covering liability and physical damage to, or loss of, the Underlying Collateral for such Portfolio Asset.

“Insurance Proceeds” means, any amounts received on or with respect to a Portfolio Asset under any Insurance Policy or with respect to any condemnation proceeding or award in lieu of condemnation.

“Interest Collections” means, with respect to any Portfolio Asset, all Collections attributable to interest on such Portfolio Asset (including Collections attributable to the portion of the outstanding principal amount of a Portfolio Asset, if any, that represents interest that has accrued in kind and has been added to the principal balance of such Portfolio Asset), including all scheduled payments of interest and payments of interest relating to principal prepayments, all guaranty payments attributable to interest and proceeds of any liquidations, sales or dispositions attributable to interest on such Portfolio Asset. Interest Collections includes any amendment fees, late fee, waiver fees, extension fees, prepayment fees or other fees received in respect of a Portfolio Asset.

“Investment Manager” means, BDCA Adviser, LLC, together with its successors or permitted assigns.

"Investment Management Agreement" means, the investment advisory agreement, dated as of February 1, 2019, between Holdings and the Investment Manager, or any comparable investment advisory agreement entered into in replacement thereof between Holdings and the Investment Manager.

“Lender” means, collectively, the Initial Lender and any other Person to whom any Lender assigns any part of its rights and obligations under this Agreement and the other Transaction Documents in accordance with the terms of Section 11.04 and any other party that becomes a lender pursuant to an Assignment and Assumption Agreement.

“Lender Covered Entity” means, each (a) Lender and its subsidiaries and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person means, the direct or indirect (i) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person or (ii) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“LIBOR” means, for any Advance for any LIBOR Period, the greater of (a) the rate per annum appearing on Bloomberg LIBOR Screen Page (or any successor or substitute page or such other commercially available source providing such quotations as may be designated by the Initial Lender from time to time) (the “LIBOR Screen Rate”) as the London interbank offered rate for deposits in dollars for a LIBOR Period equal to three (3) months at approximately 11:00 a.m., London time, two (2) Business Days prior to the beginning of such LIBOR Period and (b) 0.75%; provided that LIBOR for the initial LIBOR Period shall equal three (3) month LIBOR as in effect at approximately 11:00 a.m., London time, two (2) Business Days prior to the Closing Date; provided further that in connection with a conversion of an Advance pursuant to Section 2.05(b), LIBOR for the LIBOR Period with respect to such conversion shall equal three (3) month LIBOR as in effect at approximately 11:00 a.m., London time, two (2) Business Days prior to the effective date of such conversion; provided further that if such rate does not appear on such page or service or such page or service shall not be available but LIBOR is still ascertainable, then LIBOR shall be the rate per annum equal to the rate determined by the Initial Lender to be the average of the rates per annum at which deposits in dollars for delivery on the first day of such LIBOR Period in same day funds in the approximate amount of the LIBOR Advance with a term equivalent to such LIBOR Period would be offered by three major banks in the London interbank Eurodollar market at their request, determined as of approximately 11:00 A.M. (London time), two (2) Business Days prior to the first (1st) day of such LIBOR Period.

“LIBOR Period” means, with respect to any Advance, as determined by the Facility Servicer, (a) if there are no Advances Outstanding prior to an Advance being made, the period commencing on the Advance Date for such Advance to but excluding the immediately following Determination Date with respect to a Payment Date, (b) in connection with a conversion or a continuation of an Advance, each successive period from and including the effective date of such conversion or a continuation as set forth in the Notice of Interest Election to but excluding the following Determination Date, and (c) otherwise, each successive period from and including each Determination Date with respect to a Payment Date to but excluding the following Determination Date; provided that, if a LIBOR Period would extend beyond the Maturity Date, then such LIBOR Period shall end on the Maturity Date.

“LIBOR Screen Rate” has the meaning assigned to that term in the definition of “LIBOR”.

“Lien” means, any mortgage or deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, claim, preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, lease or other title retention agreement, sale subject to a repurchase obligation, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing), or the filing of or financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction; provided that “Lien” shall not include any customary restrictions on transfers of an Equity Investment.

“Loan Agreement” means, the loan agreement, credit agreement or other agreement pursuant to which a Loan Asset or an Underlying Portfolio Obligation, as applicable, has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan Asset or Underlying Portfolio Obligation or of which the holders of such Loan Asset are the beneficiaries, including any co-lender or servicing agreement entered into by an applicable Counterparty Lender, Underlying Agent or Underlying Servicer.

“Loan Asset” means, any loan interest or loan participation interest in the loan obligations of any applicable Obligor owned by or Transferred to the Borrower as set forth on the Portfolio Asset Schedule which loan interest or loan participation interest includes all right, title and interest of the Borrower in and to:

(a)       subject to the terms of any applicable Participation Agreement, any amounts on deposit in any cash reserve, collection, custody or lockbox accounts securing the Loan Assets;

(b)       all rights with respect to the Loan Assets to which the Borrower is entitled as lender under the applicable Loan Agreement or as a loan participant under the applicable Participation Agreement;

(c)       subject to the terms of any applicable Participation Agreement, any Underlying Collateral securing the Loan Assets and all Recoveries related thereto, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof, and all net liquidation proceeds;

(d)       the Portfolio Asset Files related to the Loan Assets, any Records, and the documents, agreements, and instruments included in such Portfolio Asset Files or Records;

(e)       subject to the terms of any applicable Participation Agreement, all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of the Loan Assets (or the Underlying Portfolio Obligations, as applicable), together with all UCC financing statements, mortgages or similar filings signed or authorized by an Obligor relating thereto;

(f)       each Portfolio Asset Assignment with respect to such Loan Assets (including any rights of the applicable Borrower against the Transferor thereunder) and the assignment to the Administrative Agent, for the benefit of the Secured Parties, of all UCC financing statements, if any, filed by such Borrower against any Transferor under or in connection with such Loan Asset Assignment;

(g)       the assignment to the Administrative Agent, for the benefit of the Secured Parties, of all UCC financing statements for the Loan Assets;

(h)       all records (including computer records) with respect to the foregoing; and

(i)       all Collections, income, payments, proceeds and other benefits of each of the foregoing.

“Loan Asset Assignment” means, an assignment, participation agreement (including the Participation Agreement) or other agreement pursuant to which any Portfolio Asset not originated by a Borrower is Transferred to a Borrower (a) in a form substantially based upon the form document for loan assignments of the Loan Syndications and Trading Association or the Loan Market Association, as applicable, (b) in a form substantially based upon the form document for loan assignments in the applicable Underlying Agreement or (c) in a form reasonably agreed to by the applicable Borrower and the Administrative Agent (acting at the written direction of the Initial Lender) on or prior to the Closing Date or Cut-Off Date for such Portfolio Asset, as the case may be for such Portfolio Asset.

“Loan Asset Value” means, as of any date of determination, the Market Value of all Eligible Loan Assets in the aggregate as of such date.

“Loan Parties” means, collectively, the Borrower and Holdings.

“LTV” means, as of any date of determination, the ratio (expressed as a percentage) of (a) the aggregate amount of Advances Outstanding to (b) the most recent Total Portfolio Value of all Eligible Portfolio Assets as of such date minus.

“LTV Trigger Event” has the meaning assigned to that term in clause (b) of the definition of “Market Trigger Event”.

“Majority Lenders” means, the Lenders representing an aggregate of more than 50% of the aggregate Advances Outstanding; provided that the sum of the aggregate unpaid principal amount of the Advances Outstanding held or deemed held by the Borrower, Holdings or any of their Affiliates shall be excluded for purposes of making a determination of Majority Lenders at any time.

“Management Contracts” means, the management contracts entered into by the Borrower in connection with the management of a Portfolio Asset.

“Market Trigger Event” means, as of any date of determination, (a) any Event of Default has occurred and is continuing, or (b) the LTV as of such date exceeds the Maximum Quarterly LTV Percentage then applicable (such Market Trigger Event, set forth in this clause (b), the “LTV Trigger Event”).

“Market Value” means, with respect to each Eligible Loan Asset, the product of (x) the outstanding principal amount of each Eligible Loan Asset (determined exclusive of accrued interest and premium) and (y) the price (expressed as a percentage of par) determined in the following manner: (i) the bid-side quote determined by any of Loan X, Inc., Loan Pricing Corporation, MarkIt Partners or any other nationally recognized loan pricing service selected by the Facility Servicer; provided that, if the Facility Servicer reasonably determines that the quote of any such loan pricing service is not current or accurate, the Facility Servicer may reject such quote, or (ii) if the value of an Eligible Loan Asset is not determined in accordance with clause (i) above (either because no bid-side quote is available or the Facility Servicer rejects one or more loan pricing services), the average of the bid-side quotes determined by at least two independent broker-dealers active in the trading of such asset, or if only one such bid can be obtained, such bid; provided that, if the Facility Servicer determines that the quote of any such independent broker-dealer is not current or accurate, the Facility Servicer may reject such quote, or (iii) if the value of an Eligible Loan Asset is not determined in accordance with clause (i) or (ii) above (either because no bid-side quote is available or the Facility Servicer reasonably rejects one or more bid-side quotes), the value of such Eligible Loan Asset (expressed as a percentage of par) shall be the Valuation Price then in effect for such Eligible Loan Asset; further provided that with respect to any Eligible Loan Asset to which there has been a Material Loan Agreement Modification to which the applicable Lenders have not consented pursuant to the terms hereof, such Eligible Loan Asset shall be valued as provided in Section 2.04(b)).

“MassMutual Fee Letter” means, any fee letter or letters between the Initial Lender and the Borrower, entered on, prior to or after the Closing Date.

“Material Adverse Effect” means, a material adverse effect on (a) the business, financial condition, operations, liabilities (actual or contingent), performance or properties of the Loan Parties, taken as a whole (b) the validity or enforceability of this Agreement or any other Transaction Document or the validity or enforceability of the Portfolio Assets generally or any material portion of the Portfolio Assets, (c) the rights and remedies of the Collateral Custodian, the Administrative Agent, the Facility Servicer, any Lender or any other Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of the Loan Parties, taken as a whole, to perform their obligations under this Agreement or any other Transaction Document or (e) the existence, perfection, priority or enforceability of the Administrative Agent’s or the other Secured Parties’ Lien on the Collateral Portfolio.

“Material Investment Event” means, any of the following with respect to an Equity Investment: (a) any action under any Bankruptcy Laws relating to the Private Equity Investment Sponsor or “Issuer” thereof, (b) default by the Borrower directly or indirectly in its material obligations relating to such investments (including failure of the Borrower directly or indirectly with respect to its Equity Investment Obligations, including failure to fund any duly called Equity Investment Capital Call in respect of such Equity Investment beyond any applicable notice and cure period contained in the Constituent Documents of the issuer of such Equity Investment) or the Borrower has been declared a “defaulting partner” (or similar term or concept) under any Equity Investment Agreement, and, such circumstance or event has not been cured pursuant to the terms of the applicable Equity Investment Agreement or effectively waived pursuant to the terms of the applicable Equity Investment Agreement within thirty (30) days of such circumstance or event occurring, (c) a complete write-down or write-off or any reduction in excess of 50% of the Market Value of such Equity Investment by the Borrower and (d) occurrence of any “change of control” or “key man event” (or such similar term or concept) under the Constituent Documents of the issuer of any Equity Investment. In the event of a Material Investment Event, the relevant Equity Investment with respect to which such Material Investment Event has occurred shall be excluded from the Borrowing Base.

“Material Loan Agreement Modification” means, any amendment or waiver of, or modification or supplement to, or termination, cancellation or release of, a Loan Agreement for a Loan Asset or for the Underlying Portfolio Obligation for a Loan Asset, as applicable, executed or effected on or after the Cut-Off Date that:

(a)       forgives, excuses, reduces, waives or modifies such Loan Agreement or the related loan documents in a manner that would (i) reduce the outstanding principal amount of the amount due thereunder or waive any payment default thereunder, (ii) reduce the interest rate margin thereon by an amount that is more than 50 basis points less than the original margin or (iii) reduce the amount of any prepayment premium or any fees payable thereunder;

(b)       extends the scheduled maturity date for payment of principal, interest, fees or other amounts payable under such Loan Agreement or the related loan documents as in effect on the Cut-Off Date to a date that is more than six (6) months after the initial scheduled maturity date or due date thereof, as the case may be, as in effect on the Cut-Off Date;

(c)       releases any Obligor from its obligations under such Loan Agreement or the related loan documents or permits an Obligor to assign or transfer its rights and obligations under such Loan Agreement or the related loan documents (in each case other than as contemplated by such loan documents);

(d)       releases any material Underlying Collateral for such Loan Asset other than as set forth in such Loan Agreement or the related loan documents; or

(e)       alters any provision requiring the pro rata treatment of such Loan Asset with pari passu obligations that has the effect of subordinating such Loan Asset or commitment in a manner that adversely impacts the holders thereof.

“Maturity Date” means, the earlier to occur of (a) the Stated Maturity Date, as such date may be extended pursuant to Section 2.15, and (b) the date the Advances are accelerated after the occurrence of an Event of Default.

“Maximum Availability” means, at any time, the lesser of (a) the Maximum Facility Amount at such time and (b) the Borrowing Base at such time.

“Maximum Facility Amount” means, at any time, an amount equal to the aggregate Commitments of the Lenders at such time, as may be decreased in accordance with Section 2.04. The Maximum Facility Amount on the Closing Date is $100,000,000.

“Maximum Quarterly LTV Percentage” means, as of any Determination Date, (i) during the Availability Period, a percentage of LTV equal to 25.0% and (ii) thereafter, 0.00%.

“Moody’s” means, Moody’s Investors Service, Inc.

“Multiemployer Plan” means, a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate of the Borrower contributed or had any obligation to contribute on behalf of its employees at any time during the current year or the preceding five years.

“NAIC” has the meaning assigned to that term in Section 3.01(vii).

“Non-Rated Maturity Extension” has the meaning given to that term in Section 2.15(a).

“Non-Rated Maturity Extension Date” has the meaning given to that term in Section 2.15(a).

“Note” has the meaning assigned to that term in Section 2.03(a).

“Notice of Borrowing” means, a written notice of borrowing from the Borrower to the Administrative Agent and the Lenders substantially in the form of Exhibit B.

“Notice of Exclusive Control” has the meaning assigned to that term in the Account Control Agreement.

“Notice of Interest Election” means, a written notice from the Borrower to the Administrative Agent in the form of Exhibit I.

“NRSRO” has the meaning assigned to that term in Section 3.01(vii).

“Obligations” means, all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Lenders, the Administrative Agent, the Collateral Custodian, the Account Bank, the Facility Servicer or any other Secured Party arising under this Agreement or any other Transaction Document and shall include all liability for principal of and interest on the Advances, Fees, indemnifications and other amounts due or to become due by the Borrower to the Lenders, the Administrative Agent, the Collateral Custodian, the Account Bank, the Facility Servicer and any other Secured Party under this Agreement or any other Transaction Document, including any Fee Letter and costs and expenses payable by the Borrower to the Lenders, the Administrative Agent, the Collateral Custodian, the Account Bank, the Facility Servicer or any other Secured Party, including reasonable attorneys’ fees, costs and expenses, including interest, fees and other obligations that accrue after the commencement of an insolvency proceeding (in each case whether or not allowed as a claim in such insolvency proceeding).

“Obligor” means, collectively, in the case of any investment which is (i) a Loan Asset, each Person obligated to make payments under a Loan Agreement, including any guarantor thereof, and (b) an Equity Investment, the relevant Person or Private Equity Fund who has issued such Equity Interests or Equity Investments.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Commitment, Advance or Transaction Document).

“Other Taxes” means, any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes payable or determined to be payable to any Governmental Authority that arise from any payment made under, the execution, delivery, performance, enforcement or registration of, from receipt or perfection of a security interest under, filing and recording of this Agreement, or any other Transaction Documents, or otherwise in connection with this Agreement or any other Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, grant of a participation, or other transfer.

“Outstanding Principal Balance” means, at any time for any Loan Asset, the outstanding principal amount of such Loan Asset at such time.

“Participant Register” has the meaning assigned to that term in Section 2.03(c).

“Participation Agreement” means, that certain Master Participation Agreement, dated as of the Closing Date, among Holdings, the other Holders and the Borrower, as the participant.

“Payment Date” means, (a) the last Business Day of each calendar quarter, commencing with the calendar quarter ending September 30, 2020 and (b) the Maturity Date.

“Payment Date Report” means, a report from the Facility Servicer substantially in the form of Exhibit G.

“Pension Plan” has the meaning assigned to that term in Section 4.01(r).

“Permitted Investment” means any investment permitted pursuant to Section 3(b) of the Account Control Agreement.

“Permitted Liens” means, any of the following: (a) Liens for Taxes if such Taxes shall not at the time be due or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person; (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the applicable Person; (c) Liens granted pursuant to or by the Transaction Documents; (d) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under this Agreement; (e) with respect to the Underlying Collateral for any Loan Asset, (i) Liens in favor of the lenders, lead agent, administrative agent, collateral agent or similar agent for the benefit of all holders of indebtedness relating to such Loan Asset (or the Underlying Portfolio Obligation as applicable) and (ii) ”permitted liens” as defined in the Loan Agreement for such Loan Asset or such comparable definition if “permitted liens” is not defined therein; (f) Liens routinely imposed on all cash or securities by the Account Bank, to the extent permitted under the Account Control Agreement; and (g) Liens consisting of restrictions on transfer of a Loan Asset or rights of set off or withholding set forth in the underlying Loan Agreement.

“Person” means, an individual, limited partnership, partnership, corporation (including a statutory or business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Pledged Equity” has the meaning assigned to that term in Section 2.09(b).

“Portfolio Asset Assignment” means, each Loan Asset Assignment and each Equity Investment Transfer Agreement.

“Portfolio Asset Checklist” means, with respect to each Portfolio Asset, an electronic or hard copy, as applicable, of a checklist of all Required Portfolio Documents, substantially in the form of Exhibit C, prepared by the Borrower (or the Portfolio Asset Servicer on their behalf) for each such Portfolio Asset.

“Portfolio Asset File” means, with respect to each Portfolio Asset, a file containing each of the agreements, instruments, certificates and other documents and items set forth on the Portfolio Asset Checklist with respect to such Portfolio Asset.

“Portfolio Asset Schedule” means, (a) a schedule of the Portfolio Assets and setting forth for each such Portfolio Asset (i) the Portfolio Asset number for such Portfolio Asset, (ii) the Obligors for such Portfolio Asset, (iii) the current principal balance or nominal value or amount or percentage ownership interest held, as applicable, of (A) such Portfolio Asset and (B) with respect to each Loan Asset, the Underlying Portfolio Obligation for such Loan Asset, as applicable, (iv) the Underlying Agreement, and Participation Agreement for each Loan Asset, as applicable, (v) any Portfolio Asset Assignment for each Portfolio Asset, (vi) whether such Portfolio Asset is an Eligible Portfolio Asset and (vii) the other information specified for a Portfolio Asset as set forth on Schedule I, as delivered by the Borrower to the Facility Servicer and as updated from time to time as provided herein or (b) a Servicing Report containing the information described in clauses (a)(i) through (a)(vii) above.

“Portfolio Asset Servicer” means, Business Development Corporation of America, not in its individual capacity, but in its capacity as portfolio asset servicer pursuant to the terms of this Agreement, together with its successors and permitted assigns, including any successor appointed pursuant to Article VIII.

“Portfolio Assets” means, collectively, all Equity Investments and all Loan Assets.

"Portfolio Company" means, any Person that meets the definition of the term "Affiliate" with respect to the Borrower or Holdings solely as a result of portfolio investments made by any Affiliates of Benefit Street Partners L.L.C.

“Prime Rate” means, for any day, the greater of (a) the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect and (b) 0%. If such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by the Initial Lender, the “Prime Rate” shall be any similar rate quoted therein (as reasonably determined) by the Initial Lender or any similar release by the Federal Reserve Board (as reasonably determined by the Initial Lender).

“Principal Collections” means, any cash Collections deposited in the Collection Account in accordance with the terms hereof that are not Interest Collections.

“Private Equity Fund” means, any investment fund, managed account, co-invest vehicle or similar managed or advised by a Private Equity Investment Sponsor with respect to which the Equity Investments are made.

“Private Equity Investment Sponsor” means, a sponsor, general partner, investment manager or other Person performing a similar role with respect to an Equity Investment and in respect of any particular Equity Investment, the Person who serves as the “Sponsor” for the funds listed on the Equity Investment Schedule and its successors (which, for the avoidance of doubt, may be Holdings or an Affiliate thereof), as such schedule may be revised from time to time after the Closing Date as reasonably agreed by Facility Servicer and the Borrower.

“Pro Rata Share” means, with respect to any Lender as of any date of determination, the ratio of such Lender’s Commitment to the aggregate Commitments of all Lenders as of such date.

“Proceeds” means, with respect to the Collateral, all property that is receivable or received when such Collateral is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral.

“Purchase Price” means, with respect to any Eligible Loan Asset, the aggregate purchase price paid by the Borrower to purchase such Eligible Loan Asset (which (a) shall be expressed as a percentage of par and (b) shall be determined exclusive of accrued interest and premium).

“Qualified Institution” means, (i) a depository institution or trust company organized under the laws of the United States or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (a) that has either (1) a long-term unsecured debt rating of “Baa2” or better by Moody’s and “BBB” or better by S&P or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation of which has either (1) a long-term unsecured debt rating of “Baa2” or better by Moody’s and “BBB” or better by S&P or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (c) is otherwise acceptable to the Administrative Agent (acting at the written direction of Majority Lenders) and (ii) the deposits of which are insured by the Federal Deposit Insurance Corporation.

“Quarterly LTV Certificate” means, a certificate setting forth the calculation of LTV and Total Portfolio Value as of the applicable date of determination, substantially in the form of Exhibit A, prepared by the Borrower.

“Rated Maturity Extension” has the meaning given to that term in Section 2.15(a).

“Rated Maturity Extension Date” has the meaning given to that term in Section 2.15(a).

“Rating” has the meaning given to that term in Section 2.15(a).

“Recipient” means, (a) the Administrative Agent, or (b) any Lender, as applicable.

“Records” means, all books, records and other information executed in connection with the Transfer and maintenance of the Portfolio Assets in the Collateral Portfolio or maintained with respect to the Collateral Portfolio and the related Obligors that the Borrower, the Portfolio Asset Servicer or the Collateral Custodian has generated, or in which the Borrower has otherwise obtained an interest, including, with respect to the Portfolio Assets, documents under which the Borrower has acquired an interest pursuant to a Portfolio Asset Assignment.

“Recoveries” means, as of the time any Underlying Collateral for any Loan Asset is Sold, discarded or abandoned (after a determination by the Portfolio Asset Servicer, the Counterparty Lender, Underlying Agent or Underlying Servicer, as applicable, that such Underlying Collateral has little or no remaining value) or otherwise determined to be fully liquidated by the Portfolio Asset Servicer or such Counterparty Lender, Underlying Agent or Underlying Servicer, the Proceeds from the Sale of such Underlying Collateral, Insurance Proceeds or any other recoveries (including interest proceeds recovered) with respect to such Underlying Collateral and amounts representing late fees and penalties, net of any amounts received that are required under the Loan Agreement for the applicable Loan Asset to be refunded to the related Obligor.

“Register” has the meaning assigned to that term in Section 2.03(b).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release Date” has the meaning assigned to that term in Section 2.11(b).

“Replacement Servicer” has the meaning assigned to that term in Section 8.01(c).

“Reportable Event” means, any of the events set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.

“Reporting Date” means, with respect to a Payment Date, the 2nd Business Day preceding such Payment Date or if such day is not a Business Day, the immediately preceding Business Day.

“Required Equity Documents” means, for each Equity Investment, copies of the following executed documents or instruments, all as specified on the related Portfolio Asset Checklist, to the extent applicable for such Equity Investment: (i) Equity Investment Agreement, (ii) indemnities, (iii) stock purchase agreement, (iv) investor rights agreement, (v) voting agreement, (vi) tax sharing agreement, (vii) any Constituent Document, (viii) subscription agreement, (ix) side letter, (x) option agreement, (xi) capital call agreement, (xii) warrant, and (xiii) any other executed documents or agreements related thereto as reasonably requested by the Initial Lender (but solely to the extent in the possession of Borrower (or the Portfolio Asset Servicer on its behalf)). For the avoidance of doubt, all Required Equity Documents may be delivered electronically.

“Required Loan Documents” means, for each Loan Asset or Underlying Portfolio Obligation, electronic copies of the following documents, all as specified on the related Portfolio Asset Checklist, to the extent applicable for such Loan Asset or Underlying Portfolio Obligation: (i) executed loan agreement, guaranty, if any, note purchase agreement, if any, security agreement and promissory note, and (ii) any other executed documents or agreements related thereto as reasonably requested by Administrative Agent, acting at the written direction of the Initial Lender (but solely to the extent in the possession of Borrower (or the Portfolio Asset Servicer on its behalf)). For the avoidance of doubt, all Required Loan Documents may be delivered electronically.

“Required Portfolio Documents” means, collectively, the Required Loan Documents and the Required Equity Documents.

“Required RIC Distributions” means the minimum amount that would be required to be distributed by the Borrower (i) at the discretion of Holdings, in order to meet the requirements under Section 852(a) of the Code and (ii) at the discretion of Holdings, to avoid the excise tax imposed under Section 4982 of the Code, in each case, if the Borrower was treated as a regulated investment company under Section 851 through 855 of the Code; provided, that Required RIC Distributions shall be zero during any period in which (a) Holdings does not satisfy the requirements under the Code and applicable Treasury Regulations for being a regulated investment company or (b) the Borrower ceases to be an entity that is disregarded as separate from Holdings for federal income tax purposes.

“Responsible Officer” means, (a) when used with respect to the Administrative Agent or the Collateral Custodian any officer in the corporate trust office of the Administrative Agent or the Collateral Custodian, including any vice president, assistant vice president, assistant secretary, trust officer or any other officer thereof customarily performing functions similar to those performed by the individuals who at the time shall be such officers, respectively, or to whom any matter is referred because of such officer’s knowledge of or familiarity with the particular subject, and, in each case, having direct responsibility for the administration of this Agreement and the other Transaction Documents to which such Person is a party; provided that any notices sent to the Administrative Agent or the Collateral Custodian in accordance with Section 11.02 shall be deemed to have been received by the Administrative Agent or the Collateral Custodian, as applicable and (b) when used with respect to any other Person, any duly authorized person of such Person and, with respect to a particular matter, any other duly authorized person of such Person to whom such matter is referred because of such person’s knowledge of and familiarity with the particular subject, and in each case with direct responsibility for the administration of this Agreement.

“Restricted Junior Payment” means, (a) any dividend or other distribution (including without limitation any Required RIC Distributions), direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend or other distribution paid solely in interests of that class of membership interests or in any pari passu or junior class of membership interests of the Borrower, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests of the Borrower now or hereafter outstanding, (c) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of the Borrower now or hereafter outstanding, or (d) any payment of management fees by the Borrower.

“Review Criteria” has the meaning assigned to that term in Section 9.02(b)(i).

“Sale” has the meaning assigned to that term in Section 2.11(a).

“Sanctioned Country” means, a country or territory that is the subject of a comprehensive sanctions program maintained under any Sanctions and Anti-Terrorism Law (at the time of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means, (a) any Person included on a list of designated or restricted Persons maintained by OFAC (defined below) (including OFAC’s Specially Designated Nationals and Blocked Persons List and Sectoral Sanctions Identifications List), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Authority having jurisdiction over such Person, (b) any Person located, organized, or resident in a Sanctioned Country, or (c) any Person 50% or more owned, directly or indirectly, individually or in the aggregate, or controlled by any such Person or Persons described in clauses (a) or (b).

“Sanctions and Anti-Terrorism Laws” means, any and all Applicable Laws relating to terrorism and economic or financial sanctions or trade embargoes or anti-terrorism laws administered or enforced by the U.S. Government (including the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”)), the United Nations Security Council, the European Union, Her Majesty’s Treasury or, as to any person, any other applicable or any other relevant Governmental Authority, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Applicable Laws, all as amended, supplemented or replaced from time to time.

“Scheduled Payment” means, each scheduled Distribution or payment of principal or interest required to be made by an Obligor on a Portfolio Asset or Underlying Portfolio Obligation, as applicable, as adjusted pursuant to the terms of the related Underlying Agreement.

“Secured Party” means, each of the Administrative Agent, each Lender (together with its permitted successors and assigns), each other Indemnified Party, the Facility Servicer, the Collateral Custodian and the Account Bank; provided that in any context requiring a Secured Party to give direction to the Administrative Agent, such reference to Secured Party shall not include the Administrative Agent, the Collateral Custodian or the Account Bank.

“Servicer Termination Event” means, with respect to an Applicable Servicer, the occurrence of any one or more of the following events:

(a)	a Bankruptcy Event shall occur with respect to such Applicable Servicer;

(b)	such Applicable Servicer shall assign its rights or obligations as “Facility Servicer” or “Portfolio Asset Servicer”, as applicable, hereunder (other than as expressly provided herein) to any Person without the consent of the Administrative Agent (acting at the written direction of the Majority Lenders);

(c)	any failure in any material respect by such Applicable Servicer to observe or perform any covenant or other agreement of such Applicable Servicer set forth in this Agreement or the other Transaction Documents (other than actions with respect to which another clause of this definition expressly relates), which continues to be unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure shall have been given to such Applicable Servicer by the Administrative Agent (acting at the written direction of the Majority Lenders) or Borrower and (ii) the date on which a Responsible Officer of such Applicable Servicer acquires knowledge thereof (or such extended period of time reasonably approved by Borrower not to exceed 60 days in the aggregate provided that such Applicable Servicer is diligently proceeding in good faith to cure such failure or breach); and

(d)	any representation, warranty or certification made by such Applicable Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which materially and adversely affects the interests of the Administrative Agent, Borrower or the Lenders.

“Servicer Termination Expenses” has the meaning assigned to that term in Section 8.01(b).

“Servicer Termination Notice” has the meaning assigned to that term in Section 8.01(b).

“Servicing Report” means, a report from the Portfolio Asset Servicer substantially in the form of Exhibit J.

“Servicing Standard” means, with respect to any Portfolio Assets included in the Collateral Portfolio, to service and administer such Portfolio Assets on behalf of the Borrower in accordance with Applicable Law, the terms of this Agreement and the other Transaction Documents, the Underlying Agreements, and with reasonable care and in good faith using a degree of skill and attention no less than that which a Person exercises with respect to comparable assets that it manages for itself and for others with similar objectives and policies.

“State” means, one of the fifty states of the United States or the District of Columbia.

“Stated Maturity Date” means, December 31, 2020, as such may be extended pursuant to Section 2.15.

“Subsidiary” means, with respect to a Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“S&P” means, Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“Taxes” means, any present or future taxes, levies, imposts, duties, charges, deductions, withholdings (including backup withholding), assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority; provided that, “Taxes” shall exclude any Required RIC Distributions.

“Total Portfolio Value” means, as of any date of determination, the aggregate of the Loan Asset Value and the Equity Investment Value.

“Transaction Documents” means, this Agreement, any Note, the Account Control Agreement, the Fee Letters, each Assignment and Assumption Agreement, each Participation Agreement and each agreement, instrument, certificate or other document related to any of the foregoing.

“Transfer” means, (a) the acquisition by, or the transfer or assignment to, the Borrower of an Eligible Portfolio Asset or other Portfolio Asset (i) with respect to a Loan Asset, pursuant to a Loan Asset Assignment or Participation Agreement, as applicable, or (ii) with respect to an Equity Investment, pursuant to an Equity Investment Transfer Agreement, (b) the origination of an Eligible Loan Asset or other Loan Asset by the Borrower pursuant to a Loan Agreement or Participation Agreement, as applicable, or (c) with respect to an Eligible Equity Investment or other Equity Investment, the transfer or acquisition by the Borrower of an ownership interest in an applicable Obligor, in each case, subject to the prior written consent of the Initial Lender.

“Transferor” means, with respect to any Transfer pursuant to clause (a) of the definition thereof, (a) the assignor of a Loan Asset under a Loan Asset Assignment or Participation Agreement, or (b) the assignor of an Equity Investment under an Equity Investment Transfer Agreement.

“UCC” means, the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Underlying Agent” means, with respect to a Portfolio Asset, any administrative agent, trustee or other similar agent or representative, if any, appointed by the lenders or holders party to the Underlying Agreement for such Portfolio Asset, to administer such Portfolio Asset or the Underlying Portfolio Obligations for such Portfolio Asset.

“Underlying Agreement” means, each (i) Loan Agreement, and/or (ii) Equity Investment Agreement, as applicable.

“Underlying Collateral” means, with respect to a Loan Asset, any property or other assets pledged or mortgaged as collateral to secure repayment of such Loan Asset or the Underlying Portfolio Obligation for such Loan Asset, as applicable, including, mortgaged property and all proceeds from any sale or other disposition of such property or other assets.

“Underlying Obligor Default” means, with respect to any Portfolio Asset owned by the Borrower following the Cut-Off Date relating thereto, the occurrence of one or more of the following events (any of which, for the avoidance of doubt, may occur more than once):

(a)       an Obligor payment default in respect of principal or interest has occurred and is continuing with respect to a Loan Asset (after giving effect to any grace or cure period set forth in the applicable Loan Agreement);

(b)       any other event of default or similar event or circumstance under the Underlying Agreement for such Portfolio Asset for which the Borrower (or agent or required lenders pursuant to the applicable Loan Agreement, as applicable) has elected to exercise any of its rights and remedies (excluding rights and remedies related to notices of default or reservation of rights, forbearances, imposition of reserves or any actions to perfect Liens on the Underlying Collateral or declining to make any new loans under the Underlying Agreement) to enforce such Portfolio Asset (including with respect to Loan Assets, the acceleration of the loan obligations relating thereto), unless otherwise agreed to in writing by the Initial Lender; or

(c)       a Bankruptcy Event occurs with respect to any related Obligor.

“Underlying Portfolio Obligation” means, with respect to a Loan Asset consisting of a loan participation, the loan of any applicable Obligor in which such Loan Asset is participating.

“Underlying Servicer” means, with respect to a Loan Asset consisting of a loan participation, any sub-agent or servicer appointed by the Underlying Agent for such Loan Asset to administer and service the Underlying Portfolio Obligations for such Loan Asset.

“United States” means, the United States of America.

“Unmatured Event of Default” means, any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Unused Commitment Fee” has the meaning assigned to that term in Section 2.05(h).

“Valuation Price” means, with respect to any Eligible Loan Asset for which the Market Value thereof is not determined pursuant to clause (i) or (ii) of the definition of “Market Value” on any date of determination, the most recent valuation, dated no earlier than ninety (90) days prior to the date of determination, of such Eligible Loan Asset provided to the Borrower (with a copy to the Facility Servicer) by a nationally recognized valuation firm acceptable to the Facility Servicer; provided that, if the Borrower determines that the valuation provided by such valuation firm is not an accurate valuation, the Borrower may elect, in its sole discretion, to (x) solicit executable bids from an independent broker-dealer active in the trading of such asset and acceptable to the Facility Servicer, and any such executable bid shall be the “Valuation Price” with respect to such Eligible Loan Asset or (y) engage a nationally recognized valuation firm acceptable to the Facility Servicer to value such Eligible Loan Asset, and such valuation shall the “Valuation Price” with respect to such Eligible Loan Asset.

Section 1.02        Other Terms. All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP or IFRS, as applicable. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.03        Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means, “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.04        Interpretation. In each Transaction Document, unless a contrary intention appears:

(a)          the singular number includes the plural number and vice versa;

(b)          reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by the Transaction Documents;

(c)           reference to any gender includes each other gender;

(d)          reference to day or days without further qualification means, calendar days;

(e)          reference to any time means, New York, New York time;

(f)            the term “or” is not exclusive;

(g)          reference to the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(h)          reference to any agreement (including any Transaction Document), document or instrument means, such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;

(i)            reference to any Applicable Law means, such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means, that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;

(j)            unless otherwise expressly stated in this Agreement, if at any time any change in generally accepted accounting principles (including the adoption of IFRS) would affect the computation of any covenant (including the computation of any financial covenant) set forth in this Agreement or any other Transaction Document, the Borrower, the Facility Servicer and the Initial Lender shall negotiate in good faith to amend such covenant to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant shall continue to be computed in accordance with the application of generally accepted accounting principles prior to such change and (ii) the Borrower shall provide to the Facility Servicer and the Administrative Agent a written reconciliation in form and substance reasonably satisfactory to the Facility Servicer, between calculations of such covenant made before and after giving effect to such change in generally accepted accounting principles;

(k)          if payment or performance of any obligation of the Borrower hereunder is due on a date which is not a Business Day, the required date for payment or performance shall be the next Business Day; and

(l)            the Equity Investment Value or Loan Asset Value of an Eligible Portfolio Asset that is proposed to be Transferred to the Borrower shall be determined on the trade date with respect to such Eligible Portfolio Asset and, for the avoidance of doubt, shall not be re-tested on the settlement date.

Section 1.05        Advances to Constitute Loans. Notwithstanding any provision herein to the contrary, the parties hereto intend that the Advances made hereunder constitute a “loan” and not a “security” for all purposes, including Section 8-102(15) of the UCC.

ARTICLE II.
THE FACILITY

Section 2.01        Advances. On the terms and conditions hereinafter set forth, each Lender, severally and not jointly, shall make Advances to the Borrower as the Borrower may request at its option from time to time on any Business Day during the Availability Period in an amount which after giving effect to such Advances (a) would not cause the aggregate Advances Outstanding to exceed the Maximum Availability on such date, and (b) would not cause the LTV to exceed the Maximum Quarterly LTV Percentage. Notwithstanding anything contained in this Section 2.01 or elsewhere in this Agreement to the contrary (a) if an Event of Default or a Market Trigger Event has occurred or is continuing, each Lender may decline to make any Advance hereunder or suspend and/or terminate such Lender’s Commitments and (b) no Lender is obligated to make any Advance in an amount that would, after giving effect to such Advance, exceed such Lender’s Commitment less the aggregate outstanding amount of any Advances funded by such Lender. Each Advance to be made hereunder shall be made by the Lenders in accordance with their respective Pro Rata Shares. If the Availability Period has been suspended as provided in this Section 2.01, the Availability Period shall be reinstated once the Administrative Agent (acting at the written direction of the Majority Lenders), in its reasonable discretion, waives the Event of Default or Market Trigger Event which gave rise to such suspension in accordance with Section 11.01 or the Event of Default or a Market Trigger Event which gave rise to such suspension no longer exists. No portion of any Advance shall be funded or held by any Lender with Plan Assets, unless such Lender fully satisfies all of the requirements and conditions of an applicable prohibited transaction exemption.

Section 2.02        Procedure for Advances.

(a)          The Borrower shall request an Advance by delivery of a Notice of Borrowing to the Administrative Agent and Lenders, with a copy to the Facility Servicer, no later than 2:00 p.m. two (2) Business Days immediately prior to the proposed date of such Advance (or such shorter period of time agreed to by the Administrative Agent and the Lenders in their sole discretion); provided that if the proposed date of the Initial Advance is the Closing Date, the Notice of Borrowing with respect to the Initial Advance may be delivered on the Closing Date. Each Notice of Borrowing must be accompanied by a duly completed Borrowing Base Certificate (updated to the date such Advance is requested and giving pro forma effect to the Advance requested and the use of the proceeds thereof) and certify:

(i)	the amount of such Advance, which must be at least equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof, or if less, the remainder of the Commitments;

(ii)	that such advance would not cause (i) the aggregate Advances Outstanding to exceed the Maximum Availability on such date or (ii) the LTV to exceed 25% on such date (after giving effect to any Transfer effectuated from the use of proceeds thereof and any substantially concurrent Sale of Eligible Portfolio Assets and/or any prepayment of Advances);

(iii)	the proposed date of such Advance (which must be a Business Day);

(iv)	whether such Advance is to be an ABR Advance or a LIBOR Advance;

(v)	with respect to any Advance other than the Initial Advance, whether the proceeds of such Advance are to be used (A) to finance the Transfer of Eligible Portfolio Assets, (B) to fund Delayed Draws as permitted by this Agreement, (C) to pay fees and expenses of Holdings and the Borrower in connection with the transactions contemplated by this Agreement and any Underlying Agreement, including brokers fees, or (D) to make Restricted Junior Payments to Holding expressly permitted hereunder;

(vi)	if the proceeds of such Advance are to be used to fund a Delayed Draw, the amount of such Delayed Draw and the Delayed Draw Loan Asset to which it applies;

(vii)	if the proceeds of such Advance are to be used in connection with the Transfer of Portfolio Asset, (A) a description of such Portfolio Asset and whether such Portfolio Asset is a Delayed Draw Loan Asset, (B) if such Portfolio Asset is a Delayed Draw Loan Asset, the maximum amount of Delayed Draws that may be made thereunder after the applicable Cut-Off Date, and (C) that such Portfolio Asset is an Eligible Portfolio Asset, in each case by delivering an updated Portfolio Asset Schedule;

(viii)	detailed instructions as to where the proceeds of such Advance are to be deposited or transferred; and

(ix)	all conditions precedent for such Advance described in Article III have been satisfied or will be satisfied on the proposed date of such Advance.

If the Borrower does not make an election as to whether an Advance is to be an ABR Advance or a LIBOR Advance, then the requested Advance will be a LIBOR Advance.

(b)          Promptly upon receipt of a Notice of Borrowing, the Administrative Agent shall notify the Lenders of the requested Advance and each Lender shall make the Advance on the terms and conditions set forth herein. No later than 11:00 a.m. on the Advance Date of each Advance, upon satisfaction of the applicable conditions set forth in Article III, each Lender shall, in accordance with instructions received by the Administrative Agent from the Borrower, make available to the Administrative Agent, in same day funds, an amount equal to such Lender’s Pro Rata Share of such Advance, by payment into the account most recently designated by it for such purpose by notice to the Lenders. Upon receipt of all requested funds, the Administrative Agent will make such Advance available to the Borrower in same day funds by promptly wiring the amounts so received, in like funds, to the account designated by the Borrower in the applicable Notice of Borrowing. Any funds held by the Administrative Agent shall be held uninvested.

(c)           The obligation of each Lender to remit its Pro Rata Share of any Advance is several from that of each other Lender and the failure of any Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligations hereunder.

(d)          Subject to Section 2.04 and the other terms, conditions, provisions and limitations set forth herein, the Borrower may borrow, repay or prepay and reborrow Advances during the Availability Period.

Section 2.03        Evidence of Debt.

(a)          If requested by a Lender, the Borrower shall deliver to the Lender a duly executed Note payable to such Lender and its registered assigns (the “Note”) in substantially the form of Exhibit D.

(b)          The Administrative Agent shall maintain, solely for this purpose as the non-fiduciary agent of the Borrower, at its address referred to in Section 11.02, a copy of each Assignment and Assumption Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, the Commitments of, and principal amounts of (and stated interest on) the Advances owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent, each Lender and the other parties hereto shall treat each person whose name is recorded in the Register as a Lender under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior written notice.

(c)           Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts of (and stated interest on) each participant’s interest in the Advances, loans or other obligations under the Transaction Documents (the “Participant Register”); provided that (a) no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Advances, commitments, loans or its other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such Advances, commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and (b) the Administrative Agent shall have no liability or obligation to make determinations with respect to the rights of Participants hereunder or otherwise with respect to any Participant Register. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

Section 2.04        Repayment; Termination of Commitments.

(a)          The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all outstanding Advances, together with all accrued and unpaid interest thereon. The Borrower shall also repay the outstanding principal amount of the Advances as provided in Section 2.08. The Borrower may not prepay Advances except as provided by this Section 2.04 and Section 2.08.

(b)          Unless consent is obtained with respect to a Material Loan Agreement Modification as provided in Section 5.01(e), the Market Value of each Eligible Loan Asset subject to such Material Loan Agreement Modification for purposes of calculating the Borrowing Base and Total Portfolio Value, as applicable, will be reduced by 50% until such time that such Loan Asset obtains a valuation from an independent third party service provider no sooner than ninety (90) days after such Material Loan Agreement Modification at which time the value shall be equal to the Market Value of each such Eligible Loan Asset as determined by such third party service provider after such Material Loan Agreement Modification. The Borrower shall calculate the Borrowing Base after giving effect to such reduction and deliver a Borrowing Base Certificate with respect thereto to the Administrative Agent, the Lenders and the Facility Servicer within five (5) Business Days of entering into such Material Loan Agreement Modification. The Borrower acknowledges that such reduction may cause a Market Trigger Event.

(c)           The Borrower may prepay the Advances Outstanding during the Availability Period, without a corresponding reduction in the Commitments, in whole or in part, without premium or penalty at the option of the Borrower, in a minimum amount of at least $1,000,000, by delivering a notice of such prepayment (which notice shall include a Borrowing Base Certificate updated to the date of such prepayment and giving pro forma effect to such prepayment requested) to the Administrative Agent no later than 2:00 p.m., with a copy to Initial Lender, at least one (1) Business Day, or in the case of any termination of the Commitments, no later than 2:00 p.m. and at least three (3) Business Days, prior to such prepayment.

(d)          Upon any prepayment of Advances Outstanding pursuant to this Section 2.04, the Borrower shall also pay in full any accrued and unpaid interest and all costs and expenses of the Secured Parties related to such Advances due and payable under this Agreement. The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.04 to the pro rata payment of all accrued and unpaid interest with respect to such Advances and all due and payable costs and expenses of the Secured Parties related to such Advances until paid in full and thereafter to prepay such Advances Outstanding.

(e)          The Borrower may not terminate the Commitments, in whole or in part, prior to the end of the Availability Period.

Section 2.05        Interest and Fees.

(a)          The Borrower shall pay interest on the outstanding principal amount of the Advances at a rate per annum equal to (i) with respect to LIBOR Advances, LIBOR for the applicable LIBOR Period plus the Applicable Spread and (ii) with respect to ABR Advances, the Alternative Base Rate. Interest is payable on each Payment Date as and to the extent provided in Section 2.08 commencing on the first Payment Date ending a full calendar quarter after the Closing Date. If accrued and unpaid interest is not paid in full on a Payment Date, the Borrower shall pay additional interest on such accrued and unpaid interest at the same rate per annum as the Borrower pays on the Advances, such additional interest being payable on each Payment Date as and to the extent provided in Section 2.08.

(b)          An Advance will be an ABR Advance or a LIBOR Advance as specified in the Notice of Borrowing therefor. Thereafter, the Borrower may elect to convert an ABR Advance to a LIBOR Advance, convert a LIBOR Advance to an ABR Advance or to continue an Advance as an ABR Advance or LIBOR Advance, as applicable, all as provided in this Section 2.05(b). Each election pursuant to this Section 2.05(b) must be made upon the Borrower’s irrevocable notice to the Administrative Agent, with a copy to the Initial Lender and Facility Servicer, in the form of a written Notice of Interest Election, appropriately completed and signed by a Responsible Officer of the Borrower, and must be received by the Administrative Agent not later than 2:00 p.m. three (3) Business Days immediately prior to the proposed conversion or continuation date. Each Notice of Interest Election must specify the following information:

(i)                     the Advance to which such Notice of Interest Election applies;

(ii)                   the effective date of the election made pursuant to such Notice of Interest Election (which must be a Business Day); and

(iii)                  whether the resulting Advance is to be an ABR Advance or LIBOR Advance.

(c)           Promptly following receipt of a Notice of Interest Election, the Administrative Agent shall provide such Notice of Interest Election to each Lender. If the Borrower fails to deliver a timely and complete Notice of Interest Election with respect to a LIBOR Advance prior to the end of the LIBOR Period therefor, then such Advance is automatically continued in whole as a LIBOR Advance to the next applicable LIBOR Period upon the expiration of the then current LIBOR Period with respect thereto.

(d)          If the Initial Lender determines (which determination will be conclusive absent manifest error) or the Borrower or the Majority Lenders notify the Initial Lender and the Administrative Agent (with, in the case of the Majority Lenders, a copy to the Borrower), in writing, that the Borrower or the Majority Lenders (as applicable) have determined, that any of the following events have occurred or are reasonably expected to occur:

(i)	any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Advances whose interest is determined by reference to LIBOR, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, U.S. dollars in the London interbank market;

(ii)	adequate and reasonable means, do not exist for determining LIBOR for any LIBOR Period, including because LIBOR is not available or published on a current basis, and such circumstances are unlikely to be temporary;

(iii)	the administrator of LIBOR or a Governmental Authority having jurisdiction over any Lender has made a public statement identifying a specific date after which LIBOR will no longer be made available, or used for determining the interest rate of loans;

(iv)	the rate at which deposits of United States dollars are being offered to any Lender or any of its respective assignees in the London interbank market does not adequately or fairly reflect the cost to the Lenders of making, funding or maintaining any Advance;

(v)	the inability of a Lender to obtain United States dollars in the London interbank market to make, fund or maintain any Advance or dollar deposits are not being offered to lenders in the applicable offshore interbank market for the applicable amount and LIBOR Period of any Advances; or

(vi)	syndicated loans currently being executed, or that include language similar to that contained in this Section 2.05(d), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR;

then, reasonably promptly after such determination by the Initial Lender, or receipt by the Initial Lender and the Administrative Agent of such notice, as applicable, the Initial Lender, the Administrative Agent (acting at the written direction of the Initial Lender) and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein to cause such rate to be comparable to three-month LIBOR and any other technical amendments related thereto) that is the quarterly pay reference rate recognized or acknowledged as being the industry standard for leveraged loans (which recognition may be in the form of a press release, a member announcement, a member advice, letter, protocol, publication of standard terms or otherwise) by the Loan Syndications and Trading Association or the Alternative Reference Rates Committee, and any such amendment received by the Administrative Agent will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower. If no such alternate benchmark rate has been established by the prior sentence and the circumstances under clauses (i) through (v) above exist, then the Alternative Base Rate (without giving effect to the component thereof based on LIBOR) shall be the rate of interest for purposes of Section 2.05(a) until the Initial Lender, the Administrative Agent (acting at the written direction of the Initial Lender) and the Borrower amend this Agreement to replace LIBOR with an alternate benchmark rate as provided above. The Initial Lender, the Administrative Agent (acting at the written direction of the Initial Lender) and the Borrower shall be authorized to make other related changes, in the mutual discretion of the Initial Lender, the Majority Lenders and the Borrower and in a manner otherwise consistent with this Section 2.05, such that an amendment to this Agreement results in such alternate rate of interest being treated as a “qualified rate” within the meaning of Proposed Treas. Regs. Sec. 1.1001-6 (or related final or other successor regulations).

(e)          Any change in the Alternative Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or LIBOR is effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or LIBOR, respectively.

(f)            If any amount payable by the Borrower under this Agreement or any other Transaction Document is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at the Default Rate. Upon the request of the Majority Lenders to the Administrative Agent and the Borrower, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all Advances outstanding hereunder at the Default Rate.

(g)          Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance, together with all fees, charges and other amounts that are treated as interest on such Advance under Applicable Law (collectively, “charges”), exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lenders holding such Advance in accordance with Applicable Law, the rate of interest payable in respect of such Advance hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Advance but were not paid as a result of the operation of this Section 2.05(g) shall be cumulated and the interest and charges payable to such Lender in respect of other Advance or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount shall have been received by such Lender. Any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Advance or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Advance exceed the maximum amount collectible at the Maximum Rate.

(h)          During the Availability Period, the Borrower shall pay an unused commitment fee (an “Unused Commitment Fee”) on the average daily unused amount of the Maximum Facility Amount, which shall accrue at a rate per annum equal to 0.50%. Accrued Unused Commitment Fees are payable in arrears on each Payment Date, commencing on the first such date to occur after the Closing Date, as provided in Section 2.08. All Unused Commitment Fees are fully earned and nonrefundable upon payment.

(i)            The Borrower shall pay the fees set forth in the Fee Letters on the term and conditions provided therein.

(j)            All computations of interest and fees for ABR Advances shall be made on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first but excluding the last day) elapsed. All other computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

(k)          All (x) accrued and unpaid interest, and any additional interest, and (y) Unused Commitment Fees, shall be calculated on the basis of (i) with respect to clause (x), (a) the period commencing on the Advance Date for each Advance to but excluding the immediately following Determination Date with respect to a Payment Date, and (b) thereafter, each successive period from and including each Determination Date with respect to a Payment Date to but excluding the following Determination Date, and (ii) with respect to clause (y), (a) the period commencing on the Closing Date, to but excluding the immediately following Determination Date with respect to a Payment Date, and (b) thereafter, each successive period from and including each Determination Date with respect to a Payment Date to but excluding the following Determination Date.

Section 2.06        Payments and Computations, Etc.

(a)          All amounts to be paid or applied by the Administrative Agent from amounts received on the Portfolio Assets in the applicable Collection Account, on the Borrower’s behalf, hereunder and in accordance with this Agreement shall be paid or applied in accordance with the terms hereof so that funds are received by the Administrative Agent, on account of the Lenders, no later than 2:00 p.m. on the day when due in lawful money of the United States in immediately available funds to the account specified in writing by the Administrative Agent to the Account Bank, or such other account as is designated by the Administrative Agent. All payments received by the Administrative Agent after 2:00 p.m. may, in the Administrative Agent’s discretion, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Any Obligation hereunder shall not be reduced by any distribution of any portion of Available Collections if at any time such distribution is rescinded or required to be returned by any Lender to the Borrower or any other Person for any reason.

(b)          Other than as otherwise set forth herein, whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time is reflected in the computation of interest and fees.

(c)           To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent.

Section 2.07        Collections and Allocations.

(a)          Each of the Borrower and the Portfolio Asset Servicer shall, and shall cause its Affiliates to, deposit all Collections received by it or its Affiliates with respect to the Portfolio Assets and the related assets in the Collateral Portfolio into the Collection Account within two (2) Business Days after receipt and shall, and shall cause its Affiliates to, hold in trust for the benefit of the Administrative Agent, for the benefit of the Secured Parties, all such Collections until so deposited.

(b)          Upon receipt of Collections in the Collection Account, the Portfolio Asset Servicer shall promptly identify any Collections received as being Principal Collections, Interest Collections or Excluded Amounts. The Borrower and the Portfolio Asset Servicer shall take commercially reasonable steps to confirm that only funds constituting Available Collections relating to Portfolio Assets are deposited into the Collection Account.

(c)           To the extent there are uninvested amounts deposited in the Collection Account, all such amounts may be invested in Permitted Investments as provided in the Account Control Agreement. Neither the Administrative Agent nor the Account Bank shall in any way be held liable for the selection of Permitted Investments, for determining whether an investment is a Permitted Investment or by reason of any insufficiency in the Collection Account resulting from any loss on any Permitted Investment included therein. In addition, neither the Administrative Agent nor the Account Bank shall have any liability in respect of losses incurred as a result of the liquidation of any investment prior to its stated maturity or the failure by any party to provide timely written investment direction. In the absence of any written direction from the Borrower, the funds in the Collection Account shall remain uninvested.

(d)          Prior to the delivery of a Notice of Exclusive Control by the Administrative Agent (acting at the written direction of the Majority Lenders) to the Facility Servicer and Account Bank in accordance with the terms of the Account Control Agreement, the Portfolio Asset Servicer may (on behalf and at the direction of the Borrower) withdraw from the Collection Account any deposits thereto constituting Excluded Amounts if the Portfolio Asset Servicer has, prior to such withdrawal, identified to the Facility Servicer such Excluded Amounts. After the delivery of a Notice of Exclusive Control in accordance with the terms of the Account Control Agreement, the Administrative Agent (to the exclusion of the Portfolio Asset Servicer), shall withdraw from the Collection Account any deposits therein constituting Excluded Amounts and pay all such amounts to the Borrower.

(e)          Except as set forth in clause (d) above, neither the Borrower nor the Portfolio Asset Servicer shall have any rights of withdrawal with respect to amounts held in the Collection Account.

Section 2.08        Remittance Procedures. With respect to Section 2.08(a) and Section 2.08(b), on each Payment Date or any Additional Payment Date, the Administrative Agent (in consultation with the Facility Servicer), on behalf of the Borrower, shall instruct the Account Bank, in writing, to apply funds on deposit in the Collection Account as described in this Section 2.08 and in accordance with the Payment Date Report; provided that, at any time after delivery of Notice of Exclusive Control pursuant to the terms of the Account Control Agreement, the Administrative Agent shall instruct the Account Bank to apply funds on deposit in the Collection Account as described in this Section 2.08.

(a)          Interest Collections. The Administrative Agent (in consultation with the Facility Servicer and on behalf of the Borrower) shall (as directed pursuant to this Section 2.08(a)) instruct the Account Bank to transfer Interest Collections held by the Account Bank in the Collection Account, in accordance with the Payment Date Report, to the following Persons in the following amounts, calculated as of the most recent Determination Date, in the following order and priority, with respect to Interest Collections:

(i)                     first, to the Borrower for payment of Borrower Taxes and operating expenses then due and owing by the Borrower that are attributable solely to the operations of the Borrower;

(ii)                   second, to itself for the ratable distribution to the Administrative Agent, the Collateral Custodian and the Account Bank, in payment in full for all accrued fees, expenses and indemnities due and payable to such party hereunder or under any other Transaction Document and under the Fee Letters;

(iii)                  third, to the Initial Lender and Facility Servicer for payment in full for all accrued fees, expenses and indemnities due and payable to such party hereunder or under any other Transaction Document and under the Fee Letters, including but not limited to, the Unused Commitment Fees;

(iv)                  fourth, to each Lender, to pay such Lender’s Pro Rata Share of accrued and unpaid interest owing to such Lender under this Agreement (including any such accrued and unpaid interest or fees from a prior period); and

(v)                   fifth, if no LTV Trigger Event or Event of Default has occurred and is continuing or would result after giving effect to the payment under this clause (v), to the Borrower or as the Borrower may direct (including to make a Restricted Junior Payment permitted hereunder) less the amount of the Borrower’s Cash included in the Borrowing Base and necessary so that no LTV Trigger Event would occur after giving effect to any Restricted Junior Payment of such amount.

(b)          Principal Collections. The Administrative Agent (in consultation with the Facility Servicer and on behalf of the Borrower) shall (as directed pursuant to this Section 2.08(b)) instruct the Account Bank to transfer Principal Collections held by the Account Bank in the Collection Account, in accordance with the Payment Date Report, to the following Persons in the following amounts, calculated as of the most recent Determination Date, in the following order and priority, with respect to Principal Collections:

(i)                     first, to the payment of amounts set forth under clauses (i) through (iv) of Section 2.08(a) above to the extent such amounts have not been paid from Interest Collections;

(ii)                   second, if an LTV Trigger Event has occurred and is continuing, to each Lender, to repay such Lender’s Pro Rata Share of the Advances Outstanding until the Advances Outstanding are repaid to an amount where LTV, when recalculated with such amount of Advances Outstanding, no longer exceeds the Maximum Quarterly LTV Percentage;

(iii)                  third, if an Event of Default (other than an LTV Trigger Event) has occurred and is continuing and at any time after the expiration of the Availability Period, to each Lender, to repay such Lender’s Pro Rata Share of the Advances Outstanding, to pay such Advances Outstanding in full; and

(iv)                  fourth, during the Availability Period, if no LTV Trigger Event or Event of Default has occurred and is continuing or would result after giving effect to the payment under this clause (iv), to the Borrower or as the Borrower may direct (including to make a Restricted Junior Payment permitted hereunder) less the amount of the Borrower’s Cash included in the Borrowing Base and necessary so that no LTV Trigger Event would occur after giving effect to any Restricted Junior Payment of such amount.

(c)           Insufficiency of Funds. If the funds on deposit in the Collection Account are insufficient to pay any amounts otherwise due and payable on a Payment Date or otherwise, the Borrower nevertheless remains responsible for, and shall pay when due, all amounts payable under this Agreement and the other Transaction Documents in accordance with the terms of this Agreement and the other Transaction Documents, together with interest accrued as set forth in Section 2.05(d) from the date when due until paid hereunder; provided, during the Availability Period if on any Payment Date, the amounts in the Collection Account are insufficient to pay all principal, interest and fees then due and owing, the Borrower may, subject to the applicable conditions to funding set forth herein, request an Advance be made to fund such amounts.

(d)          Instructions to the Account Bank. All instructions and directions given to the Account Bank by the Borrower or the Administrative Agent (acting at the written direction of the Majority Lenders) (as applicable) pursuant to Section 2.08 shall be in writing (including instructions and directions transmitted to the Account Bank by e-mail) or pursuant to an electronic transmission system established between the Administrative Agent and the Account Bank. The Administrative Agent shall transmit to the Facility Servicer by e-mail a copy of all instructions and directions given to the Account Bank by such party pursuant to Section 2.08 concurrently with the delivery thereof. The Administrative Agent shall transmit to the Borrower by e-mail a copy of all instructions and directions given to the Account Bank by the Administrative Agent pursuant to Section 2.08 concurrently with the delivery thereof.

(e)          No Presentment. Payment by the Administrative Agent to the Lenders in accordance with the terms hereof shall not require presentment of any Note.

Section 2.09        Grant of a Security Interest.

(a)          To secure the prompt and complete payment in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations and the performance by the Borrower of all of the covenants and obligations to be performed pursuant to this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, the Borrower hereby grants a security interest to the Administrative Agent, for the benefit of the Secured Parties, in all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) the following, whether now owned or hereinafter acquired (collectively, the “Collateral”): (i) all accounts, money, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, intellectual property, goods, equipment, fixtures, contract rights, general intangibles, documents, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, securities accounts, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions or other property consisting of the Portfolio Assets, related Portfolio Assets and Collections (but excluding the obligations thereunder); (ii) all Portfolio Asset Files and Records; (iii) all Proceeds of the foregoing; (iv) the Collection Account; and (v) all proceeds and products of the foregoing; provided that the Collateral shall not include any Excluded Amounts.

(b)          To secure the prompt and complete payment in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations and the performance by the Borrower of all of the covenants and obligations to be performed pursuant to this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, Holdings hereby grants a security interest to the Administrative Agent, for the benefit of the Secured Parties, in all of Holding’s right, title and interest in and to, whether now owned or hereinafter acquired: (i) all investment property and general intangibles consisting of the ownership, equity or other similar interests in the Borrower, including the Borrower’s limited liability company membership interests; (ii) all certificates, instruments, writings and securities evidencing the foregoing; (iii) the operating agreement and other organizational documents of the Borrower and all options or other rights to acquire any membership or other interests under such operating agreement or other organizational documents; (iv) all dividends, distributions, capital, profits and surplus and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing; (v) all books, records and other written, electronic or other documentation in whatever form maintained now or hereafter by or for Holdings in connection with, and relating to, the ownership of, or evidencing or containing information relating to, the foregoing; and (vi) all proceeds, supporting obligations and products of any of the foregoing (collectively, (A) and (B), the “Pledged Equity”). Holdings consents to the transfer of any Pledged Equity to the Administrative Agent or its designee, in connection with an exercise of remedies in accordance with Applicable Law following, and during the occurrence of, an Event of Default and to the substitution of the Administrative Agent or its designee as a member in the Borrower with all the rights and powers related thereto, subject to the terms of this Agreement. The Pledged Equity shall not be represented by a certificate unless (A) the limited liability company agreement of the Borrower expressly provides that such interest shall be a “security” within the meaning of Article 8 of the UCC of the applicable jurisdiction and (B) such certificate shall be delivered as provided in Section 4.01(aa)(xv).

(c)           Anything herein to the contrary notwithstanding, (i) the Borrower shall remain liable under the Collateral Portfolio and the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Administrative Agent, for the benefit of the Secured Parties, of any of its rights in the Collateral Portfolio, Collateral or the Pledged Equity does not release the Borrower or Holdings from any of its duties or obligations under the Collateral Portfolio, the Collateral or with respect to the Pledged Equity and (iii) none of the Administrative Agent, any Lender nor any other Secured Party shall have any obligations or liability under the Collateral Portfolio or the Collateral by reason of this Agreement, nor shall the Administrative Agent, any Lender nor any other Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 2.10        Collateral Assignment. The Borrower hereby collaterally assigns to the Administrative Agent, for the benefit of the Secured Parties, all of the Borrower's right and title to, and interest in, to and under (but not any obligations under) each Underlying Agreement and Portfolio Asset Assignment related to each Portfolio Asset, all other agreements, documents and instruments evidencing, securing or guarantying any Portfolio Asset and all other agreements, documents and instruments related to any of the foregoing. In furtherance and not in limitation of the foregoing, the Borrower hereby collaterally assigns to the Administrative Agent, for the benefit of the Secured Parties, its rights under the Participation Agreement. The Borrower confirms that, upon the occurrence and during the continuance of an Event of Default and until the Facility Termination Date, the Administrative Agent (at the direction of the Facility Servicer) on behalf of the Secured Parties shall have the right to enforce the Borrower's rights and remedies under each Underlying Agreement and the Participation Agreement.

Section 2.11        Sale of Portfolio Assets.

(a)          Sales. The Borrower may sell or otherwise transfer or dispose of (including by way of any Restricted Junior Payment made to Holdings) any Portfolio Asset (a “Sale”) so long as (i) no Event of Default or Unmatured Event of Default has occurred and is continuing, or would result from such Sale (unless such Event of Default or Unmatured Event of Default would be cured by such sale), (ii) the net cash proceeds from such Sale are deposited in the Collection Account, and (iii) the conditions set forth in Section 2.11(c) for such Sale are satisfied.

(b)          Release of Lien. Upon confirmation by the Administrative Agent (acting in consultation with the Facility Servicer) of the deposit of the amounts (if any) set forth in Section 2.11(a) in cash into the Collection Account and the fulfillment of the other terms and conditions set forth in this Section 2.11 for a Sale (such date of fulfillment, a “Release Date”), the Portfolio Assets subject of such Sale shall be removed from the Collateral Portfolio. Subject to compliance by the Borrower with the immediately prior sentence, on the Release Date of each subject Portfolio Asset, the Administrative Agent, for the benefit of the Secured Parties, shall automatically and without further action be deemed to have released all right, title and interest and any Lien of the Administrative Agent, for the benefit of the Secured Parties in, to and under such Portfolio Asset and all future monies due or to become due with respect thereto, without recourse, representation or warranty of any kind or nature.

(c)           Conditions to Sales. Any Sale of a Portfolio Asset is subject to the satisfaction of the following conditions:

(i) unless the Majority Lenders otherwise consent (such consent of the Majority Lenders not to be unreasonably withheld), the net sale price in connection with such Sale (expressed as a percentage) shall be no less than five (5) percentage points less than (i) with respect to each Loan Asset, the most recently assigned Market Value of the Loan Asset subject to such Sale, provided that, if at any time the LTV as of such date exceeds 50%, no Sale of a Loan Asset with respect to which an Underlying Obligor Default arising under clause (a) of such defined term exists shall be sold at a discount or (ii) with respect to each Equity Investment, the Equity Investment Value or the most recent third party appraisal value determined by a third party appraiser reasonably acceptable to the Majority Lenders of the Equity Investments subject to such Sale; and

(ii) the Borrower shall notify the Administrative Agent, the Facility Servicer and Initial Lender, in writing, of any amount to be deposited into the Collection Account in connection with any Sale.

(d)          Treatment of Amounts Deposited in the Collection Account. Amounts deposited by the Borrower or the Portfolio Asset Servicer in the Collection Account pursuant to this Section 2.11 on account of Portfolio Assets shall be treated as payments of Collections for purposes of Section 2.08 and shall be applied as provided in Section 2.08(a) or Section 2.08(b), as applicable.

Section 2.12        Release of Portfolio Assets. The Borrower may obtain the release from the Lien of the Administrative Agent granted under the Transaction Documents of (a) any Portfolio Asset (and the related Portfolio Assets pertaining thereto) removed from the Collateral Portfolio in accordance with the applicable provisions of Section 2.11 and (b) any Portfolio Asset (and the related Portfolio Assets pertaining thereto) that terminates or expires by its terms and for which all amounts in respect thereof have been paid in full by the related Obligors and deposited in the Collection Account. The Administrative Agent, for the benefit of the Secured Parties, shall at the sole expense of the Borrower and at the written direction of the Majority Lenders, execute such documents and instruments of release (in form and substance reasonably satisfactory to the Administrative Agent) as may be prepared by the Borrower and take other such actions as shall reasonably be requested by the Borrower to effect such release of the Lien created pursuant to this Agreement. Upon the release of the Administrative Agent’s Lien as described in the immediately preceding sentence, the Portfolio Asset File will be returned to the Borrower as provided in Section 9.09.

Section 2.13        Increased Costs.

(a)          If any Change in Law shall:

(i)               impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)             subject any Lender to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its Advances, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing or maintaining any Advance or of maintaining its obligation to make any such Advance or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)          If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, and the Commitments of such Lender or the Advances made by such Lender are reduced to a level below that which such Lender or such Lender’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.13(a) or (b) and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate on the next Payment Date that is not less than ten (10) days after receipt thereof.

(d)          Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.13 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.14        Taxes.

(a)          All payments made by or on account of any obligation of the Borrower under this Agreement or any other Transaction Document (including by the Administrative Agent (in consultation with the Facility Servicer), on behalf of the Borrower, from the Collection Account to the extent amounts are available in the Collection Account) will be made free and clear of and without deduction or withholding for or on account of any Taxes, except as required by Applicable Law. If any Taxes (other than Excluded Taxes) are required by Applicable Law (as determined in the good faith discretion of an applicable withholding agent) to be withheld from any such payments, then the amount payable by the Borrower will be increased (the amount of such increase, the “Additional Amount”) as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount that is not less than the amount that it would have received had no such deduction or withholding been made. Any amounts deducted or withheld pursuant to this Section 2.14(a) will be timely paid by the applicable withholding agent to the applicable Governmental Authority in accordance with Applicable Law. Both the Borrower and the Administrative Agent may be a withholding agent.

(b)          The Borrower will indemnify each Recipient for (i) the full amount of Taxes (other than Excluded Taxes) payable or paid by such Person in respect of, or required to be deducted or withheld from, payments made by or on behalf of the Borrower hereunder, including Taxes (other than Excluded Taxes) imposed or assessed on or attributable to Additional Amounts and other amounts payable under this Section 2.14 and (ii) to the extent not described in clause (i) above, Other Taxes payable or paid by such Person, in each case, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (all such Taxes, described in this Section 2.14(b), “Indemnified Taxes”). A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on behalf of a Lender, shall be conclusive absent manifest error. All payments in respect of this indemnification shall be made within 15 days from the date a written invoice therefor is delivered to the Borrower, with a copy to the Facility Servicer.

(c)           Each Lender will indemnify the Administrative Agent for (i) the full amount of Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting or expanding any obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 2.03 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lender by the Administrative Agent shall be conclusive absent manifest error.

(d)          Within fifteen (15) days after the date of any payment by the Borrower or, at the direction of the Borrower, by the Administrative Agent (in consultation with the Facility Servicer) from the Collection Account of the Borrower on behalf of the Borrower (to the extent amounts are available in the Collection Account) to the applicable Governmental Authority of any Taxes pursuant to this Section 2.14, the Borrower will furnish to the Administrative Agent and the Facility Servicer at the applicable address set forth on this Agreement, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment (to the extent received by the Borrower), a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent (acting at the written direction of the Majority Lenders). For the avoidance of doubt, in no case or circumstance is the Facility Servicer or the Administrative Agent liable to pay any Taxes pursuant to this Agreement, and if it pays any such amounts, it will solely be on behalf of the Borrower, from the Collection Account to the extent amounts are available therein.

(e)          Each Lender (including any assignee thereof) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower, the Facility Servicer and the Administrative Agent two properly completed and duly executed copies of whichever (if any) of the following is applicable for claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on any payment by or on behalf of the Borrower under this Agreement: (i) U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E (claiming the benefits of an applicable tax treaty), W-8IMY, W-8EXP or W-8ECI or (ii) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit F to the effect that such Lender is eligible for a complete exemption from withholding of U.S. taxes under Section 871(h) or 881(c) of the Code (a “U.S. Tax Compliance Certificate”) and a Form W-8BEN or W-8BEN-E, in each case (A) with any required attachments (including, with respect to any Lender that provides an U.S. Internal Revenue Service Form W-8IMY, any of the forms or other documentation described in clauses (i) and (ii) above or a U.S. Internal Revenue Service Form W-9 for any of the direct or indirect owners of such Lender) and (B) any subsequent versions thereof or successors thereto. In addition, each Lender (including any assignee thereof) that is not a Non-U.S. Lender shall deliver to the Borrower, the Facility Servicer and the Administrative Agent two copies of U.S. Internal Revenue Service Form W-9, properly completed and duly executed and claiming complete exemption, or shall otherwise establish an exemption, from U.S. backup withholding. Such forms shall be delivered by each Lender on or prior to the date it becomes a party to this Agreement and from time to time thereafter as reasonably requested by the Borrower, the Facility Servicer or the Administrative Agent. In addition, each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower, the Facility Servicer and the Administrative Agent in writing of its legal inability to do so. Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.

(f)            If a payment made to a Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower, the Facility Servicer and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower, the Facility Servicer or Administrative Agent such documentation prescribed by law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower, the Facility Servicer or Administrative Agent as may be necessary for the Borrower, the Facility Servicer and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.14(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)          (i) The Administrative Agent, on or prior to the Closing Date, and (ii) any successor Administrative Agent, on or prior to the date any such successor Administrative Agent is appointed successor to the Administrative Agent pursuant to Section 7.05, in each case shall deliver to the Borrower two copies of a U.S. Internal Revenue Service Form W-9 or Form W-8IMY, properly completed and duly executed and claiming complete exemption, or shall otherwise establish an exemption, from U.S. backup withholding.

(h)          A Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation or information prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate (or otherwise permit the Borrower and the Administrative Agent to determine the applicable rate of withholding); provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not subject such Lender to any material unreimbursed cost or expense or would not materially prejudice the legal or commercial position of such Lender.

(i)            If any Lender determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes for which it was indemnified by the Borrower, the Administrative Agent or the Facility Servicer on behalf of the Borrower, in each case, pursuant to this Section 2.14 or with respect to which the Borrower, the Administrative Agent or the Facility Servicer on behalf of the Borrower, in each case, has paid Additional Amounts pursuant to this Section 2.14, it shall pay to the Borrower, the Administrative Agent or the Facility Servicer, as applicable, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower, the Administrative Agent or the Facility Servicer on behalf of the Borrower, in each case, under this Section 2.14 with respect to the Taxes or Additional Amounts giving rise to such refund), net of all reasonable out-of-pocket expenses (including additional Taxes, if any) of such Lender, as the case may be, incurred in obtaining such refund, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrower, upon the request of such Lender, shall repay to such Lender the amount paid over pursuant to this Section 2.14(i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.14(i), in no event will the Lender be required to pay any amount to the Borrower pursuant to this Section 2.14(i) the payment of which would place the Lender in a less favorable net after-Tax position, determined by the Lender in its sole discretion, exercised in good faith, than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(j)            Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.14 survive the resignation or replacement of the Administrative Agent, the Collateral Custodian or the Facility Servicer, any assignment of rights by or replacement of any Lender, the termination of Commitments, the repayment, satisfaction or discharge of all obligations under any Transaction Document or termination of this Agreement.

(k)          The Borrower shall not be required to compensate a Lender pursuant to this Section 2.14 for any taxes or related costs incurred more than six (6) months prior to the date that such Lender notifies the Borrower of such taxes or related costs and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such taxes or related costs is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(l)            If the Internal Revenue Service or any authority of the United States of America or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender under this Agreement (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify promptly the Administrative Agent fully for all amounts paid by the Administrative Agent, directly or indirectly, as Tax or otherwise, together with all reasonable expenses incurred.

(m)        The Lenders and any transferees or assignees thereof after the Closing Date will be required to provide to the Administrative Agent or its agents all information, documentation or certifications reasonably requested by the Administrative Agent to permit the Administrative Agent to comply with its tax reporting obligations under Applicable Laws, including any applicable cost basis reporting obligations.

Section 2.15        Extension of Stated Maturity Date.

(a)          If the Borrower obtains and maintains a private letter rating of at least BBB from Egan-Jones, KBRA, Morningstar or DBRS prior to October 7, 2020 (a “Rating”), the Borrower may by written notice to the Administrative Agent extend the Stated Maturity Date to December 31, 2025 (such date, the “Rated Maturity Extension Date”, and such election, a “Rated Maturity Extension”). If the Borrower does not obtain a Rating in accordance with this Section 2.15(a), the Borrower may, by written notice to the Administrative Agent, extend the Stated Maturity Date to the date that is, as elected by the Borrower, three, six or twelve months from the Stated Maturity Date (such date, the “Non-Rated Maturity Extension Date”, and such election, a “Non-Rated Maturity Extension”); provided that the Borrower may only make one such election, and may not make any subsequent election to extend the Stated Maturity Date, or to revoke any prior election, unless otherwise approved by the Majority Lenders.

(b)          Notwithstanding the foregoing, the extension of the Stated Maturity Date pursuant to this Section 2.15 shall not be effective with respect to any Lender unless :

(i)              on or prior to the date the Borrower requests a Non-Rated Maturity Extension, (i) there shall be no Advances Outstanding, and (ii) the Borrower shall have paid in full any and all accrued and unpaid interest and all costs and expenses of the Secured Parties that are due and payable under this Agreement;

(ii)             no Event of Default or any other Market Trigger Event shall have occurred and be continuing on the date of such extension and after giving effect thereto; and

(iii)           the representations and warranties contained in this Agreement are true and correct in all material respects (except that any representation qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the date of such extension and after giving effect thereto, as though made on and as of such date (as certified by the Loan Parties, or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(c)           In connection with any Rated Maturity Extension, with respect to any Loan Asset that is a loan participation interest, the Borrower shall, subject to the terms and conditions of the applicable Loan Agreement, to cause each such loan participation interest to be elevated to an assignment of such Loan Asset by March 31, 2021.

(d)          In connection with any extension of the Stated Maturity Date, the Borrower, the Administrative Agent and each Lender may make such amendments to this Agreement as the Administrative Agent (acting at the written direction of the Initial Lender) and the Borrower mutually determine to be reasonably necessary to evidence the extension.

Section 2.16        LTV Trigger Event Cure. In the event an LTV Trigger Event has occurred and is continuing, Holdings may cure such LTV Trigger Event within ten (10) Business Days of delivering the Quarterly LTV Certificate notifying the Administrative Agent and the Lenders of such LTV Trigger Event by any or a combination of: (i) contributing additional cash to the Borrower to be deposited into the Collection Account, (ii) Transferring additional Portfolio Assets to the Borrower, consented to by the Facility Servicer in its sole and absolute discretion, and the Borrowing pledging such additional Portfolio Assets to the Administrative Agent for the benefit of the Secured Parties or (iii) causing the repayment of Advances Outstanding, collectively, in an amount equal to the amount required to cure such LTV Trigger Event.

Section 2.17        Increase in Maximum Facility Amount.

(a)          Prior to the 15 month anniversary of the Closing Date, and subject to compliance with the terms of this Section 2.17, the Borrower may, upon three (3) Business Days’ written notice to the Administrative Agent and the Initial Lender (“Facility Increase Notice”), increase the Maximum Facility Amount to up to $150,000,000. Any such increase shall be in a minimum amount of $25,000,000 and increments of $25,000,000 in excess thereof (each such increase, a “Facility Increase”. The Initial Lender hereby agrees that its Commitment will be automatically increased by the amount of any such increase in the Maximum Facility Amount on the date such Facility Increase becomes effective.

(b)          The following are conditions precedent to such increase:

(i)              the Borrower shall deliver to Administrative Agent and the Initial Lender, if necessary, resolutions adopted by the Borrower approving or consenting to such increase, certified by a Responsible Officer of the Borrower that such resolutions are true and correct copies thereof and are in full force and effect, together with a legal opinion in form and substance reasonably satisfactory to the Administrative Agent and the Initial Lender;

(ii)             if applicable, the Borrower shall execute replacement notes payable to the Initial Lender reflecting the Facility Increase;

(iii)            as of the effective date of such Facility Increase and immediately after giving effect thereto, the representations and warranties set forth herein and in the other Transaction Documents are true and correct in all material respects with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); provided that if a representation or warranty is qualified as to materiality, with respect to such representation or warranty, the foregoing materiality qualifier shall be disregarded for the purposes of this condition; and

(iv)            no Unmatured Event of Default or Event of Default shall have occurred and be continuing on the date on which the Facility Increase Notice is delivered or immediately after giving effect to the Facility Increase.

(c)           For the avoidance of doubt, any Facility Increase will be on the same terms as contained herein with respect to the Commitments as of the Closing Date.

ARTICLE III.
CONDITIONS PRECEDENT

Section 3.01        Conditions Precedent to Effectiveness. This Agreement becomes effective upon, and no Lender is obligated to make any Advance, nor is any Lender, the Collateral Custodian, the Facility Servicer or the Administrative Agent obligated to take, fulfill or perform any other action hereunder until, the satisfaction of the following conditions precedent:

(i)              this Agreement, all other Transaction Documents and all other agreements, instruments, certificates and other documents listed on Schedule II have been duly executed by, and delivered to, the parties hereto and thereto;

(ii)             after giving effect to the consummation of the funding of the Initial Advance and payment of all reasonable and invoiced fees, costs and expenses in connection therewith, the Borrower shall have no material Indebtedness for borrowed money other than the Obligations and Permitted Liens;

(iii)            all up-front expenses and fees (including reasonable legal fees and expenses and any fees required under the Fee Letters) that are required to be paid hereunder or by the Fee Letters have been paid in full;

(iv)            the representations contained in Sections 4.01 and 4.02 are true and correct in all material respects, except that any representation qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified (as certified by the Loan Parties);

(v)            the Borrower has received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Lenders) in connection with the transactions contemplated by this Agreement and the other Transaction Documents and all applicable waiting periods have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on the Borrower or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation is applicable which in the reasonable judgment of the Lenders could reasonably be expected to have such effect;

(vi)           no action, proceeding or investigation has been instituted, or to the Borrower’s knowledge, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, or which, at the Majority Lenders’ discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby;

(vii)           the Administrative Agent has received all documentation and other information requested by the Administrative Agent or required by regulatory authorities with respect to the Borrower and the Facility Servicer under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, including a duly executed W-9 tax form (or such other applicable IRS tax form) of the Borrower, all in form and substance reasonably satisfactory to the Administrative Agent;

(viii)          the Collection Account has been established pursuant to the Account Control Agreement; and

(ix)             the Borrower has obtained a valid participation interest in the Initial Portfolio Assets and all actions required to be taken or performed under Section 3.03 with respect to such participation interest in such Initial Portfolio Assets have been taken or satisfied.

For purposes of determining whether the conditions specified in this Section 3.01 have been satisfied on the Closing Date, by funding any Advance hereunder, each Lender shall be deemed to have received, consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be received, consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.

Section 3.02        Conditions Precedent to All Advances. Each Advance is subject to the further conditions precedent that:

(a)          On the Advance Date of an Advance, the following statements are true and correct and the Borrower by accepting such Advance is deemed to have certified that:

(i)	the Borrower has delivered to the Administrative Agent a Notice of Borrowing and a Borrowing Base Certificate as provided in Section 2.02(a);

(ii)	such Advance Date occurs during the Availability Period;

(iii)	on and as of such Advance Date, after giving effect to such Advance and the transactions related thereto, including the use of proceeds thereof, the Advances Outstanding do not exceed the Maximum Availability on such Advance Date;

(iv)	no Unmatured Event of Default, Event of Default or Market Trigger Event has occurred and is continuing or would result from such Advance or application of proceeds therefrom;

(v)	the representations contained in Sections 4.01 and 4.02 are true and correct in all material respects (except that any representation qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) before and after giving effect to such Advance and to the application of proceeds therefrom, on and as of such day as though made on and as of such date (or, in the case of any such representation expressly stated to have been made as of a specific date, as of such specific date);

(vi)	with respect to the Transfer of any Portfolio Asset on such Advance Date, all actions required to be taken or performed with respect to such Transfer pursuant to Section 3.03 have been taken or satisfied in all material respects; and

(vii)	all expenses and fees that are due and payable hereunder or by the Fee Letters have been paid in full.

(b)          On or prior to the Advance Date for any Advance, the Borrower has provided to the Administrative Agent, the Initial Lender and the Facility Servicer (which may be provided electronically) the Portfolio Asset Schedule as updated to include each of the Eligible Portfolio Assets included in the Borrowing Base Certificate delivered in connection with such Advance.

Section 3.03        Conditions to Transfers of Portfolio Assets. Each Transfer of an Eligible Portfolio Asset is subject to the further conditions precedent that:

(a)          the Borrower has delivered to the Administrative Agent (with a copy to the Initial Lender, the Collateral Custodian and the Facility Servicer) no later than 2:00 p.m. on the date that is two (2) Business Days prior to the related Cut-Off Date (i) an updated Portfolio Asset Schedule reflecting the Transfer of such Portfolio Asset and (ii) a Borrowing Base Certificate (giving pro forma effect to such Transfer and proposed Advances relating thereto, and if such Advances would cause the aggregate Advances Outstanding to exceed the Maximum Availability as of the proposed Cut-Off Date, such Borrowing Base Certificate must include any scheduled repayments or optional prepayments of Advances in accordance with the terms hereof which would result in such Advances Outstanding not exceeding the Maximum Availability as of such date);

(b)          all actions required to be taken or performed (including the filing of UCC financing statements) to give the Administrative Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in such Portfolio Asset and the Collateral related thereto and the proceeds thereof have been taken or performed; and

(c)           no Event of Default exists or would result from such Transfer.

Each Transfer of an Eligible Portfolio Asset pursuant to this Section 3.03 is deemed a representation by the Borrower that the conditions specified in this Section 3.03 have been met.

Section 3.04        Advances Do Not Constitute a Waiver. No Advance made hereunder constitutes a waiver of any condition to any Lender’s obligation to make such an Advance unless such waiver is in writing and executed by such Lender.

ARTICLE IV.
REPRESENTATIONS

Section 4.01        Representations of the Loan Parties. Each Loan Party hereby represents to the Secured Parties as follows:

(a)          Organization, Good Standing and Due Qualification. Each Loan Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with all requisite organizational power and authority necessary to own the Portfolio Assets and the related assets in the Collateral Portfolio and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement and the other Transaction Documents to which it is a party. Each Loan Party is duly qualified to do business, and has obtained all licenses and approvals, under the laws of its jurisdiction of organization and in all other jurisdictions necessary to own its assets and to transact the business in which it is engaged, and is duly qualified and in good standing under the laws of its jurisdiction of organization and in each other jurisdiction where the transaction of such business or its ownership of the Portfolio Assets and the related assets in the Collateral Portfolio and the conduct of its business requires such qualification.

(b)          Power and Authority; Due Authorization; Execution and Delivery. Each Loan Party (i) has the power, authority, and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (B) perform and carry out the terms of this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated thereby and (ii) has taken all necessary action to (A) authorize the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party, (B) grant to the Administrative Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral on the terms and conditions of this Agreement and the other Transaction Documents, subject only to Permitted Liens and (C) authorize the Facility Servicer to perform the actions contemplated herein. This Agreement and each other Transaction Document have been duly executed and delivered by each Loan Party party thereto.

(c)           Binding Obligation. This Agreement and each of the other Transaction Documents to which each Loan Party is a party constitutes the legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by Bankruptcy Laws and by general principles of equity.

(d)          All Consents Required. No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority, bureau or agency is required in connection with the execution, delivery or performance by the Borrower of this Agreement or any Transaction Document to which it is a party or the validity or enforceability of this Agreement or any such Transaction Document or the transfer of an ownership interest in the Portfolio Assets or grant of a security interest in the Collateral, other than such as have been met or obtained and are in full force and effect or where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(e)          No Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents and all other agreements and instruments executed and delivered or to be executed and delivered in connection with the Transfer of any Portfolio Asset will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, each Loan Party’s Constituent Documents, (ii) result in the creation or imposition of any Lien on the Collateral other than Permitted Liens, (iii) violate any Applicable Law in any respect or (iv) violate any material contract or other material agreement to which each Loan Party is a party or by which any property or assets of the Borrower may be bound, except in the case of clauses (iii) and (iv) above, where any such violation or default would not reasonably be expected to have a Material Adverse Effect.

(f)            No Proceedings; No Injunctions. There is no litigation, proceeding or investigation pending or, to the knowledge of a Loan Party, threatened in writing against a Loan Party or any properties of a Loan Party, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document or (iii) that would reasonably be expected to have a Material Adverse Effect. No injunction, writ, restraining order or other order of any nature adversely affects, in any material respect, any Loan Party’s performance of its obligations under this Agreement or any Transaction Document to which a Loan Party is a party.

(g)          No Liens; Indebtedness. The Collateral is owned by the applicable Loan Party free and clear of any Liens except for Permitted Liens. The Borrower has no Indebtedness or other indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than) Indebtedness permitted under the terms of the Transaction Documents.

(h)          Transfer of Collateral Portfolio. Except as otherwise expressly permitted by the terms of this Agreement, no item of Collateral Portfolio has been Sold, assigned or pledged by the Borrower or Holdings to any Person, other than in accordance with Article II and the grant of a security interest therein to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms of this Agreement.

(i)            Sole Purpose. The Borrower has been formed solely for the purpose of, and has not engaged in any business activity other than, the acquisition of Portfolio Assets and transactions incidental thereto and activities of the type set forth in Section 5.01(a) and Section 5.02(a). The Borrower is not party to any material agreements other than this Agreement and the other Transaction Documents to which it is a party and the Required Portfolio Documents and other agreements listed on the Portfolio Asset Checklist for each Portfolio Asset in respect of which the Borrower is a lender or loan participant.

(j)            Taxes. All tax returns (including all federal and State, local and other tax returns whether filed on a standalone or group basis) required to be filed by, on behalf of or with respect to the income and assets of the Borrower (Including the Collateral Portfolio) have been timely filed and neither the Borrower nor Holdings is liable for Taxes payable by any other Person, except as would not reasonably be expected to have a Material Adverse Effect. The Borrower has paid or made adequate provisions for the payment of all Taxes, assessments and other governmental charges made against it or any of its property (including the Collateral Portfolio) except for those Taxes being contested in good faith by appropriate proceedings and in respect of which it has established proper reserves in accordance with GAAP on its books or as would not reasonably be expected to have a Material Adverse Effect. No Tax lien (other than a Permitted Lien) or similar adverse claim has been filed, and no claim is being asserted, with respect to any such Tax, assessment or other governmental charge, except in each case, as would not reasonably be expected to have a Material Adverse Effect.

(k)          Location. Except as permitted pursuant to Section 5.02(n), each Loan Party’s location (within the meaning of Article 9 of the UCC) is Delaware or Maryland. Except as permitted pursuant to Section 5.02(n), the principal place of business and chief executive office of each Loan Party (and the location of the Loan Party’s records regarding the Collateral (other than those delivered to the Collateral Custodian pursuant to this Agreement)) is located at the address set forth under its name in Section 11.02.

(l)            Tradenames. Except as permitted pursuant to Section 5.02(n), each Loan Party’s legal name is as set forth in this Agreement. Except as permitted pursuant to Section 5.02(n), no Loan Party has changed its name since its formation and neither has tradenames, fictitious names, assumed names or “doing business as” names. Borrower’s jurisdiction of formation is Delaware and Holdings’ jurisdiction of incorporation is Maryland, and, except as permitted pursuant to Section 5.02(n), no Loan Party has changed its jurisdiction of formation or incorporation.

(m)        No Subsidiaries. The Borrower does not have any Subsidiaries.

(n)         Reports Accurate. All Borrowing Base Certificates, Quarterly LTV Certificates and other written or electronic information, exhibits, financial statements, documents, books, records or reports furnished by a Loan Party to the Administrative Agent, the Facility Servicer or the Collateral Custodian in connection with this Agreement and the other Transaction Documents are accurate, true and correct in all material respects, and no such document contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading; provided that solely with respect to information (other than information presented in a Notice of Borrowing or Borrowing Base Certificate) furnished by the Borrower which was provided to the Borrower from an Obligor or Private Equity Investment Sponsor with respect to a Portfolio Asset (or derived thereof), such information need only be accurate, true and correct to the knowledge of the Borrower; provided, further, that any breach of this representation (i) shall be deemed waived if the result of any such inaccuracy does not cause the LTV to exceed the Maximum Quarterly LTV Percentage at such time and (ii) shall be deemed cured if the result of any such inaccuracy causes an LTV Trigger Event and such LTV Trigger Event is cured pursuant to Section 2.16.

(o)          Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Transaction Documents (including the use of Proceeds from the sale of any item in the Collateral Portfolio) will violate or result in a violation of Section 7 of the Exchange Act or Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and proceeds from the Advances will not be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(p)          Event of Default or Unmatured Event of Default. No event has occurred and is continuing which constitutes an Event of Default or Unmatured Event of Default, in each case, which has not been previously disclosed to the Administrative Agent in writing.

(q)          ERISA. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) the present value of all vested benefits under each “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate of the Borrower or to which the Borrower or any ERISA Affiliate of the Borrower contributes or has an obligation to contribute, or has any liability (each, a “Pension Plan”) does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date for the Pension Plan) determined in accordance with the assumptions used for funding such Pension Plan pursuant to Sections 412 and 430 of the Code for the applicable plan year, (ii) no failure by the Borrower to meet the minimum funding standard set forth in Sections 302(a) or 303 of ERISA and Sections 412(a) and 430 of the Code has occurred with respect to any Pension Plan, (iii) neither the Borrower nor any ERISA Affiliate of the Borrower has withdrawn from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), (iv) no Reportable Event has occurred with respect to any Pension Plan, (v) no notice of intent to terminate a Pension Plan has been filed by the plan administrator under Section 4041 of ERISA, nor has any Pension Plan been terminated under Section 4041 of ERISA and (vi) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate, or appointed a trustee to administer, a Pension Plan under Section 4042 of ERISA, and no event has occurred or condition exists which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(r)           Broker-Dealer. The Borrower is not a broker-dealer or subject to the Securities Investor Protection Act of 1970.

(s)           Collection Account. The Borrower has not granted any Person other than the Administrative Agent, for the benefit of the Secured Parties, an interest in the Collection Account. The Collection Account is the only account to which any agent, administrative agent or Obligor has been instructed by the Borrower, or by the Portfolio Asset Servicer on the Borrower's behalf to send Collections on the Collateral Portfolio.

(t)           Portfolio Asset Assignments. The Borrower accounts for each Transfer of a Portfolio Asset under a Portfolio Asset Assignment as a full Transfer of such Portfolio Asset in the books and Records of the Borrower.

(u)          Investment Company Act. The Borrower is not required to register as an “investment company” under the provisions of the 1940 Act.

(v)          Compliance with Applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Loan Parties have complied with all Applicable Law to which it may be subject, and no item of the Collateral Portfolio contravenes any Applicable Law (including all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(w)         [Reserved].

(x)           Set-Off etc. No Portfolio Asset has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Borrower, or the Obligor thereof, and no item in the Collateral Portfolio is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral Portfolio or otherwise, by the Borrower or the Obligor with respect thereto, except in each case, for amendments, extensions and modifications, if any, permitted pursuant to Section 8.05(a) and in accordance with the Servicing Standard.

(y)          Environmental. As of the applicable Cut-Off Date for the Eligible Portfolio Asset related to such Underlying Collateral, with respect to each item of Underlying Collateral, to the knowledge of the Borrower, except as expressly provided in the Portfolio Asset Schedule for such Portfolio Asset prior to the applicable Cut-Off Date: (i) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; (ii) none of the related Obligor’s operations is the subject of a Federal or State investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment; and (iii) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. As of the applicable Cut-Off Date for the Eligible Portfolio Asset related to such Underlying Collateral, except as expressly provided in the Portfolio Asset Schedule for such Portfolio Asset prior to the applicable Cut-Off Date, the Borrower has not received any written notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Underlying Collateral.

(z)           Sanctions and Anti-Terrorism Laws, Anti-Corruption Laws, and Anti-Money Laundering Laws. (i) No Loan Party, nor any of its directors or officers, nor, to its knowledge any employees, (A) is a Sanctioned Person; (B) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Sanctions and Anti-Terrorism Laws; (C) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Sanctions and Anti-Terrorism Laws; or (D) engages in any dealings or transactions prohibited by any Sanctions and Anti-Terrorism Laws; (ii) the proceeds of the Advances will not be used by the Borrower, or to the Borrower’s knowledge by any other Person, to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Applicable Law; (iii) the funds used to pay the Administrative Agent or the Facility Servicer, to the extent received from the Borrower, are not derived from any unlawful activity; and (iv) to the Loan Parties’ knowledge, each Loan Party is in compliance with, and does not engage in any dealings or transactions prohibited by, any Sanctions and Anti-Terrorism Laws, Anti-Money Laundering Laws and Anti-Corruption Laws. Each Loan Party covenants and agrees that it shall promptly notify the Administrative Agent and the Facility Servicer in writing if it becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Sanctions and Anti-Terrorism Laws, Anti-Money Laundering Laws and Anti-Corruption Laws, except to the extent such notice is prohibited by Applicable Law.

(aa)                      Security Interest.

(i)                      This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral in favor of the Administrative Agent, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower.

(ii)                     The Collateral Portfolio is comprised of “instruments”, “financial assets”, “security entitlements”, “general intangibles”, “chattel paper”, “accounts”, “certificated securities”, “uncertificated securities”, “securities accounts”, “deposit accounts”, “supporting obligations” or “insurance” (each as defined in the applicable UCC), and the proceeds of the foregoing, or such other category of collateral under the applicable UCC as to which the Borrower has complied with its obligations under this Section 4.01(aa).

(iii)                    The Collection Account is not in the name of any Person other than the Borrower, subject to the lien of the Administrative Agent, for the benefit of the Secured Parties.

(iv)                    The Collection Account constitutes a “deposit account” or a “securities account” as provided in the Account Control Agreement and as defined in the applicable UCC.

(v)                     The Borrower, the Account Bank, the Facility Servicer and the Administrative Agent, on behalf of the Secured Parties, have entered into the Account Control Agreement.

(vi)                    The Borrower has authorized the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral and that portion of the Portfolio Assets in which a security interest granted to the Administrative Agent, on behalf of the Secured Parties, under this Agreement may be perfected by filing; provided that filings in respect of real property shall not be required.

(vii)                   Other than as expressly permitted by the terms of the Transaction Documents, this Agreement and the security interest granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral. The Borrower has not authorized the filing of any financing statements against the Borrower that include a description of collateral covering the Collateral other than any financing statement (A) that has been terminated or fully and validly assigned to the Administrative Agent or (B) reflecting the transfer of assets on a Release Date pursuant to (and simultaneously with or subsequent to) the consummation of any transaction contemplated under (and in compliance with the conditions set forth in) Section 2.11. The Borrower is not aware of the filing of any judgment or Tax lien filings against the Borrower, other than Permitted Liens.

(viii)                   None of the underlying promissory notes or related loan registers or Participation Agreements or related participation registers, as applicable, that constitute or evidence the Portfolio Assets has any marks or notations indicating that the Portfolio Assets have been pledged, assigned or otherwise conveyed to any Person other than the Administrative Agent, on behalf of the Secured Parties.

(ix)                      With respect to any Collateral that constitutes a “certificated security,” such certificated security has been delivered to the Administrative Agent, on behalf of the Secured Parties and, if in registered form, has been specially Indorsed to the Administrative Agent, for the benefit of the Secured Parties, or in blank by an effective Indorsement or has been registered in the name of the Administrative Agent, for the benefit of the Secured Parties, upon original issue or registration of transfer by the Borrower of such certificated security.

(x)  With respect to any Collateral that constitutes an “uncertificated security”, the Borrower has either (x) caused the issuer of such uncertificated security to register the Administrative Agent, on behalf of the Secured Parties, as the registered owner of such uncertificated security, or (y) has caused the issuer of such uncertificated security to agree to comply with instructions of the Administrative Agent without further consent of the Borrower.

(xi)                      The Pledged Equity issued by the Borrower has been duly and validly authorized and issued by the Borrower.

(xii)                    This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Pledged Equity in favor of the Administrative Agent, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from Holdings.

(xiii)                   Holdings has authorized the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Pledged Equity.

(xiv)                  Other than as expressly permitted by the terms of the Transaction Documents, this Agreement and the security interest granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to this Agreement, Holdings has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Pledged Equity. Holdings has not authorized the filing of any financing statements against Holdings that include a description of collateral covering the Pledged Equity. Holdings is not aware of the filing of any judgment or Tax lien filings against Holdings, other than Permitted Liens.

(xv)                    If any portion of the Pledged Equity constitutes a “certificated security,” such certificated security has been delivered to the Administrative Agent, on behalf of the Secured Parties and, if in registered form, has been specially Indorsed to the Administrative Agent, for the benefit of the Secured Parties, or in blank by an effective Indorsement or has been registered in the name of the Administrative Agent, for the benefit of the Secured Parties, upon original issue or registration of transfer by Holdings of such certificated security.

(xvi)                  If any portion of the Pledged Equity constitutes an “uncertificated security”, Holdings has (x) caused the issuer of such uncertificated security to register the Administrative Agent, on behalf of the Secured Parties, as the registered holder of such uncertificated security, or (y) caused the issuer of such uncertificated security to agree to comply with instructions of the Administrative Agent without further consent of the issuer.

(xvii)                 Except as permitted pursuant to Section 5.04(e), Holdings’ location (within the meaning of Article 9 of the UCC) is Maryland. Except as permitted pursuant to Section 5.04(e), the principal place of business and chief executive office of Holdings (and the location of Holdings’ records regarding the Pledged Equity (other than those delivered to the Collateral Custodian pursuant to this Agreement)) is located at the address set forth under its name on Schedule IV.

Section 4.02        Representations of the Borrower Relating to the Agreement and the Collateral Portfolio. The Borrower hereby represents to the Secured Parties as follows:

(a)          Valid Transfer and Security Interest. This Agreement constitutes a grant of a security interest in the Collateral Portfolio to the Administrative Agent, for the benefit of the Secured Parties, which, upon the delivery of the Required Portfolio Documents (other than such Required Portfolio Documents which are not evidenced by a note) to the Administrative Agent, the crediting of Portfolio Assets to the Collection Account and the filing of the financing statements, shall be a valid and first priority perfected security interest in the Portfolio Assets forming a part of the Collateral Portfolio and in that portion of the Portfolio Assets in which a security interest may be perfected by filing subject only to Permitted Liens. Neither the Borrower nor any Person claiming through or under Borrower shall have any claim to or interest in the Collection Account, except for the interest of the Borrower in such property as a debtor for purposes of the UCC.

(b)          Eligibility of Collateral Portfolio. (i) Each Portfolio Asset Schedule, Quarterly LTV Certificate and the information contained in the Notice of Borrowing is an accurate and complete listing in all material respects of all the Portfolio Assets contained in the Collateral Portfolio as of the date of delivery thereof and the information contained therein with respect to the identity of such item of Collateral Portfolio and the amounts owing thereunder is true and correct in all material respects as of such date, and (ii) with respect to each item of Collateral Portfolio, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by the Borrower in connection with the grant of a security interest in each item of Collateral Portfolio to the Administrative Agent, for the benefit of the Secured Parties, have been duly obtained, effected or given and are in full force and effect.

(c)           No Fraud. To the knowledge of the Borrower, each Portfolio Asset was originated without any fraud or misrepresentation on the part of the Obligor or Transferor, if any, of such Portfolio Asset.

Section 4.03        Representations of each Lender.

(a)          Due Organization, Qualification and Authority; Enforceability. Each Lender hereby individually represents, as to itself, that it (i) is duly organized, validly existing and in good standing under the laws of its formation, and is duly qualified to transact business, in good standing and licensed in each jurisdiction to the extent necessary to perform its duties and obligations under this Agreement in accordance with the terms of this Agreement, (ii) has the full power, authority and legal right to execute and deliver this Agreement and to perform in accordance herewith and (iii) has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement. This Agreement constitutes the valid, legal, binding obligation of each Lender, except as the enforceability hereof may be limited by Bankruptcy Laws and by general principles of equity.

(b)          Sanctions and Anti-Terrorism Laws. Each Lender hereby individually represents, as to itself, that as of the date of this Agreement (or the date of the Assignment and Assumption Agreement, as applicable), each Payment Date, and at all times until this Agreement has been terminated and all amounts hereunder have been paid in full, that (i) no Lender Covered Entity (A) is a Sanctioned Person; (B) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Sanctions and Anti-Terrorism Laws; (C) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Sanctions and Anti-Terrorism Laws; or (D) engages in any dealings or transactions prohibited by any Sanctions and Anti-Terrorism Laws; (ii) the proceeds of this Agreement will not be used by Lender, or to Lender’s knowledge by any other Person, to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Law; (iii) the funds used to pay the Administrative Agent or the Facility Servicer, to the extent received from Lender, are not derived from any unlawful activity; and (iv) to Lender’s knowledge, each Lender Covered Entity is in compliance with, and no Lender Covered Entity engages in any dealings or transactions prohibited by, any Sanctions and Anti-Terrorism Laws, Anti-Money Laundering Laws and Anti-Corruption Laws. Each Lender covenants and agrees that it shall promptly notify the Administrative Agent and the Facility Servicer in writing if it, or any Lender Covered Entity, becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Sanctions and Anti-Terrorism Laws, Anti-Money Laundering Laws and Anti-Corruption Laws, except to the extent such notice is prohibited by Applicable Law.

Section 4.04        Representations of the Facility Servicer and the Portfolio Asset Servicer. The Facility Servicer and the Portfolio Asset Servicer each hereby represents, solely with respect to itself, as of the Closing Date, as of each applicable Cut-Off Date, as of each applicable Advance Date and as of each Reporting Date, as follows:

(a)          Organization; Power and Authority. It is a duly organized and validly existing as (i) a mutual life insurance company in good standing under the laws of Massachusetts in the case of the Facility Servicer and (ii) a corporation in good standing under the laws of Maryland in the case of the Portfolio Asset Servicer, except where the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect. It has full power, authority and legal right to execute, deliver and perform its obligations as the Applicable Servicer under this Agreement and the other Transaction Documents to which it is a party.

(b)          Due Authorization. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions provided for herein and therein have been duly authorized by all necessary organizational action on its part.

(c)           No Conflict. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party, the performance of the transactions contemplated hereby or thereby and the fulfillment of the terms hereof or thereof will not conflict with, result in any breach of its organizational documents or any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any material indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Applicable Servicer is a party or by which it or any of its property is bound.

(d)          No Violation. The execution and delivery of this Agreement and the other Transaction Documents, the performance of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not conflict with or violate, in any material respect, any Applicable Law if compliance therewith is necessary (i) to ensure the enforceability of any Portfolio Asset or (ii) for the Applicable Servicer to perform its obligations under this Agreement in accordance with the terms hereof.

(e)          All Consents Required; No Proceedings or Injunction. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Applicable Servicer, required in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is a party, the performance by the Applicable Servicer of the transactions contemplated hereby and thereby and the fulfillment by the Applicable Servicer of the terms hereof and thereof have been obtained to the extent reasonably necessary to ensure the enforceability of any Portfolio Asset and for Applicable Servicer to perform its obligations under this Agreement in accordance with the terms hereof or where the failure to do so would not reasonably be expected to have a Material Adverse Effect. There is no litigation, proceeding or investigation pending or, to the knowledge of the Applicable Servicer, threatened in writing against the Applicable Servicer, before any Governmental Authority (A) asserting the invalidity of this Agreement or any other Transaction Document to which it is a party or (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which it is a party. No injunction, writ, restraining order or other order of any nature materially and adversely affects the Applicable Servicer’s performance of its obligations under this Agreement or any Transaction Document to which the Applicable Servicer is a party.

(f)            Validity, Etc. The Agreement and the other Transaction Documents to which it is a party constitute the legal, valid and binding obligation of the Applicable Servicer, enforceable against the Applicable Servicer in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws and general principles of equity.

(g)          Reports Accurate. All Servicing Reports and other written or electronic information, exhibits, financial statements, documents, books, records or reports, in all cases, prepared and furnished by the Applicable Servicer to the Administrative Agent or the Collateral Custodian in connection with this Agreement are, as of their date, accurate, true and correct in all material respects, and no such document contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not materially misleading; provided, that, for the purposes of the production by the Applicable Servicer of any reports, documents or information required under this Agreement, the Applicable Servicer may conclusively rely (absent bad faith or manifest error, and without investigation, inquiry, independent verification or any duty or obligation to recompute, verify, or recalculate any of the amounts and other information contained in) on any reports, documents or information provided to it by any Obligor or any other third party without any liability to the Applicable Servicer for such reliance.

(h)          Servicing Standard. The Applicable Servicer has complied in all material respects with the Servicing Standard with regard to the servicing of the Portfolio Assets.

(i)            Collections. All Collections, if any, received by the Portfolio Asset Servicer or its Affiliates with respect to the Collateral Portfolio are held for the benefit of the Administrative Agent, for the benefit of the Secured Parties, until deposited into the Collection Account as provided herein.

(j)            Servicer Termination Event. No event has occurred which constitutes a Servicer Termination Event (other than any Servicer Termination Event which has previously been disclosed to the Administrative Agent as such).

(k)          Investment Company Act, Investment Advisers Act of 1940, Etc. Business Development Corporation of America has elected to be treated as a business development company under the Investment Company Act. Business Development Corporation of America has elected to be treated for U.S. federal income tax purposes as, and qualifies as, a regulated investment company under Subchapter M of the Code. Business Development Corporation of America is managed by the Investment Manager, which is registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

Section 4.05        Representations of the Collateral Custodian. The Collateral Custodian represents, as of the Closing Date, as follows:

(a)          Organization; Power and Authority. It is a duly organized and validly existing as a national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Collateral Custodian under this Agreement and the other Transaction Documents to which it is a party.

(b)          Due Authorization. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions provided for herein and therein have been duly authorized by all necessary organizational action on its part.

(c)           No Conflict. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party, the performance of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not conflict with, result in any breach of its organizational documents or any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Collateral Custodian is a party or by which it or any of its property is bound.

(d)          No Violation. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party, the performance of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not conflict with or violate, in any respect, any Applicable Law if compliance therewith is necessary (i) to ensure the enforceability of any Portfolio Asset or (ii) for the Collateral Custodian to perform its obligations under this Agreement in accordance with the terms hereof.

(e)          All Consents Required; No Proceedings or Injunction. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Custodian, required in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is a party, the performance by the Collateral Custodian of the transactions contemplated hereby and thereby and the fulfillment by the Collateral Custodian of the terms hereof and thereof have been obtained to the extent necessary for the Collateral Custodian to perform its obligations under this Agreement in accordance with the terms hereof. There is no litigation, proceeding or investigation pending or, to the knowledge of the Collateral Custodian, threatened against the Collateral Custodian, before any Governmental Authority (A) asserting the invalidity of this Agreement or any other Transaction Document or (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document. No injunction, writ, restraining order or other order of any nature adversely affects the Collateral Custodian’s performance of its obligations under this Agreement or any Transaction Document to which the Collateral Custodian is a party.

(f)            Validity, Etc. The Agreement and the other Transaction Documents to which it is a party constitute the legal, valid and binding obligation of the Collateral Custodian, enforceable against the Collateral Custodian in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws and general principles of equity.

ARTICLE V.
GENERAL COVENANTS

Section 5.01        Affirmative Covenants of the Borrower. From the Closing Date until the Facility Termination Date:

(a)          Organizational Procedures and Scope of Business. The Borrower will observe all organizational procedures required by its Constituent Documents. Without limiting the foregoing, the Borrower will limit the scope of its business to: (i) the acquisition of Portfolio Assets and the ownership and management of the Portfolio Assets and the related assets in the Collateral Portfolio, (ii) the sale, transfer or other disposition of Portfolio Assets as and when permitted under the Transaction Documents, (iii) entering into and performing under the Transaction Documents, consenting or withholding consent as to proposed amendments, waivers and other modifications of the Underlying Agreements to the extent not in conflict with the terms of this Agreement or any other Transaction Document, (v) exercising any rights (including but not limited to voting rights and rights arising in connection with a Bankruptcy Event with respect to an Obligor or the consensual or non-judicial restructuring of the debt or equity of an Obligor) or remedies in connection with the Portfolio Assets and participating in the committees (official or otherwise) or other groups formed by creditors of an Obligor to the extent not in conflict with the terms of this Agreement or any other Transaction Document, (vi) acquiring Portfolio Assets directly from third-parties (other than Holdings) on an arms-length basis, (vii) contracting with third–parties to provide services as may be required from time to time by the Borrower in connection with the Transaction Documents, including legal, investment, accounting, data processing, administrative and management services, (viii) taking any and all other action necessary to maintain the existence of the Borrower as a limited liability company in good standing under the laws of the State of Delaware and/or to qualify the Borrower to do business as a foreign limited liability company in any other state in which such qualification is required, and (ix) engaging in those lawful activities, including entering into other agreements and any amendments, supplements or restatements to the Transaction Documents to which it is a party or such other agreements and issuing any other instruments, that are necessary, convenient or advisable to accomplish the foregoing or are incidental thereto or in connection therewith.

(b)          Special Purpose Entity Requirements. The Borrower will at all times (i) maintain at least one Independent Director, (ii) maintain its own separate books and records and bank accounts, (iii) hold itself out to the public and all other Persons as a legal entity separate from Holdings and any other Person (although, in connection with certain advertising and marketing, the Borrower may be identified as a Subsidiary of Holdings), (iv) file its own tax returns, if any, as may be required under Applicable Law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any Taxes so required to be paid under Applicable Law in accordance with the terms of this Agreement, (v) except as contemplated by the Transaction Documents, not commingle its assets with assets of any other Person, (vi) conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence, (vii) maintain separate financial statements, except to the extent that the Borrower's financial and operating results are consolidated with those of Holdings in consolidated financial statements, (viii) pay its own liabilities only out of its own funds, (ix) maintain an arm's-length relationship with its Affiliates, (x) pay the salaries of its own employees, if any, (xi) not hold out its credit or assets as being available to satisfy the obligations of others, (xii) allocate fairly and reasonably any overhead for shared office space, (xiii) use separate stationery, invoices and checks, (xiv) except as expressly permitted by this Agreement, not pledge its assets as security for the obligations of any other Person, (xv) correct any known misunderstanding regarding its separate identity, (xvi) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities and pay its operating expenses and liabilities from its own assets, (xvii) observe in all respects all Delaware limited liability company formalities and (xviii) cause the directors, officers, agents and other representatives of the Borrower to act at all times with respect to the Borrower consistently and in furtherance of the foregoing and in the best interests of the Borrower.

(c)           Preservation of Company Existence. Subject to Section 5.02(n), the Borrower will preserve and maintain its limited liability company existence, rights, franchises and privileges in the jurisdiction of its formation and will promptly obtain and thereafter maintain qualifications to do business as a foreign limited liability company in any other jurisdiction in which it does business and in which it is required to so qualify under Applicable Law.

(d)          Deposit of Collections. The Borrower shall promptly (but in no event later than two (2) Business Days after receipt thereof) deposit or cause to be deposited into the Collection Account any and all Available Collections received by the Borrower.

(e)          Material Loan Agreement Modifications; Material Investment Event; Underlying Obligor Default.

(i)                     The Borrower shall give prior written notice to the Administrative Agent and the Lenders of any proposed Material Loan Agreement Modification with respect to any Portfolio Asset. If notified by the Borrower, the Majority Lenders shall have (i) five (5) Business Days with respect to all Material Loan Agreement Modifications not relating to payment defaults and (ii) ten (10) Business Days with respect to all Material Loan Agreement Modifications relating to all payment defaults, to consent or decline to consent to such Material Loan Agreement Modification. Whether or not such notice is given or such consent is obtained, the Borrower may proceed with such Material Loan Agreement Modification, but, if such consent is not obtained, the Borrower shall make any necessary adjustments to the calculation of the Borrowing Base and Total Portfolio Value as a result thereof as required by Section 2.04(b). For the avoidance of doubt, if the Majority Lenders do not respond to the request for consent for any proposed Material Loan Agreement Modification within the five (5) Business Day period or ten (10) Business Day period, as the case may be, such consent shall be deemed to have been declined.

(ii)                  The Borrower shall give written notice to the Lenders of any proposed Material Investment Event with respect to any Equity Investment to the extent such Material Investment Event affects the value of the Borrowing Base and Total Portfolio Value, and shall make any necessary adjustments to the calculation of as a result thereof.

(iii)                  Notwithstanding the foregoing, the Borrower shall give written notice to the Lenders, the Facility Servicer and the Collateral Custodian of any occurrence of any Underlying Obligor Default after the Closing Date with respect to any Portfolio Asset within five (5) Business Days after obtaining knowledge thereof.

(f)            Rating Agency Information; Maintenance of Credit Rating. If applicable, the Borrower shall provide Egan-Jones or any other NRSRO that is then engaged by the Borrower to rate the Advances, as applicable, with all available information that is reasonably requested by Egan-Jones or such other NRSRO, as applicable, in connection with its rating of the Advances. The Borrower shall use commercially reasonable efforts to annually maintain a rating of the Advances from Egan-Jones or such other NRSRO, as applicable and to provide the Lenders with a copy of all rating letters issued to the Borrower in connection therewith.

(g)          Required Portfolio Documents. The Borrower (or the Portfolio Asset Servicer on their behalf) shall deliver to the Collateral Custodian, the Facility Servicer and the Initial Lender electronic copies of the Required Portfolio Documents, the Portfolio Asset Checklist pertaining to each such Portfolio Asset at least one (1) Business Day prior to the Cut-Off Date pertaining to such Portfolio Asset or such later date as the Initial Lender may agree.

(h)          Notice of Income Tax Liability. The Borrower shall furnish to the Administrative Agent and the Initial Lender telephonic, email or facsimile notice within ten (10) Business Days (confirmed in writing within five (5) Business Days thereafter) of the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments (i) to the Tax liability of Holdings or any "affiliated group" (within the meaning of Section 1504(a)(l) of the Code) of which Holdings is a member in an amount equal to or greater than $1,000,000 in the aggregate or (ii) to the Tax liability of the Borrower itself in an amount equal to or greater than $500,000 in the aggregate. Any such notice shall specify the nature of the items giving rise to such adjustments and the amounts thereof.

(i)            Notice of Auditors' Management Letters. The Borrower shall promptly notify the Administrative Agent and the Initial Lender after the receipt of any auditors' management letters received by the Borrower or by its accountants.

(j)            Notice of Breaches of Representations and Warranties. The Borrower shall promptly (in the case of Section 4.01(aa), not more than two (2) Business Days after a Responsible Officer of the Borrower receives notice or obtains knowledge thereof) notify the Administrative Agent, the Collateral Custodian and the Initial Lender if any representation or warranty set forth in Section 4.01 or 4.02 was materially incorrect at the time it was given or deemed to have been given and at the same time deliver to the Collateral Custodian, the Administrative Agent and the Initial Lender a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Borrower shall notify the Collateral Custodian, the Administrative Agent and the Initial Lender in the manner set forth in the preceding sentence with respect to any representation or warranty that a Portfolio Asset is an Eligible Portfolio Asset on or before the related date of determination of any facts or circumstances within the knowledge of a Responsible Officer of the Borrower which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made.

(k)          Notice of Event of Default. The Borrower shall notify the Administrative Agent, with a copy to Initial Lender, with prompt (and in any event within five (5) Business Days following the acquisition of knowledge or receipt of notice by a Responsible Officer of the Borrower) written notice of the occurrence of each Unmatured Event of Default or Event of Default of which a Responsible Officer of the Borrower has knowledge or has received notice and no later than three (3) Business Days following such written notice, the Borrower will provide to the Administrative Agent, with a copy to the Initial Lender a written statement of a Responsible Officer of the Borrower setting forth the details of such event and the action that the Borrower proposes to take with respect thereto.

(l)            Notice of Material Events. The Borrower shall promptly, upon a Responsible Officer of the Borrower becoming aware thereof, notify the Administrative Agent, in writing, of any event or other circumstance known to the Borrower that would reasonably be expected to result in a Material Adverse Effect.

(m)        Notice of Litigation. The Borrower shall promptly, and in any event within five (5) Business Days after a Responsible Officer of the Borrower receives notice or obtains knowledge thereof, notify the Administrative Agent and the Initial Lender, in writing, of the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof, including pursuant to any applicable Environmental Laws, that would reasonably be expected to result in liability of the Borrower in an aggregate amount exceeding $5,000,000.

(n)          Notice of ERISA Reportable Events. The Borrower shall promptly notify the Administrative Agent and the Initial Lender, in writing, after a Responsible Officer of the Borrower receives notice of the occurrence of any Reportable Event with respect to any Pension Plan except for any such Reportable Event that would not reasonably be expected to result in a Material Adverse Effect, and provide the Administrative Agent with a copy of such notice.

(o)          Notice of Accounting Changes. Within three (3) Business Days after the effective date thereof, the Borrower will provide to the Administrative Agent written notice of any change in the accounting policies of the Borrower.

(p)          Additional Information; Additional Documents. The Borrower shall provide the Administrative Agent and the Initial Lender with any financial or other information reasonably requested by the Administrative Agent or the Initial Lender to support the representations set forth in this Agreement. Notwithstanding anything to the contrary in this provision, the Borrower and its Affiliates will not be required to disclose, permit the inspection, examination or making copies or abstracts of, or discuss, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or agents) is prohibited by law or (iii) in the Borrower’s or Affiliate’s reasonable judgment, would compromise any attorney-client privilege, privilege afforded to attorney work product or similar privilege; provided that the Borrower shall make available redacted versions of requested documents or, if unable to do so consistent with the preservation of such privilege, shall make commercially reasonable efforts to disclose information responsive to the requests of the Administrative Agent, any Lender or any of their respective representatives and agents, in a manner that will protect such privilege.

(q)          Protection of Security Interest. The Borrower will take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of the Collateral Portfolio free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including (i) with respect to the Portfolio Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing, filing and maintaining (at the expense of the Borrower) effective financing statements against Holdings in all necessary or appropriate filing offices (including any amendments thereto or assignments thereof) and filing continuation statements, amendments or assignments with respect thereto in such filing offices (including any amendments thereto or assignments thereof), (ii) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (iii) at the expense of the Borrower, take all action necessary to cause a valid, subsisting and enforceable first priority perfected security interest, subject only to Permitted Liens, to exist in favor of the Administrative Agent (for the benefit of the Secured Parties) in the Borrower’s interests in the Collateral, including the filing of a UCC financing statement in the applicable jurisdiction adequately describing the Collateral (which may include an “all asset” filing), and naming the Borrower as debtor and the Administrative Agent as the secured party, and filing continuation statements, amendments or assignments with respect thereto in such filing offices (including any amendments thereto or assignments thereof) and (iv) take all additional action that the Facility Servicer or Administrative Agent (acting at the written direction of the Majority Lenders) may reasonably request to perfect, protect and more fully evidence the respective first priority (subject to Permitted Liens) perfected security interests of the parties to this Agreement in the Collateral, or to enable the Administrative Agent to exercise or enforce any of their respective rights hereunder (on its own behalf or through the Facility Servicer).

(r)           Liens. The Borrower will promptly notify the Administrative Agent and the Initial Lender, in writing, of the existence of any material Lien on the Collateral known to the Borrower (other than Permitted Liens) and the Borrower shall defend the right, title and interest of the Administrative Agent, for the benefit of the Secured Parties, in, to and under the Collateral against all claims of third parties to the extent commercially reasonable to do so (as determined by the Borrower in its reasonable discretion), other than with respect to Permitted Liens.

(s)           No Changes in Fees. The Borrower will not make any material changes to the Fees or amend, restate, supplement or otherwise modify the Fee Letters in any material respect without the prior written approval of the Majority Lenders.

(t)           Compliance with Applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower shall at all times comply with all Applicable Law (including Environmental Laws and all federal securities laws).

(u)          Proper Records. The Borrower shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and establish all such proper reserves in accordance with GAAP. The Borrower shall account for the Transfer to it from the Transferor of any Portfolio Asset under each Portfolio Asset Assignment as a Transfer of such Portfolio Asset in its books and Records.

(v)          Satisfaction of Obligations. The Borrower shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves with respect thereto have been provided on the books of the Borrower.

(w)         Payment of Taxes. The Borrower shall pay and discharge all material Taxes, levies, liens and other charges on it or its assets and on the Collateral, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(x)           Tax Treatment. The Borrower, Holdings and the Lenders shall treat the Advances advanced hereunder as indebtedness of the entity of which the Borrower is considered to be a part for U.S. federal income tax purposes and to file any and all tax forms in a manner consistent therewith and not to take any position inconsistent therewith except as required under Applicable Law.

(y)          Notification Forms. After the occurrence and during the continuance of an Event of Default, upon written request of the Facility Servicer or Administrative Agent, the Borrower shall furnish the Facility Servicer and Administrative Agent, as applicable, with an appropriate power of attorney to send (at the written direction of the Majority Lenders) notification forms to the Obligors or any agent, administrative agent, Counterparty Lender, Underlying Agent or Underlying Servicer, as applicable, of the Administrative Agent’s interest in the Collateral and the obligation to make payments as directed by the Administrative Agent (acting at the written direction of the Majority Lenders).

(z)           Disregarded Entity. The Borrower will be disregarded as an entity separate from its owner pursuant to Treasury Regulation Section 301.7701-3(b), and neither the Borrower nor any other Person on its behalf shall make an election to be, or take any other action that is reasonably likely to result in the Borrower being, treated as other than an entity disregarded from its owner under Treasury Regulation Section 301.7701-3(c).

(aa)       Access to Records. From time to time and, prior to the occurrence and continuance of an Unmatured Event of Default or Event of Default, upon not less than five (5) Business Days advance notice, permit the Administrative Agent or any Person designated by the Administrative Agent or Initial Lender and at the sole cost and expense of the Borrower, to, during normal hours, visit and inspect at reasonable intervals its and any Person to which it delegates any of its duties under the Transaction Documents books, records and accounts relating to its business, financial condition, operations, assets and its performance under the Transaction Documents, and to make copies thereof or abstracts therefrom, and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, all as often as the Administrative Agent (acting at the written direction of the Majority Lenders) or Initial Lender may reasonably request; provided that (i) the Administrative Agent and Initial Lender shall use all reasonable efforts to coordinate their inspections, (ii) so long as an Event of Default has not occurred or is continuing, the Borrower shall be responsible for the cost and expense of no more than one site visit in any calendar year and (iii) the Borrower shall not be obligated to disclose any information (x) that constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or agents) is prohibited by law or (z) in the Borrower’s reasonable judgment, would compromise any attorney-client privilege, privilege afforded to attorney work product or similar privilege.

(bb)      Sanctions and Anti-Terrorism, Anti-Money Laundering and Anti-Corruption Compliance. The Borrower shall maintain in effect policies and procedures designed to ensure compliance by the Borrower and its directors, officers, employees, and agents with applicable Sanctions and Anti-Terrorism Laws, Anti-Money Laundering Laws and Anti-Corruption Laws. The Borrower shall not use the proceeds of any Advance, directly or indirectly, for any payments that would constitute a violation of any applicable Sanctions and Anti-Terrorism Laws, Anti-Money Laundering Laws or Anti-Corruption Laws, in any other manner that would constitute or result in a violation of Sanctions and Anti-Terrorism Laws, Anti-Money Laundering Laws or Anti-Corruption Laws by any Person.

(cc)        Financial Reporting. The Borrower will furnish to the Administrative Agent, the Facility Servicer and the Initial Lender:

(i)                     (a) within 60 days after the end of each fiscal quarter of each fiscal year, commencing September 30, 2020 (x) a Quarterly LTV Certificate, including the report of an independent nationally recognized third-party valuation firm engaged by the Borrower and reasonably approved by the Facility Servicer (provided that any party receiving such report has delivered a customary non-reliance letter acceptable to such third-party valuation firm to the extent required by such third-party valuation firm), and (y) an updated Schedule I, identifying any Portfolio Assets acquired or disposed of during each such fiscal quarter, and (b) within 60 days after the end of each of its first three fiscal quarters of each fiscal year, commencing September 30, 2020, an unaudited financial report of the Borrower containing a statement of assets, liabilities and capital, and a statement of operations for each fiscal quarter;

(ii)                   so long as Advances are outstanding on or after December 31, 2020, within 120 days after the end of each fiscal year, commencing with the fiscal year ended December 31, 2020, audited financial statements of the Borrower, audited by a firm of nationally recognized independent public accountants, as of the end of such fiscal year; and

(iii)                  in connection with the financial statements delivered pursuant to clauses (i) and (ii) above, quarterly investor reports delivered to the Borrower by the Obligor with respect to any Equity Investments that are relevant for the purposes of the calculation of the Equity Investment Value.

(dd)      Valuation Policies.

(i)                     Prior to the Closing Date, the Borrower shall provide the Facility Servicer and the Initial Lender with a copy of the Borrower’s valuation policies, together with any valuation policies of the Private Equity Fund provided to the Borrower with respect to the Private Equity Fund.

(ii)                   The Borrower shall notify the Facility Servicer and the Initial Lender in writing of (i) any material change in the Borrower’s valuation policies, and (ii) any material change in the valuation policies of the Private Equity Fund notified to the Borrower, and provide a written copy of such change, each within five (5) Business Days of such change, or notice thereof.

(ee)      Allocation of Charges. There will not be any agreement or understanding between Holdings and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent) providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges; provided that it is understood and acknowledged that the Borrower will be consolidated with Holdings for tax purposes.

Section 5.02        Negative Covenants of the Borrower. From the Closing Date until the Facility Termination Date:

(a)          Special Purpose Entity Requirements. Except as otherwise permitted by this Agreement, the Borrower shall not (i) make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that the Borrower may invest in those Portfolio Assets and other investments permitted under the Transaction Documents and may make any advance required or expressly permitted to be made pursuant to any provisions of the Transaction Documents and permit the same to remain outstanding in accordance with such provisions, (ii) become insolvent or fail to pay its debts and liabilities from its assets when due, or (iii) create, form or otherwise acquire any Subsidiaries.

(b)          Requirements for Material Actions. The Borrower shall not fail to provide (and at all times the Borrower’s organizational documents shall reflect) that the unanimous consent of all members (including the consent of the Independent Director) is required for the Borrower to (i) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (ii) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (iii) file a petition seeking or consent to reorganization or relief under any applicable federal or State law relating to bankruptcy or insolvency, (iv) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (v) make any assignment for the benefit of the Borrower’s creditors or (vi) admit in writing its inability to pay its debts generally as they become due.

(c)           Protection of Title. Except as otherwise permitted under this Agreement, the Borrower shall not take any action which would directly or indirectly materially impair or adversely affect the Borrower’s title to the Collateral Portfolio.

(d)          Transfer Limitations. Except as permitted pursuant to Section 2.11, the Borrower shall not transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Collateral to any person other than the Administrative Agent for the benefit of the Secured Parties or in connection with Permitted Liens, or engage in financing transactions or similar transactions with respect to the Collateral with any person other than pursuant to this Agreement.

(e)          Indebtedness; Liens. The Borrower shall not create, incur, assume or suffer to exist any Indebtedness for borrowed money other than the Obligations. The Borrower shall not create, incur or permit to exist any Lien in or on any of the Collateral subject to the Lien granted by the Borrower pursuant to this Agreement, other than Permitted Liens.

(f)            Organizational Documents. The Borrower shall not modify or terminate any of the organizational or operational documents of the Borrower in any manner that would adversely affect the interests of the Lenders without the prior written consent of the Majority Lenders.

(g)          Merger, Acquisitions, Sales, etc. The Borrower shall not change its organizational structure, enter into any transaction of merger or consolidation or amalgamation or Sale (other than pursuant to Section 2.11), or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) in any manner that would adversely affect the interests of the Lenders without the prior written consent of the Majority Lenders.

(h)          Use of Proceeds. The Borrower shall not use the proceeds of the Advance other than (i) to finance the Transfer of Eligible Portfolio Assets, (ii) to pay fees and expenses of Holdings and the Borrower in connection with the transactions contemplated by this Agreement and any Underlying Agreement, including brokers fees, and (iii) to make Restricted Junior Payments permitted hereunder. The Borrower shall not, directly or indirectly, use the proceeds of the Advances in any manner that would result in a violation of Sanctions and Anti-Terrorism Laws or Anti-Money Laundering Laws by any Person.

(i)            Limited Assets. The Borrower shall not hold or own any assets that are not part of the Collateral Portfolio or as otherwise contemplated by Sections 5.01(a), 5.01(b), 5.02(a) and (b).

(j)            Portfolio Asset Assignments. The Borrower will not amend, modify, waive or terminate any provision of any Portfolio Asset Assignment in any manner that would materially and adversely affect the interests of the Lenders without the prior written consent of the Majority Lenders.

(k)          Restricted Junior Payments. The Borrower shall not make (i) distributions of Portfolio Assets except as expressly contemplated under Section 2.11 or (ii) any Restricted Junior Payment, except that the Borrower may make Restricted Junior Payments so long as no Event of Default has occurred and the LTV does not exceed 25% (after giving effect to any substantially concurrent use of proceeds of any Advance, Transfer of Eligible Portfolio Assets and Sale of Eligible Portfolio Assets and/or any prepayment of Advances).

(l)            ERISA Matters. Except as would not reasonably be expected to result in a Material Adverse Effect, the Borrower will not (i) fail to meet the minimum funding standard set forth in Sections 302(a) and 303 of ERISA and Sections 412(a) and 430 of the Code with respect to any Pension Plan, (ii) fail to make any payments to a Multiemployer Plan that the Borrower may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (iii) terminate any Pension Plan so as to result, directly or indirectly in any liability to the Borrower or (iv) permit to exist any occurrence of any Reportable Event with respect to any Pension Plan. The Borrower’s assets shall at no time constitute “plan assets” as such term is defined by Section 3(42) of ERISA.

(m)          Instructions Regarding Payments. The Borrower (and the Portfolio Asset Servicer on their behalf) will not make any change in its instructions to the Obligors or any agent, administrative agent, Counterparty Lender, Underlying Agent or Underlying Servicer, as applicable, regarding payments to be made with respect to the related Portfolio Asset to the Collection Account, as applicable, unless the Majority Lenders have directed, or otherwise have consented in writing to such change.

(n)          Change of Jurisdiction, Location, Names or Location of Portfolio Asset Files. The Borrower shall not change the jurisdiction of its formation, change the location of its principal place of business and chief executive office or make any change to its name or use any tradenames, fictitious names, assumed names, “doing business as” names or other names unless, prior to the effective date of any such change in the jurisdiction of its formation, change in location or name change or use, the Borrower provides at least ten (10) days’ (or such shorter period as the Administrative Agent (acting at the written direction of the Initial Lender) may agree) prior written notice thereof and delivers to the Administrative Agent such financing statements as the Administrative Agent (acting at the written direction of the Initial Lender) may request to reflect such change in the jurisdiction of its formation, change in location or name change or use, together with any other documents and instruments as the Administrative Agent (acting at the written direction of the Majority Lenders) may reasonably request in connection therewith. The Borrower shall not move, or consent to the Collateral Custodian moving, the Portfolio Asset Files from the location thereof on the Closing Date, unless the Administrative Agent (acting at the written direction of the Majority Lenders) shall consent to such move in writing.

(o)          Tax Treatment. The Borrower shall not elect to be treated as a corporation for U.S. federal income tax purposes (and shall not allow Holdings to elect to treat it as a corporation for U.S. federal income tax purposes) and shall take all reasonable steps necessary to avoid being treated as a corporation for U.S. federal income tax purposes.

Section 5.03        Affirmative Covenants of Holdings. From the Closing Date until the Facility Termination Date:

(a)           Preservation of Company Existence. Holdings will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its formation and will promptly obtain and thereafter maintain qualifications to do business as a foreign corporation in any other State in which it does business and in which it is required to so qualify under Applicable Law unless the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

(b)          Protection of Security Interest. Holdings shall take all action that the Facility Servicer or the Administrative Agent (acting at the written direction of the Majority Lenders) may reasonably request to perfect, protect and more fully evidence the first priority (subject to Permitted Liens) perfected security interest of the Administrative Agent, for the benefit of the Secured Parties, in the Pledged Equity, or to enable the Administrative Agent to exercise or enforce any of its rights hereunder.

(c)           Liens. Holdings will promptly notify the Administrative Agent, in writing, of the existence of any Lien on the Pledged Equity known to Holdings (other than Permitted Liens) and Holdings shall defend the right, title and interest of the Administrative Agent, for the benefit of the Secured Parties, in and to the Pledged Equity against all claims of third parties to the extent commercially reasonable to do so (as determined by Holdings in its reasonable discretion), other than with respect to Permitted Liens, in each case at the expense of the Borrower.

(d)          Compliance with Applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Holdings shall at all times comply with all Applicable Law (including Environmental Laws, and all federal securities laws).

Section 5.04        Negative Covenants of Holdings. From the Closing Date until the Facility Termination Date:

(a)          Protection of Title. Except as otherwise permitted under this Agreement, Holdings shall not take any action which would directly or indirectly materially impair or adversely affect Holdings’ title to the Pledged Equity.

(b)          Transfer Limitations. Holdings shall not transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Pledged Equity to any person other than the Administrative Agent for the benefit of the Secured Parties, other than Permitted Liens, or engage in financing transactions or similar transactions with respect to the Pledged Equity with any person other than the Administrative Agent.

(c)           Liens. Holdings shall not create, incur or permit to exist any Lien in or on any of the Pledged Equity, other than Permitted Liens.

(d)          Organizational Documents; Investment Management Agreement. Holdings shall not modify or terminate any of the organizational or operational documents of Holdings in any manner that would adversely affect the Administrative Agent’s security interest in the Pledged Equity.

(e)          Change of Jurisdiction, Location or Names. Holdings shall not change the jurisdiction of its formation, change the location of its principal place of business and chief executive office or make any change to its name, prior to the effective date of any such change in the jurisdiction of its formation, change in location or change in name, Holdings provides at least ten (10) days’ (or such shorter period as the Administrative Agent (acting at the written direction of the Initial Lender) may agree) prior written notice thereof and delivers to the Administrative Agent such financing statements as the Administrative Agent (acting at the written direction of the Majority Lenders) may request to reflect such change in the jurisdiction of its formation, change in location or name change or use, together with any other documents and instruments as the Administrative Agent (acting at the written direction of the Majority Lenders) may reasonably request in connection therewith.

(f)            Change in Management. There shall not be any change in management relating to (x) Thomas Gahan and (y) one of Michael E. Paasche or Blair Faulstich not being an employee of Benefit Street Partners L.L.C., that is actively involved in the management of Holdings or an Affiliate thereof for any continuous 60-day period, other than due to temporary absences for family leave, and such persons are not replaced with other individuals reasonably acceptable to the Initial Lender within 60 days of such event.

Section 5.05        Affirmative Covenants of the Applicable Servicer. From the Closing Date until the Facility Termination Date:

(a)          Compliance with Applicable Law. Each Applicable Servicer will comply in all material respects with all Applicable Law.

(b)          Preservation of Existence. Each Applicable Servicer will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification would reasonably be expected to have a Material Adverse Effect.

(c)           Obligations and Compliance with Collateral Portfolio. Subject to the Servicing Standard, the Portfolio Asset Servicer will duly fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with the administration of each item of Collateral Portfolio and will do nothing to impair the rights of the Administrative Agent, for the benefit of the Secured Parties, or of the Secured Parties in, to and under the Collateral Portfolio.

(d)          Obligor Financial Statements; Valuation Reports; Other Reports. The Portfolio Asset Servicer will deliver to the Administrative Agent and the Facility Servicer, with respect to each Obligor, (i) to the extent received by Borrower and/or the Portfolio Asset Servicer pursuant to a Underlying Agreement, the complete financial reporting package with respect to such Obligor and with respect to each Portfolio Asset for such Obligor provided to the Borrower and/or the Portfolio Asset Servicer either monthly or quarterly, as the case may be, by such Obligor, which delivery shall be made within ten (10) Business Days after Portfolio Asset Servicer's or the Borrower's receipt thereof, and (ii) asset and portfolio level monitoring reports prepared by the Portfolio Asset Servicer with respect to the Portfolio Assets, which delivery shall be made within 60 days of the end of each fiscal quarter of Holdings. The Portfolio Asset Servicer will promptly deliver to the Administrative Agent and the Facility Servicer, upon reasonable request and to the extent received by the Borrower and/or the Portfolio Asset Servicer, all other documents and information required to be delivered by the Obligors to the Borrower and/or the Portfolio Asset Servicer with respect to any Portfolio Asset included in the Collateral Portfolio.

Section 5.06        Negative Covenants of the Applicable Servicer. From the Closing Date until the Facility Termination Date:

(a)          Required Portfolio Documents and Portfolio Asset Files. The Applicable Servicer will not dispose of any documents constituting the Required Portfolio Documents and Portfolio Asset Files in any manner that is inconsistent with the performance of its obligations as the Applicable Servicer pursuant to this Agreement and will not dispose of any portion of the Collateral Portfolio except in each case, as contemplated by this Agreement or as is consistent with the Servicing Standard.

Section 5.07        Affirmative Covenants of the Collateral Custodian. From the Closing Date until the Facility Termination Date:

(a)          Compliance with Applicable Law. The Collateral Custodian will comply in all material respects with all Applicable Law.

(b)          Preservation of Existence. The Collateral Custodian will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification would reasonably be expected to have a Material Adverse Effect.

(c)           Location of Required Portfolio Documents and Portfolio Asset Files. Subject to Article IX, any electronic copies of the Required Portfolio Documents and Portfolio Asset Files shall remain at all times in the possession of the Collateral Custodian unless the electronic copies of the Required Portfolio Documents or Portfolio Asset Files are released to the Facility Servicer on a temporary basis in accordance with the terms hereof, except as such electronic copies of the Required Portfolio Documents or Portfolio Asset Files may be released pursuant to the terms of this Agreement. Notwithstanding the foregoing, Collateral Custodian shall retain electronic copies of the Required Portfolio Documents and Portfolio Asset Files.

Section 5.08        Negative Covenants of the Collateral Custodian. From the Closing Date until the Facility Termination Date:

(a)          Required Portfolio Documents and Portfolio Asset File. The Collateral Custodian will not dispose of any documents constituting the Required Portfolio Documents or the Portfolio Asset File in any manner that is inconsistent with the performance of its obligations as the Collateral Custodian pursuant to this Agreement and will not dispose of any item of the Collateral Portfolio except as contemplated by this Agreement.

(b)          No Changes in Collateral Custodian Fees. The Collateral Custodian will not make any changes to the Collateral Custodian Fees or amend, restate, supplement or otherwise modify the Collateral Custodian Fee Letter without the prior written approval of the Borrower.

ARTICLE VI.
EVENTS OF DEFAULT

Section 6.01        Events of Default. If any of the following events (each, an “Event of Default”) occurs:

(a)          the Borrower fails to make any payment of (i) any Obligation (other than the payment of any amount upon the Maturity Date) when due and such failure is not cured within five (5) Business Days or (ii) any Obligation on the Maturity Date;

(b)          the Borrower defaults in making any payment required to be made under one or more agreements for borrowed money to which it is a party in an aggregate principal amount in excess of $2,500,000 and any such failure continues unremedied for two (2) Business Days, or an event of default is declared under any such agreement, in each case, and such default is not cured or waived in accordance with such agreement;

(c)           any failure on the part of the Borrower or Holdings to observe or perform any of its covenants or agreements set forth in this Agreement or the other Transaction Documents to which it is a party that has a Material Adverse Effect on the Secured Parties (other than covenants or agreements with respect to which another clause of this Section 6.01 expressly relates, which shall not, on its own, constitute an Event of Default under this clause (c)) and the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower by the Administrative Agent or any Lender and (ii) the date on which a Responsible Officer of the Borrower acquires knowledge thereof;

(d)          the occurrence of a Bankruptcy Event relating to the Borrower or Holdings;

(e)          the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction against the Borrower or Holdings for the payment of money in excess of $5,000,000 in the aggregate (unless such judgment is covered by third party insurance as to which the insurer has been notified of such judgment, decree or order and has not denied coverage) where the Borrower or Holdings, as applicable, shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms within 60 days or (ii) perfected a timely appeal, decree or order and caused the execution of the same to be stayed during the pendency of the appeal;

(f)            (i) the breach by any Loan Party of the covenants set forth in Sections 5.01 (a), (b), (c), (e), (g), (h), (i), (j), (k), (l), (m), (n) and (z) or Section 5.03(a) or (ii) any failure on the part of any Loan Party to observe or perform any covenants or agreements of such Loan Party set forth in Sections 5.02 and 5.04.

(g)          (i) any Transaction Document, or any Lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower or Holdings; provided that, there shall be no Event of Default under this clause (g)(i) to the extent such Event of Default arises solely from the action (or inaction) of the Account Bank, the Collateral Custodian, the Administrative Agent, the Facility Servicer or a Lender, (ii) the Borrower or Holdings shall, directly or indirectly, contest in writing in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any Lien or security interest thereunder or (iii) any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a first priority perfected security interest (subject to Permitted Liens) except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document; provided that there shall be no Event of Default under this clause (g)(iii) to the extent such Event of Default arises from the action (or inaction) of the Account Bank, the Collateral Custodian, the Administrative Agent, the Facility Servicer or a Lender;

(h)           any Change of Control shall occur;

(i)            any representation, warranty or certification made by the Borrower or Holdings in any Transaction Document or in any agreement, instrument, certificate or other document delivered pursuant to any Transaction Document shall prove to have been incorrect in any material respect when made and the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower by the Administrative Agent (acting at the written direction of the Majority Lenders) or any Lender and (ii) the date on which a Responsible Officer of the Borrower acquires knowledge thereof; or

(j)            (a) the occurrence of any Market Trigger Event, other than an LTV Trigger Event that has been cured pursuant to Section 2.08(b)(ii) or 2.16; or (b) a breach by the Investment Manager or Holdings of their respective obligations under the Investment Management Agreement;

then the Administrative Agent shall, at the written direction of the Majority Lenders, or the Majority Lenders may, in each case, by notice to the Borrower, declare the Maturity Date to have occurred; provided that, in the case of any event described in Section 6.01(d), the Maturity Date is deemed to have occurred automatically upon the occurrence of such event. Upon the occurrence and during the continuation of any Event of Default, (i) Lenders may decline to make any Advance hereunder or terminate their commitments to make Advances hereunder, (ii) the Administrative Agent shall, at the written direction of the Majority Lenders, or the Majority Lenders may declare the Advances to be immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower) and any other Obligations to be immediately due and payable; provided that, in the case of any event described in Section 6.01(d), the Advances and other Obligations become immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower) without the need of any notice to the Borrower upon the occurrence of such event and (iii) the Administrative Agent, acting at the written direction of the Majority Lenders, shall instruct the Account Bank to distribute all amounts on deposit in the Collection Account as described in Section 2.08(a) (provided that the Borrower shall in any event remain liable to pay such Advances and all such amounts and Obligations immediately in accordance with Section 2.08(a)). In addition, upon the occurrence and during the continuation of any Event of Default, the Lenders and the Administrative Agent, on behalf of the Secured Parties, shall have, in addition to all other rights and remedies under this Agreement, the other Transaction Documents or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other Applicable Law, which rights shall be cumulative.

Section 6.02        Pledged Equity.

(a)          Except as otherwise set forth in Section 6.02(b) or 6.02(c):

(i)                     Holdings shall be entitled to exercise any and all voting or other consensual rights and powers inuring to an owner of Pledged Equity or any part thereof and Holdings agrees that it shall exercise such rights for purposes not in contravention of the terms of this Agreement and the other Transaction Documents.

(ii)                   Holdings shall be entitled to receive and retain any and all dividends and other distributions paid on or distributed in respect of the Pledged Equity (without any obligation to contribute such amounts to the Collection Account), to the extent and only to the extent that such dividends and other distributions are not prohibited by the terms and conditions of this Agreement; provided that any noncash dividends or other distributions that would constitute Pledged Equity, shall be and become part of the Pledged Equity, and, if received by Holdings, shall not be commingled by Holdings with any of its other property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent and the Secured Parties and Holdings shall promptly take all steps reasonably necessary to ensure the validity, perfection and priority (subject to Permitted Liens), including promptly delivering the same to the Administrative Agent in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent). So long as no Event of Default has occurred and is continuing, the Administrative Agent shall cooperate with Holdings with respect to making exchanges of Pledged Equity in connection with any exchange or redemption of such Pledged Equity not prohibited by this Agreement, which such cooperation shall include delivery of any such Pledged Equity in exchange for replacement Pledged Equity. For the avoidance of doubt, the Borrower agrees to reimburse the Administrative Agent for any costs or expenses incurred due to the provisions of this Section 6.02(a)(ii).

(b)          Upon the occurrence and during the continuance of an Event of Default, after the delivery of notice to Holdings by the Administrative Agent, or upon the occurrence of any event described in Section 6.01(d) (without notice), all rights of Holdings to dividends or other distributions that Holdings is authorized to receive pursuant to Section 6.02(a)(ii) shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends or other distributions during the continuance of an Event of Default. All dividends or other distributions received by Holdings contrary to the provisions of this Section 6.02(b) shall be held in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of Holdings and shall be promptly delivered to the Administrative Agent in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent). Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this Section 6.02(b) shall be retained by the Administrative Agent in the Collection Account and shall be applied in accordance with the terms of this Agreement. After all Events of Default have been waived or are no longer continuing, the Administrative Agent, upon written direction from the Majority Lenders, shall promptly repay to Holdings (without interest) all dividends or other distributions that Holdings would otherwise be permitted to retain pursuant to the terms of Section 6.02(a)(ii) and that remain in such account.

(c)           Upon the occurrence and during the continuance of an Event of Default (and after the delivery of notice to Holdings) or upon the occurrence of any event described in Section 6.01(d) (without notice), then (i) all rights of Holdings to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to Section 6.02(a)(i) shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers acting at the written direction of the Majority Lenders; provided that, unless otherwise directed by the Majority Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit Holdings to exercise such rights and (ii) in order to permit the Administrative Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, Holdings shall promptly execute and deliver (or cause to be executed and delivered) to the Administrative Agent all proxies, dividend payment orders and other instruments as the Administrative Agent (acting at the written direction of the Majority Lenders) may from time to time reasonably request. After all Events of Default have been waived or are no longer continuing, Holdings shall have the exclusive right to exercise the voting or consensual rights and powers that Holdings would otherwise be entitled to exercise pursuant to the terms of Section 6.02(a)(i).

(d)          Any notice given by the Administrative Agent to the Borrower under this Section 6.02 shall be given in writing.

Section 6.03        Additional Remedies.

(a)          Upon the occurrence and during the continuation of an Event of Default, and without limiting the remedies provided in this Article VI, the Administrative Agent shall, at the written direction of the Majority Lenders, (i) sell or otherwise dispose of any of the Collateral or the Pledged Equity at public or private sales and take possession of the proceeds of any such sale or disposition, (ii) instruct the obligor or obligors on any account, agreement, instrument or other obligation constituting Collateral or Pledged Equity to make any payment required by the terms of such account, agreement, instrument or other obligation to or at the direction of the Administrative Agent (acting at the written direction of the Majority Lenders), (iii) give notice of sole control or any other instruction under the Account Control Agreement and take any action therein with respect to Collateral subject thereto, (iv) in accordance with Section 6.02, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Equity, exchange certificates or instruments representing or evidencing Pledged Equity for certificates or instruments of smaller or larger denominations, exercise the voting and all other rights as a holder with respect thereto, including exchange, subscription or any other rights, privileges or options pertaining to any Pledged Equity, and otherwise act with respect to the Pledged Equity as though the Administrative Agent was the absolute owner thereof and (v) in accordance with Section 6.02, collect and receive all cash dividends, interest, principal and other distributions made on any Pledged Equity.

(b)          Any Collateral or Pledged Equity to be sold or otherwise disposed of pursuant to this Article VI may be sold or disposed of in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice upon such terms and conditions, including price, as the Administrative Agent (acting at the written direction of the Majority Lenders) may deem commercially reasonable, for cash or on credit or for future delivery without assumption of any credit risk). Any sale or disposition of Collateral or Pledged Equity may be made without the Administrative Agent giving warranties of any kind with respect to such sale or disposition and the Administrative Agent may specifically disclaim any warranties of title or the like. The Administrative Agent may comply with any applicable State or federal law requirements in connection with a sale or disposition of the Collateral or Pledged Equity and compliance will not be considered to adversely affect the commercial reasonableness of any such sale or disposition. If any notice of a proposed sale or disposition of the Collateral or Pledged Equity is required by law, such notice is deemed commercially reasonable and proper if given at least ten (10) Business Days before such sale or disposition. The Administrative Agent (or its nominee) has the right upon any public sale of Collateral or Pledged Equity and, to the extent permitted by law, upon any such private sale of Collateral or Pledged Equity, to purchase the whole or any part of the Collateral or Pledged Equity so sold or disposed of free of any right of equity redemption, which equity redemption the Borrower hereby waives. Upon any sale or disposition of Collateral or Pledged Equity, the Administrative Agent has the right to deliver and transfer to the purchaser or transferee thereof the Collateral or Pledged Equity so sold or disposed of.

(c)           For the avoidance of doubt, this Agreement (including this Article VI) shall be subject to the special servicing activities provisions in Section 8.05.

(d)          Following an acceleration of the Obligations upon the occurrence and during the continuation of an Event of Default in accordance with Section 6.01, the Borrower will use reasonable best efforts to execute all documentation and obtain all consents reasonably necessary to assign to the Servicer all of Borrower’s right, title and interest to each Eligible Portfolio Asset.

ARTICLE VII.
THE ADMINISTRATIVE AGENT

Section 7.01        Appointment and Authority; Rights as Lender.

(a)          Each of the Lenders hereby irrevocably appoints U.S. Bank National Association to act on its behalf as the Administrative Agent hereunder and under the other Transaction Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VII are solely for the benefit of the Administrative Agent, the Lenders and the other Secured Parties, and neither the Borrower nor Holdings shall have rights as a third-party beneficiary of any of such provisions, other than with respect to the rights set forth in Section 7.05. It is understood and agreed that the use of the term “agent” herein or in any other Transaction Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)          The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender (to the extent it is also a Lender) as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its capacity as Lender, if applicable. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower, Holdings or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 7.02        Exculpatory Provisions.

(a)          The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Transaction Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)                     shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default or Unmatured Event of Default has occurred and is continuing;

(ii)                   shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Transaction Documents that the Administrative Agent is required to exercise as directed in writing by the Initial Lender or the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Transaction Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Transaction Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Bankruptcy Law; and

(iii)                  shall not, except as expressly set forth herein and in the other Transaction Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, Holdings or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)          The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VI and Section 11.01), provided that, no action or any omission to act, taken by the Administrative Agent at the written direction of the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Transaction Documents) shall constitute gross negligence or willful misconduct, including with respect to Sections 7.07, or 10.01 of this Agreement or (ii) in the absence of its own bad faith, gross negligence or willful misconduct with respect to the performance of its obligations under this Agreement as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall not be deemed to have knowledge of any default, Event of Default, Unmatured Event of Default, Servicer Termination Event or event or information, or be required to act upon any default, Event of Default, Unmatured Event of Default, Servicer Termination Event or event or information (including the sending of any notice) unless the Administrative Agent shall have received written notice of such default, Event of Default, Unmatured Event of Default, Servicer Termination Event or event or information and such notice refers to this Agreement and states that it is a notice of such default, Event of Default, Unmatured Event of Default, Servicer Termination Event or event or information, and shall have no duty to take any action to determine whether any such event, Unmatured Event, Servicer Termination Event of Default or Event of Default has occurred. The Administrative Agent’s receipt of reports (including Payment Date Reports) and any publicly available information, shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein. All reports, notices and documents delivered to the Administrative Agent hereunder shall be delivered promptly or otherwise made available by the Administrative Agent to each Lender.

(c)          The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Transaction Document, (ii) the contents or accuracy of any certificate, report or other document or electronic communication delivered hereunder or thereunder or in connection herewith or therewith and shall not be required to recalculate, certify or verify any information therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default, Unmatured Event of Default or Servicer Termination Event, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)          The Administrative Agent shall not be under any obligation (i) to monitor, determine or verify the unavailability or cessation of LIBOR or any Alternate Base Rate (or any other applicable index, floating rate, interest rate or LIBOR replacement, any Alternate Base Rate or any alternate benchmark rate), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any event as described under Section 2.05(d), (ii) to select, determine or designate any replacement to LIBOR, the Alternate Base Rate or other alternate benchmark rate, or other successor or replacement rate, or whether any conditions to the designation of such a rate have been satisfied, or (iii) to select, determine or designate any adjustment or other modifier to any replacement to LIBOR or any Alternate Base Rate, other replacement or successor rate or index, or alternate benchmark rate (iv) to determine whether or what amendments or other changes are necessary or advisable, if any, in connection with any of the foregoing.

(e)          The Administrative Agent shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of the LIBOR (or any LIBOR replacement or other applicable index, floating rate or other interest rate or alternate benchmark rate) and absence of any alternate benchmark rate or other replacement index or floating rate, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Lenders, the Borrower, or the Portfolio Asset Servicer, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties.

Section 7.03        Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely conclusively upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, opinion, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or Holdings), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice or opinion of any such counsel, accountants or experts. As to any matters not expressly provided for by any Transaction Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Transaction Document in accordance with instructions given by the Majority Lenders or, if provided in this Agreement, in accordance with the instructions given by the Majority Lenders or all Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant to such instructions shall be binding on all of the Lenders. The Administrative Agent shall not be required to take any action hereunder at the request of any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Administrative Agent, (i) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (ii) shall expose the Administrative Agent to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto).

Section 7.04        Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Transaction Document by or through any one or more agents, sub-agents or attorneys appointed by the Administrative Agent. The Administrative Agent and any such agents, sub-agent or attorneys may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VII shall apply to any such party and to the Related Parties of the Administrative Agent and any such party. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, sub-agents or attorney appointed by it with reasonable care except as determined by a court of competent jurisdiction by final and nonappealable judgment to the extent that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such appointees.

Section 7.05        Resignation of Administrative Agent.

(a)          The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right to appoint a successor, with the consent of the Borrower the extent no Event of Default is continuing (such consent not to be unreasonably withheld; provided, the successor Administrative Agent complies with Section 2.14(g)). If no such successor shall have been so appointed by the Majority Lenders or shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, petition a court of competent jurisdiction for the appointment of a successor Administrative Agent. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. Notwithstanding anything to the contrary contained herein, no Competitor shall be appointed as a successor Administrative Agent.

(b)          With effect from the Resignation Effective Date (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and (ii) except for any fees, expenses and indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to fees, expenses and indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Transaction Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Transaction Documents, the provisions of this Article VII and Section 11.07 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and Administrative Agent shall be entitled to any fees accrued and payable up to the Resignation Effective Date to the extent not previously paid.

Section 7.06        Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Transaction Document or any related agreement or any document furnished hereunder or thereunder.

Section 7.07        Indemnification by Lenders. Each Lender agrees to indemnify and hold harmless the Administrative Agent (or an sub-agent thereof) or any Related Party of any of the foregoing (to the extent not indefeasibly indemnified by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so) with respect to any unpaid amount required under Article X or Section 11.07 to be paid by it, based on and to the extent of such Lender’s Pro Rata Share of such unpaid amount (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Pro Rata Share at such time), including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing acting for the Administrative Agent (or an sub-agent) in connection with such capacity. The obligations of the Lenders to make payments pursuant to this Section 7.07 are several and not joint. The failure of any Lender to make any such payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its payment under this Section 7.07. The obligations of the Lenders under this Section 7.07 shall survive the resignation or removal of the Administrative Agent or the termination of this Agreement.

Section 7.08        Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Bankruptcy Law or any other judicial proceeding relative to the Borrower or Holdings, the Administrative Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties under Section 11.07) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.07.

Section 7.09        Collateral Matters.

(a)          Each Lender authorizes the Administrative Agent to release any Lien on any Collateral granted to or held by the Administrative Agent, for the benefit of the Secured Parties, under this Agreement or any other Transaction Document, including the Collateral and Pledged Equity (i) as provided in Section 2.12 or (ii) if approved, authorized or ratified in writing in accordance with Article VI or Section 11.01. Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property. In each case as specified in this Section 7.09, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the Facility Servicer such documents as the Facility Servicer may reasonably request to evidence the release of such item of Collateral and Pledged Equity from the assignment and security interest granted under this Agreement or the other Transaction Documents in accordance with the terms of the Transaction Documents and this Section 7.09.

(b)          The Administrative Agent shall not be responsible for or have a duty to ascertain the validity of or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, for the legality, enforceability, effectiveness or sufficiency of the Transaction Documents, the existence, priority, creation, validity, enforceability or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by the Borrower or the Applicable Servicer in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral or the Lien thereon.

(c)           It is understood and agreed that the Administrative Agent (i) shall have no responsibility with respect to the determination of whether any Pledged Equity is certificated or uncertificated and (ii) the Administrative Agent shall only be responsible for holding Pledged Equity to the extent actually received.

ARTICLE VIII.
ADMINISTRATION AND SERVICING OF COLLATERAL PORTFOLIO

Section 8.01        Appointment and Designation of the Applicable Servicer.

(a)          Initial Applicable Servicer.

(i)                     The Borrower and the Administrative Agent (acting at the direction of the Lenders) hereby appoint Massachusetts Mutual Life Insurance Company, pursuant to the terms and conditions of this Agreement, as Facility Servicer, with the authority to take the actions required of it hereunder and under the other Transaction Documents. Massachusetts Mutual Life Insurance Company hereby accepts such appointment and agrees to perform the duties and responsibilities of the Facility Servicer pursuant to the terms hereof until such time as it resigns or is removed as Facility Servicer pursuant to the terms hereof. The Facility Servicer and Borrower hereby acknowledge that the Administrative Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Facility Servicer hereunder.

(ii)                   The Borrower and the Administrative Agent (acting at the direction of the Lenders) hereby appoint Business Development Corporation of America, pursuant to the terms and conditions of this Agreement, as Portfolio Asset Servicer, with the authority to service, administer and exercise rights and remedies, on behalf of Borrower, in respect of the payments to Borrower or Portfolio Asset Servicer under the Collateral Portfolio that are to be Collections, and to take the actions required of it hereunder and under the other Transaction Documents. Business Development Corporation of America hereby accepts such appointment and agrees to perform the duties and responsibilities of the Portfolio Asset Servicer pursuant to the terms hereof until such time as it resigns or is removed as Portfolio Asset Servicer pursuant to the terms hereof. The Portfolio Asset Servicer and Borrower hereby acknowledge that the Administrative Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Portfolio Asset Servicer hereunder.

(b)          Servicer Termination Notice. The Borrower, each Applicable Servicer and the Administrative Agent hereby agree that, upon the occurrence of a Servicer Termination Event, the Administrative Agent, by written notice to an Applicable Servicer (a “Servicer Termination Notice”), shall, upon the written direction of the Majority Lenders, terminate all of the rights, obligations, power and authority of such Applicable Servicer under this Agreement. On and after the receipt by such Applicable Servicer of a Servicer Termination Notice pursuant to this Section 8.01(b), such Applicable Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Administrative Agent (upon the written direction of the Majority Lenders) in writing or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Administrative Agent (upon written direction of the Majority Lenders), until a date mutually agreed upon by such Applicable Servicer and the Administrative Agent (upon written direction of the Majority Lenders). If such Applicable Servicer is the Facility Servicer, such Applicable Servicer shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.08, fees, amounts, expenses or indemnities it is entitled to pursuant to the provisions of this Agreement (collectively, the “Servicer Termination Expenses”). To the extent amounts held in the Collection Account and paid in accordance with Section 2.08 are insufficient to pay the Servicer Termination Expenses, Borrower (and to the extent Borrower fails to so pay, the Lenders based on their Pro Rata Share) agrees to pay the Servicer Termination Expenses within ten (10) Business Days of receipt of an invoice therefor. On the termination date specified in this Section 8.01(b), such Applicable Servicer agrees that it will terminate its activities as Facility Servicer or Portfolio Asset Servicer, as applicable, hereunder in a manner that the Administrative Agent (acting at the written direction of the Majority Lenders) and, if no Event of Default has occurred and is continuing at such time, the Borrower, believes will facilitate the transition of the performance of such activities to a Replacement Servicer, and the Replacement Servicer shall assume each and all of such Applicable Servicer’s obligations under this Agreement and the other Transaction Documents, on the terms and subject to the conditions herein set forth, and such Applicable Servicer shall use its commercially reasonable efforts to assist the Replacement Servicer in assuming such obligations.

(c)           Appointment of Replacement Servicer. At any time following the delivery of a Servicer Termination Notice or receipt of any notice of resignation under Section 8.10, the Administrative Agent (acting at the written direction of the Majority Lenders) shall, with the consent of Borrower (such consent not to be unreasonably withheld or delayed and such consent not being required if an Event of Default has occurred and is continuing), appoint a new servicer (the “Replacement Servicer”), which appointment shall take effect upon the Replacement Servicer accepting such appointment by a written assumption in a form satisfactory to the Administrative Agent (acting at the written direction of the Majority Lenders) and, if no Event of Default has occurred and is continuing at such time, Borrower (such approval not to be unreasonably withheld or delayed). Any Replacement Servicer shall be an established financial institution, having a net worth of not less than $50,000,000 and whose regular business includes the servicing of assets similar to the Collateral Portfolio. Notwithstanding anything to the contrary herein, no Competitor shall be appointed as a Replacement Servicer.

(d)          Liabilities and Obligations of Replacement Servicer. Upon its appointment, any Replacement Servicer shall be the successor in all respects to such Applicable Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on such Applicable Servicer by the terms and provisions hereof, and all references in this Agreement to such Applicable Servicer shall be deemed to refer to the Replacement Servicer; provided that any Replacement Servicer shall have (i) no liability with respect to any action performed by the prior Applicable Servicer prior to the date that the Replacement Servicer becomes the successor to such Applicable Servicer or any claim of a third party based on any alleged action or inaction of the prior Applicable Servicer, (ii) no obligation with respect to any Taxes on behalf of Borrower, except for any payment made out of the Collection Account as provided in Section 2.14, (iii) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby and (iv) no liability or obligation with respect to any prior Applicable Servicer indemnification obligations of any prior Applicable Servicer. The indemnification obligations of the Replacement Servicer upon becoming an Applicable Servicer, are expressly limited to those arising on account of its bad faith, gross negligence or willful misconduct, or the failure to perform materially in accordance with its duties and obligations set forth in this Agreement.

(e)          Authority and Power. All authority and power granted to an Applicable Servicer under this Agreement shall automatically cease and terminate on the Facility Termination Date and shall pass to and be vested in the Borrower thereafter. Each Applicable Servicer agrees to cooperate with the Borrower in effecting the termination of the responsibilities and rights of each Applicable Servicer to conduct servicing of this Agreement (including the right to direct remittances out of the Collection Accounts).

(f)            Subcontracts. The Applicable Servicer may subcontract with any other Person for servicing and administering in respect of the payments to the Borrower or Portfolio Asset Servicer under the Collateral Portfolio that are to be Collections under this Agreement; provided that (A) the Applicable Servicer shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to any such Person, (B) the Facility Servicer shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Facility Servicer pursuant to the terms hereof without regard to any subcontracting arrangement and (C) any such subcontract shall be terminable upon the occurrence and during the continuance of a Servicer Termination Event. The Applicable Servicer shall not be responsible for the negligence or misconduct of any agent, sub-agents or attorney appointed by it with reasonable care, except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Applicable Servicer acted with gross negligence or willful misconduct in the selection of such appointees. The Administrative Agent (acting at the direction of the Lenders) and each of the Lenders hereby acknowledge that the Portfolio Asset Servicer has engaged BDCA Adviser, LLC in accordance with terms of the Management Agreement.

(g)          Waiver. The Borrower acknowledges that the Administrative Agent or any of its Affiliates may act as a Replacement Servicer, and the Borrower waives any and all claims against the Administrative Agent, each Lender or any of their respective Affiliates and the Facility Servicer (other than claims relating to such party’s gross negligence or willful misconduct as determined in a final and nonappealable judgment of a court of competent jurisdiction) relating in any way to the custodial or collateral administration functions having been performed by the Administrative Agent or any of its Affiliates in accordance with the terms and provisions (including the standard of care) set forth in the Transaction Documents.

Section 8.02        Duties of the Portfolio Asset Servicer.

(a)          Duties. The Portfolio Asset Servicer shall take or cause to be taken all such actions as may be necessary or advisable to service, administer and collect on the Collateral Portfolio from time to time, all in accordance with Applicable Law and the Servicing Standard and to take the actions of the Portfolio Asset Servicer under this Agreement and the other Transaction Documents. Without limiting the foregoing, the duties of the Portfolio Asset Servicer shall include the following:

(i)               maintaining the following records for each Portfolio Asset:

a.	any Portfolio Asset Assignment;

b.	as applicable, the Participation Agreement, any related supplement to such Participation Agreement;

c.	the related Portfolio Asset Checklist or a supplement thereto, copies of the related Underlying Agreement and each other agreement instrument or certificate and other document identified in such Portfolio Asset Checklist, and copies of any amendment, waiver, supplement or modification of any thereof that is delivered to the Portfolio Asset Servicer;

d.	each material request, notice and report delivered by an Obligor, Counterparty Lender or Underlying Servicer to the Portfolio Asset Servicer, to the extent received by the Portfolio Asset Servicer hereunder, and all requests, notices and other correspondence delivered by the Portfolio Asset Servicer, under an Underlying Agreement; and

e.	all account statements, reports and other material documents and correspondence received by the Portfolio Asset Servicer from the Collection Account.

(ii)              maintaining all necessary servicing records with respect to the Collateral Portfolio received from the Underlying Servicers or received by it pursuant to this Agreement and providing such records to the Administrative Agent and each Lender (with a copy to the Collateral Custodian) together with such other information with respect to the Collateral Portfolio (including information relating to the Portfolio Asset Servicer’s performance under this Agreement) as may be required hereunder or as the Administrative Agent, the Initial Lender or the Majority Lenders may reasonably request, including but not limited to:

a.	on a monthly basis, a cash flow report prepared by the Collateral Custodian and designating any such cash flows with respect to the Portfolio Assets as either principal or interest; and

b.	any continuing Underlying Obligor Default and the nature thereof.

(iii)            maintaining and implementing administrative and operating procedures and keeping and maintaining all documents, books, records and other information received from the Underlying Servicers or pursuant to this Agreement reasonably necessary or advisable for the collection of the Collateral Portfolio;

(iv)             promptly delivering to the Administrative Agent, the Facility Servicer or the Collateral Custodian from time to time, such information and servicing records (to the extent received by the Portfolio Asset Servicer), including information relating to the Portfolio Asset Servicer’s performance under this Agreement, as the Administrative Agent (as directed in writing by Majority Lenders) may from time to time reasonably request;

(v)              notifying the Administrative Agent of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim that is or is threatened in writing to be asserted by an Obligor with respect to any Portfolio Asset (or portion thereof) of which it has knowledge or has received notice;

(vi)             maintaining the perfected first priority security interest (subject to Permitted Liens) of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral to the extent required by the Transaction Document;

(vii)           monitoring and recording in the records for the Collateral Portfolio any interest rate adjustments in connection with the Loan Agreements to the extent notice thereof is provided by the Underlying Servicers;

(viii)          monitoring and recording in the records for the Collateral Portfolio any Tax and insurance escrows, Distributions and payment with respect to the Underlying Collateral to the extent such information is received from the Underlying Servicers;

(ix)             monitoring and recording in the records for the Collateral Portfolio any casualty losses or condemnation proceedings in respect of any related Underlying Collateral and administering any proceeds related thereto in accordance with the applicable Loan Agreements, in each case to the extent such information is provided to the Portfolio Asset Servicer; provided that if the Underlying Agreements provide for any decision or discretion with respect to application of such Proceeds, the Portfolio Asset Servicer shall seek written instructions from the Borrower with respect to such application;

(x)              monitoring all payments made with respect to the Portfolio Assets;

(xi)             identifying Principal Collections, Interest Collections and Excluded Amounts and preparing statements with respect to Collections, all as required by this Agreement; and

(xii)            following the occurrence and during the continuance of an Event of Default, instructing the Obligors, on the Portfolio Assets to make payments with respect to the related Portfolio Asset directly into the Collection Account and otherwise directing or depositing Collections into the Collection Account.

(b)          The Portfolio Asset Servicer may perform any and all of its duties and exercise its rights and powers hereunder or under any other Transaction Document by or through any one or more agents, sub-agents or attorneys appointed by the Portfolio Asset Servicer. The Portfolio Asset Servicer and any such agents, sub-agent or attorneys may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The Portfolio Asset Servicer shall not be responsible for the negligence or misconduct of any agent, sub-agents or attorney appointed by it with reasonable care, except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Portfolio Asset Servicer acted with gross negligence or willful misconduct in the selection of such appointees.

(c)           Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent and the Secured Parties of their rights hereunder shall not release the Portfolio Asset Servicer or the Borrower from any of their duties or responsibilities with respect to the Collateral Portfolio. The Secured Parties and the Administrative Agent shall not have any obligation or liability with respect to any Collateral Portfolio, nor shall any of them be obligated to perform any of the obligations of the Portfolio Asset Servicer or the Borrower hereunder.

(d)          Any payment by an Obligor or a Counterparty Lender in respect of any Indebtedness or Underlying Portfolio Obligation owed by it to the Borrower shall, except as otherwise specified by such Obligor or the applicable Participation Agreement or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent (acting at the written direction of the Initial Lender), be applied as a collection of a payment by such Obligor or Counterparty Lender to the extent of any amounts then due and payable thereunder (starting with the oldest such outstanding payment due) before being applied to any other receivable or other obligation of such Obligor or Counterparty Lender.

Section 8.03        Duties of the Facility Servicer.

(a)          The Facility Servicer shall take or cause to be taken all such actions as may be necessary or advisable to service, administer and collect on this Agreement from time to time, all in accordance with Applicable Law. Without limiting the foregoing, the Facility Servicer shall prepare and provide a Payment Date Report as set forth in Section 8.09(b).

(b)          The Facility Servicer is not required to take any action under this Agreement or any other Transaction Document that, in its opinion or the opinion of its counsel, would reasonably be likely to expose the Facility Servicer to liability or that is contrary to any Transaction Document or Applicable Law. The Facility Servicer shall not be liable for any action taken or not taken by it under this Agreement or any other Transaction Document with the consent or at the request of the Borrower, the Administrative Agent or the Majority Lenders (or all Lenders, as applicable and as set forth in Sections 6.01 and 11.01). In the event the Facility Servicer requests the consent of a Lender pursuant to the foregoing provisions and the Facility Servicer does not receive a response (either positive or negative) from such Person within ten (10) Business Days of such Person’s receipt of such request, then such Lender shall be deemed to have declined to consent to the relevant action.

(c)           The Facility Servicer shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any of the other Transaction Documents in the absence of its own gross negligence or willful misconduct as determined in a final and nonappealable judgment of a court of competent jurisdiction. Without limiting the foregoing, the Facility Servicer (i) may consult with legal counsel (including counsel for the Borrower, the Administrative Agent or the Facility Servicer), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (ii) shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Transaction Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (other than by the Facility Servicer), (C) except as otherwise expressly provided herein, the performance or observance by any party (other than the Facility Servicer) of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default or Unmatured Event of Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document or (E) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Facility Servicer (if any) and (iii) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents for relying on any notice (including notice by telephone), consent, certificate or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties.

(d)          The Facility Servicer shall be entitled to rely conclusively upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, opinion, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person, or to inquire as to or verify the veracity of any information or statement made or contained therein. The Facility Servicer also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Facility Servicer may consult with legal counsel (who may be counsel for Borrower or Holdings), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. As to any matters not expressly provided for by any Transaction Document, the Facility Servicer shall in all cases be fully protected in acting, or in refraining from acting, under any Transaction Document in accordance with instructions given by the Administrative Agent, Initial Lender or, if provided in this Agreement, in accordance with the instructions given by the Majority Lenders or all Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant to such instructions shall be binding on all of the Lenders.

Section 8.04        Authorization of the Applicable Servicer.

(a)          Each of the Borrower, the Administrative Agent (acting at the direction of the Lenders) and each Lender hereby authorizes the Applicable Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Applicable Servicer and not inconsistent with the security interest of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral, to collect all amounts due under the Collateral Portfolio, including endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral Portfolio and, after the delinquency of any Portfolio Asset, and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof; provided that the Facility Servicer shall not take such actions unless an Event of Default has occurred and is continuing. The Borrower and the Administrative Agent on behalf of the Secured Parties shall furnish the Applicable Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Applicable Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Applicable Servicer as reasonably requested, at the sole cost and expense of the Borrower, in order to facilitate the collectability of the Collateral Portfolio. In no event shall the Applicable Servicer be entitled to make the Secured Parties, the Administrative Agent or any Lender a party to any litigation without such party’s express prior written consent. In the performance of its obligations hereunder, the Applicable Servicer shall not be obligated to take, or to refrain from taking, any action which the Borrower or any Lender requests that the Applicable Servicer take or refrain from taking to the extent that the Applicable Servicer determines in its reasonable and good faith judgment that such action or inaction (i) may cause a violation of applicable laws, regulations, codes, ordinances, court orders or restrictive covenants with respect to any Portfolio Asset, the Borrower or any Obligor, (ii) may cause a violation of any provision of this Agreement, a Fee Letter or a Required Portfolio Document or any other Transaction Document or (iii) may be a violation of the Servicing Standard.

(b)          After the Maturity Date, at the direction of the Administrative Agent (acting at the written direction of the Majority Lenders), the Applicable Servicer shall take such action as the Majority Lenders may deem necessary or advisable to enforce collection of the Portfolio Assets; provided that the Administrative Agent may (at the written direction of the Majority Lenders), at any time that an Event of Default has occurred and is continuing, notify the Obligor, agent, administrative agent, Counterparty Lender, Underlying Agent or Underlying Servicer, as applicable, with respect to any Portfolio Asset of the assignment of such Portfolio Asset to the Administrative Agent for the benefit of the Secured Parties and direct that payments of all amounts due or to become due thereunder be made directly to the Administrative Agent or any servicer, collection agent or account designated by the Administrative Agent and, upon such notification and at the expense of the Borrower, the Administrative Agent (acting at the written direction of the Majority Lenders) may enforce collection of any such Portfolio Asset, and adjust, settle or compromise the amount or payment thereof.

Section 8.05        Collection of Payments; Accounts.

(a)          Collection Efforts, Modification of Collateral Portfolio. The Portfolio Asset Servicer shall use commercially reasonable efforts to collect or cause to be collected, all payments called for under the terms and provisions of the Portfolio Assets included in the Collateral Portfolio as and when the same become due, all in accordance with the Servicing Standard. The Portfolio Asset Servicer may not waive, modify or otherwise vary any provision of a Portfolio Asset in any manner contrary to the Servicing Standard. If the Portfolio Asset Servicer does not receive from the related Underlying Servicer, Counterparty Lender or Obligor the payments to be paid to Borrower or the Portfolio Asset Servicer as Collections on the date when such payments are scheduled to be made (to the extent the Portfolio Asset Servicer has received such payment information from the Underlying Servicer), the Portfolio Asset Servicer shall promptly notify the Borrower and such Underlying Servicer, Counterparty Lender or Obligor.

(b)          Acceleration. If consistent with the Servicing Standard (and, if applicable, the relevant Participation Agreement or Loan Agreement), the Portfolio Asset Servicer, if directed by the Borrower, shall accelerate or vote to accelerate, as applicable, the maturity of all or any Scheduled Payments and other amounts due under any Loan Asset promptly after such Loan Asset owned by, or Underlying Portfolio Obligation with respect to, the Borrower, as applicable, becomes defaulted.

(c)           Taxes and other Amounts. The Portfolio Asset Servicer will use its commercially reasonable efforts to collect all payments with respect to amounts due for Taxes, assessments and insurance premiums relating to each Portfolio Asset or Underlying Portfolio Obligation, as applicable, to the extent required to be paid to the Borrower or related Counterparty Lender or Underlying Agent, as applicable, for such application under the applicable Loan Agreement and remit such amounts to the appropriate Governmental Authority or insurer as required by the Loan Agreements.

(d)          [Reserved].

(e)          Collection Account. Each of the parties hereto hereby agrees that (i) the Collection Account is intended to be a “deposit account” or “securities account” within the meaning of the UCC and as provided in the Account Control Agreement and (ii) after the delivery of a Notice of Exclusive Control, only the Administrative Agent and the Facility Servicer shall be entitled to exercise the rights with respect to the Collection Account and to direct the disposition of funds in the Collection Account in accordance with Section 2.08. If at any time a Responsible Officer of Borrower obtains knowledge that the Collection Account ceases to be maintained by a Qualified Institution, then Borrower shall transfer such account to another Qualified Institution.

(f)            Loan and Participation Agreements. Notwithstanding any term hereof to the contrary, neither the Administrative Agent nor the Collateral Custodian shall be under any duty or obligation in connection with the acquisition by the Borrower of, or the grant of a security interest by the Borrower to the Administrative Agent in, any Portfolio Asset to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower under the related Loan Agreements or Participation Agreements, or otherwise to examine the Loan Agreements and Participation Agreements, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including any necessary consents). The Collateral Custodian shall hold any instrument delivered to it evidencing any Portfolio Asset granted to the Administrative Agent hereunder as custodial agent for the Administrative Agent in accordance with the terms of this Agreement.

(g)          Adjustments. If (i) the Portfolio Asset Servicer makes a deposit into the Collection Account in respect of a Collection of a Portfolio Asset and such Collection was received by the Portfolio Asset Servicer in the form of a check that is not honored for any reason or (ii) the Portfolio Asset Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Portfolio Asset Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

Section 8.06        Realization Upon Portfolio Assets.

(a)          Consistent with the Servicing Standard and the applicable Underlying Agreement or Participation Agreement, the Portfolio Asset Servicer will monitor efforts of each Counterparty Lender or Underlying Servicer with respect to any Eligible Loan Asset as to which no satisfactory arrangements can be made for collection of delinquent payments, and any analysis by such Counterparty Lender, Underlying Agent or Underlying Servicer, as applicable, proposing a course of action to maximize value with respect to any related Underlying Collateral, including whether to hold for value, sell or transfer any equity or other securities it has received in connection with a default, workout, restructuring or plan of reorganization with respect to the related Underlying Portfolio Obligations. After the occurrence and during the continuance of an Event of Default, the Portfolio Asset Servicer will comply with the Servicing Standard, the applicable Loan Agreement and Participation Agreement and Applicable Law in directing a Counterparty Lender, Underlying Agent or Underlying Servicer, as applicable, to realize upon Underlying Collateral, and employ practices and procedures, to direct the related Counterparty Lender, or Underlying Agent to enforce the obligations of Obligors by foreclosing upon, repossessing and causing the sale of such Underlying Collateral at public or private sale.

(b)          Notwithstanding anything to the contrary herein, the Administrative Agent and Facility Servicer shall not be required to take any action with respect to the Collateral Portfolio, nor shall it be required to take any actions, relating to any special servicing activities (it being understood and agreed that Administrative Agent or the Facility Servicer, as applicable, shall determine whether any obligations or actions of the Administrative Agent or Facility Servicer, as applicable, expressly set forth in this Agreement or the other Transaction Documents shall constitute special servicing activities), except to the extent (i) agreed to between the Borrower, the Lenders and the Facility Servicer, pursuant to a separate fee letter agreement and (ii) the parties to such fee agreement agree to address any conflicts presented by such performance of special servicing activities reasonably requested by the Administrative Agent and the Facility Servicer.

Section 8.07        [Reserved].

Section 8.08        Payment of Certain Expenses. The Borrower (or the Facility Servicer on its behalf to the extent amounts are available in the Collection Account), shall be required to pay all fees and expenses owing to any financial institution in connection with the maintenance of the Collection Account. The Facility Servicer shall be reimbursed for any reasonable out-of-pocket expenses incurred hereunder (including reasonable out-of-pocket expenses paid by the Facility Servicer on behalf of the Borrower), subject to the availability of funds pursuant to Section 2.08; provided that, to the extent funds are not available for such reimbursement, the Facility Servicer shall be entitled to repayment of such expenses from the Borrower and if the Borrower fails to so reimburse the Facility Servicer, the Facility Servicer shall be entitled to be reimbursed by the Lenders (and each Lender hereby agrees to so reimburse the Facility Servicer as provided herein) within ten (10) Business Days of receipt of an invoice therefor.

Section 8.09        Reports.

(a)          Servicing Report. On each Reporting Date, the Portfolio Asset Servicer shall provide to the Borrower, the Administrative Agent and the Facility Servicer a report containing the information set forth on (and substantially in the form of) Exhibit J, including (i) a certification from the Portfolio Asset Servicer that a copy of each amendment, restatement, supplement, waiver or other modification to the Loan Agreement of any Portfolio Asset has been provided in accordance with Section 8.09(d), (ii) the Outstanding Principal Balance of all Eligible Portfolio Assets as of the Determination Date for such Reporting Date, (iii) the identification of Collections as Principal Collections, Interest Collections or Excluded Amounts and (iv) a calculation of LTV as of such Determination Date for such Reporting Date.

(b)          Payment Date Report. On each Reporting Date and two (2) Business Days prior to any Additional Payment Date, the Facility Servicer shall provide to the Administrative Agent and the Initial Lender a Payment Date Report containing the information set forth on (and substantially in the form of) Exhibit G, including the amounts to be remitted pursuant to Section 2.08 to the applicable parties on the related Payment Date or Additional Payment Date (which shall include any applicable wiring instructions of the parties receiving payment), as applicable, with respect to such Payment Date or Additional Payment Date.

(c)           Valuation Reports; Other Reports. The Portfolio Asset Servicer shall make available to the Lenders (which may be done through an online file sharing platform that is reasonably acceptable to the Administrative Agent (acting at the written direction of the Initial Lender) or deliver via email to the Administrative Agent within 30 days of receipt thereof, each servicing report and such other reports in respect of the Loan Agreements prepared by an Underlying Servicer with respect to an Eligible Portfolio Asset to the extent such reports have been received by the Portfolio Asset Servicer.

(d)          Amendments to Portfolio Assets. The Portfolio Asset Servicer will deliver to the Administrative Agent, the Facility Servicer and the Collateral Custodian a copy of any amendment, restatement, supplement, waiver or other modification to the Loan Agreement of any Portfolio Asset (along with any internal documents that are not privileged and prepared by its investment committee (or prepared by the Counterparty Lender and provided to the Counterparty Lender’s investment committee) in connection with such amendment, restatement, supplement, waiver or other modification) (i) with respect to any Material Loan Agreement Modification, promptly after receipt thereof and (ii) with respect to any amendment, restatement, supplement, waiver or other modification which is not a Material Loan Agreement Modification, within 30 days after the end of each quarter (in each case, to the extent received by the Portfolio Asset Servicer). The Portfolio Asset Servicer shall also deliver to the Administrative Agent any notice or other correspondence that it receives hereunder or with respect to any Eligible Portfolio Asset, in each case, to the extent it deems such material, promptly upon receipt thereof.

(e)          Delivery Methods. Notwithstanding anything to the contrary contained herein, information required to be delivered or submitted to any Secured Party pursuant to this Agreement shall be deemed to have been delivered on the date upon which such information is received through e-mail or another delivery method acceptable to the Administrative Agent.

Section 8.10        Applicable Servicer Not to Resign. An Applicable Servicer shall not resign from the obligations and duties hereby imposed on it except (a) upon such Applicable Servicer’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that such Applicable Servicer could take to make the performance of its duties hereunder permissible under Applicable Law or (b) upon at least 60 days’ (or such shorter period as the other parties may agree) prior notice to the other parties hereto. If no Replacement Servicer shall have been appointed and an instrument of acceptance by a Replacement Servicer shall not have been delivered to such Applicable Servicer within 30 days after the giving of such notice of resignation, the resigning Applicable Servicer may petition any court of competent jurisdiction for the appointment of a Replacement Servicer. No such resignation shall become effective until a Replacement Servicer shall have assumed the responsibilities and obligations of such Applicable Servicer in accordance with Section 8.01. Any Fees then due and owing to such Applicable Servicer and accrued through such date, including any expenses or indemnities it is entitled to pursuant to the provisions of this Agreement and any Fee Letter, shall be due and payable on such discharge date and shall be paid from amounts in the Collection Account in accordance with Section 2.08 and if such amounts are insufficient to pay such amounts then due and owing, shall be paid by the Borrower (or the Lenders if the Borrower fails to so pay such amounts) within ten (10) Business Days of receipt of an invoice therefor.

Section 8.11        Indemnification of the Facility Servicer. Each Lender agrees to indemnify the Facility Servicer from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Facility Servicer in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Facility Servicer hereunder or thereunder; provided that (a) the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Facility Servicer’s bad faith, gross negligence, willful misconduct or material breach of this agreement as determined by a final and non-appealable judgment of a court of competent jurisdiction and (b) no action taken in accordance with the directions of the Majority Lenders, Lenders or the Borrower shall be deemed to constitute bad faith, gross negligence, willful misconduct or material breach of this agreement for purposes of this Article VIII. Without limitation of the foregoing, each Lender agrees to reimburse the Facility Servicer, promptly upon demand, for any Fees due to it hereunder, out-of-pocket expenses (including reasonable fees of counsel) incurred by the Facility Servicer in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Facility Servicer or Lenders hereunder or thereunder and to the extent that the Facility Servicer is not reimbursed for such expenses by the Borrower under Section 2.08.

Section 8.12        Rights as a Lender. The Person serving as the Facility Servicer hereunder shall have the same rights and powers in its capacity as a Lender (to the extent it is also a Lender) as any other Lender and may exercise the same as though it were not the Facility Servicer, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Facility Servicer hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower and Holdings, or any Subsidiary or other Affiliate thereof as if such Person were not the Facility Servicer hereunder and without any duty to account therefor to the Lenders.

ARTICLE IX.
COLLATERAL CUSTODIAN

Section 9.01        Designation of Collateral Custodian.

(a)          Initial Collateral Custodian. The role of Collateral Custodian with respect to the Portfolio Asset Files and the Required Portfolio Documents shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 9.01. Each of the Borrower and the Administrative Agent (acting at the direction of the Lenders) hereby designates and appoints the Collateral Custodian to act as its agent and hereby authorizes the Collateral Custodian to take such actions on its behalf and to exercise such powers and perform such duties as are expressly granted to the Collateral Custodian by this Agreement and the Borrower and Administrative Agent (acting at the direction of the Lenders) hereby acknowledge that the Collateral Custodian is acting for the benefit of the Administrative Agent. The Collateral Custodian hereby accepts such agency appointment to act as Collateral Custodian pursuant to the terms of this Agreement, until its resignation or removal as Collateral Custodian pursuant to the terms hereof.

(b)          Successor Collateral Custodian. Upon the Collateral Custodian’s receipt of a Collateral Custodian Termination Notice from the Administrative Agent of the designation of a successor Collateral Custodian pursuant to the provisions of Section 9.05, the Collateral Custodian agrees that it will terminate its activities as Collateral Custodian hereunder.

Section 9.02        Appointment and Duties of Collateral Custodian.

(a)          Appointment. The Borrower and the Administrative Agent and each Secured Party hereby appoint U.S. Bank National Association to act as Collateral Custodian, for the benefit of the Secured Parties. The Collateral Custodian hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b)          Duties. The Collateral Custodian shall perform, on behalf of the Administrative Agent and the Borrower, the following duties and obligations:

(i)                     The Collateral Custodian shall take and retain custody of the Portfolio Asset Files and the Required Portfolio Documents delivered by the Portfolio Asset Servicer and Borrower pursuant to Section 5.01(g) in accordance with the terms and conditions of this Agreement, all for the benefit of the Administrative Agent on behalf of the Secured Parties. Within five (5) Business Days of receipt of any Required Portfolio Documents, the Collateral Custodian shall review such Required Portfolio Documents to confirm that (A) the Outstanding Principal Balance and the Obligor name on the applicable Loan Agreement and any related promissory note matches that on the Portfolio Asset Schedule and the Portfolio Asset number on the applicable Loan Agreement matches that on the Portfolio Asset Schedule, as applicable, and to the extent such Loan Agreement and related promissory note have been delivered to the Collateral Custodian, (B) such Required Portfolio Documents have been executed (either an original or a copy, as indicated on the related Portfolio Asset Checklist), appear to relate to such Portfolio Asset and have no mutilated pages, (C) filed copies of the UCC financing statements and other filings identified on the related Portfolio Asset Checklist are included and (D) if listed on the related Portfolio Asset Checklist, a copy of an Insurance Policy or insurance certificate with respect to any real or personal property constituting the Underlying Collateral for such Portfolio Asset is included (the items to be reviewed pursuant to this sentence, collectively, the “Review Criteria”). In order to facilitate the foregoing review by the Collateral Custodian, in connection with each delivery of a Portfolio Asset File hereunder to the Collateral Custodian, the Portfolio Asset Servicer shall provide to the Collateral Custodian an electronic copy of the related Portfolio Asset Checklist which contains the Portfolio Asset information with respect to the Portfolio Asset File being delivered, identification number and the name of the Obligor with respect to such Portfolio Asset. Notwithstanding anything herein to the contrary, the Collateral Custodian’s obligation to review the Portfolio Asset File shall be limited to the Review Criteria and based on the information provided on the related Portfolio Asset Checklist. If, at the conclusion of such review, the Collateral Custodian shall determine that (A) the Outstanding Principal Balance of the Portfolio Asset with respect to which it has received the Portfolio Asset File does not match the Outstanding Principal Balance set forth on the Portfolio Asset Schedule, the Collateral Custodian shall execute and deliver to the Portfolio Asset Servicer, the Facility Servicer and the Administrative Agent a certification (the “Collateral Custodian Certification”) substantially in the form attached hereto as Exhibit M, including an attached exception report (the “Exception Report”). The Borrower shall have ten (10) Business Days after notice or knowledge thereof to correct any non-compliance with any Review Criteria. In addition, if requested in writing by the Borrower or Portfolio Asset Servicer in accordance with Section 9.08 and approved by the Administrative Agent (acting at the written direction of the Majority Lenders), within ten (10) Business Days of the Collateral Custodian’s delivery of the Collateral Custodian Certification and the related Exception Report, the Collateral Custodian shall return any Portfolio Asset File which fails to satisfy a Review Criteria to the Borrower. Other than the foregoing, the Collateral Custodian shall not have any responsibility for reviewing any Portfolio Asset File. Notwithstanding anything herein to the contrary, the Collateral Custodian’s obligation to review the Required Portfolio Documents shall be limited to reviewing such Required Portfolio Documents based on the information provided on the Portfolio Asset Checklist.

(ii)                   In taking and retaining custody of the electronic copies of the Portfolio Asset Files, the Collateral Custodian shall be deemed to be acting as the agent of the Administrative Agent on behalf of the Secured Parties; provided that (A) the Collateral Custodian makes no representations as to the existence, perfection or priority of any Lien on the Portfolio Asset Files or the instruments therein and (B) the Collateral Custodian’s duties shall be limited to those expressly contemplated herein.

(iii)                  Any electronic copies of the Portfolio Asset Files shall be electronically stored at the locations specified as the address of the Collateral Custodian on Schedule IV or at such other locations as shall be specified to the Administrative Agent, Facility Servicer and the Borrower by the Collateral Custodian in a written notice delivered at least 30 days prior to such change. Any electronic copies of the Portfolio Asset Files shall be electronically filed together with an appropriate identifier and maintained in such a manner so as to permit retrieval and access. The Collateral Custodian shall segregate the electronic copies of the Portfolio Asset Files and will not commingle such electronic copies of the Portfolio Asset Files with any other files of the Collateral Custodian; provided the Collateral Custodian shall segregate any commingled files upon written request of the Administrative Agent.

(iv)                  On each Reporting Date following the first delivery of Required Portfolio Documents to the Collateral Custodian, the Collateral Custodian shall provide a written report to the Administrative Agent, the Borrower and the Lenders (in a form mutually agreeable to the Administrative Agent (at the written direction of the Majority Lenders) and the Collateral Custodian) identifying each Portfolio Asset for which it holds a Portfolio Asset File and the applicable Review Criteria that any Portfolio Asset File fails to satisfy. The Borrower shall have ten (10) Business Days after notice or knowledge thereof to correct any non-compliance with any Review Criteria.

(v)                   Collateral Reporting:

a.	The Collateral Custodian, in its capacity as collateral administrator (in such capacity, the “Collateral Administrator”) shall create a database (the “Collateral Database”) with respect to the Portfolio Assets held by the Borrower on the Closing Date. The Collateral Administrator shall permit access to the information in the Collateral Database by the Borrower and the Portfolio Asset Servicer. The Collateral Administrator shall update the Collateral Database promptly for Portfolio Assets acquired or sold or otherwise disposed of and for any amendments or changes to Portfolio Asset amounts or interest rates in each case based upon, and to the extent of, information furnished to the Collateral Administrator by the Borrower or the Portfolio Asset Servicer as may be reasonably required by the Collateral Administrator from time to time or based upon notices received by the Collateral Administrator from the issuer, or trustee or agent bank under an underlying instrument, or similar source.

b.	The Collateral Administrator shall prepare and deliver a draft of each Collateral Report to the Borrower and the Portfolio Asset Servicer, on the basis of the information contained in the Collateral Database or otherwise provided to the Collateral Administrator by the Portfolio Asset Servicer, the Borrower or any other party as of the prior Determination Date.

c.	The Borrower and the Portfolio Asset Servicer shall cooperate with the Collateral Administrator in connection with the matters described herein, including calculations relating to the Collateral Reports, or as otherwise reasonably requested by the Collateral Administrator hereunder. Without limiting the generality of the foregoing, the Borrower and the Portfolio Asset Servicer shall use their reasonable efforts to supply in a timely fashion any information maintained by them that the Collateral Administrator may from time to time reasonably request with respect to the Portfolio Assets and reasonably need in order to complete the reports or perform the calculations required to be prepared, delivered or performed by the Collateral Administrator hereunder or otherwise reasonably required to permit the Collateral Administrator to perform its obligations hereunder, including, for purposes of the foregoing, but not limited to, providing the Market Value and the categorization or the characteristics of any Portfolio Asset included (or proposed to be included) in the Collateral Database. The Collateral Administrator shall have no liability for any failure by the Borrower or the Portfolio Asset Servicer to notify the Collateral Administrator promptly of any changes in the foregoing (including without limitation a Portfolio Asset with respect to which an Underlying Obligor Default has occurred). The Collateral Administrator shall be entitled to rely conclusively upon such information received by it from the Borrower and the Portfolio Asset Servicer concerning the Portfolio Assets, without independent inquiry, investigation or verification of any kind (whether as to accuracy or completeness or otherwise) by the Collateral Administrator, and the Collateral Administrator shall not be under a duty to independently determine any necessary information not so provided to it, and shall not be liable for any inaccuracy in any report, or its inability to prepare the report, required hereunder which is caused by a failure or inability of the Borrower or the Portfolio Asset Servicer to provide information required to be provided by the Borrower or the Portfolio Asset Servicer to the Collateral Administrator on an accurate, complete and timely basis.

d.	Following receipt from the Collateral Administrator of each Collateral Report, which shall be delivered in draft form to the Portfolio Asset Servicer, the Portfolio Asset Servicer shall review the contents therein and shall notify the Collateral Administrator whether it agrees or disagrees with the contents set forth therein. To the extent any of the information in such reports or statements conflicts with data or calculations in the records of the Portfolio Asset Servicer, the Portfolio Asset Servicer shall notify the Collateral Administrator of such discrepancy in reasonable detail and use reasonable efforts to assist the Collateral Administrator in reconciling such discrepancy. In addition, the Portfolio Asset Servicer shall make reasonable efforts to cooperate with the Collateral Administrator by answering reasonable questions posed by the Collateral Administrator with respect to such reports, instructions, statements and certificates to the extent the answers to such questions are within the actual knowledge of the Portfolio Asset Servicer. The Collateral Administrator shall make final copies of each Collateral Report available on each Collateral Report Reporting Date following receipt of approval from the Portfolio Asset Servicer to the Administrative Agent, the Lenders, the Borrower and the Portfolio Asset Servicer.

(c)           Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Collateral Custodian shall not have or be deemed to have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Custodian. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Custodian shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility.

(d)          Collateral Matters.

(i)                     The Collateral Custodian agrees to cooperate with the Administrative Agent, Facility Servicer and the Portfolio Asset Servicer and provide any electronic copies of the Portfolio Asset File to the Facility Servicer, Portfolio Asset Servicer or Administrative Agent (pursuant to a written request in the form of Exhibit E), as applicable, as requested in order to take any action that the Administrative Agent (acting at the written direction of the Majority Lenders) or the Facility Servicer deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder or under any Transaction Document, including any rights arising with respect to Article VI. In the event the Collateral Custodian receives instructions from the Facility Servicer or the Portfolio Asset Servicer which conflict with any instructions received by the Administrative Agent, the Collateral Custodian shall rely on and follow the instructions given by the Administrative Agent.

(ii)                   The Administrative Agent (acting at the written direction of the Majority Lenders) may direct the Collateral Custodian to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Custodian hereunder, the Collateral Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Collateral Custodian shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Custodian, (A) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (B) shall expose the Collateral Custodian to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Custodian requests the consent of the Administrative Agent and the Collateral Custodian does not receive a consent (either positive or negative) from the Administrative Agent within ten (10) Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(iii)                  The Collateral Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Custodian, or the Administrative Agent. The Collateral Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including a Event of Default, Unmatured Event of Default or Servicer Termination Event, unless the Collateral Custodian has received written notice from a Lender, the Borrower, the Facility Servicer or the Portfolio Asset Servicer referring to this Agreement, describing such Event of Default, Unmatured Event of Default or Servicer Termination Event and stating that such notice is a "Notice of Event of Default", "Notice of Unmatured Event of Default", or “Notice of Servicer Termination Event, as applicable. In the absence of receipt of such notice, the Collateral Custodian may conclusively assume that there is no Event of Default, Unmatured Event of Default or Servicer Termination Event.

Section 9.03        Merger or Consolidation. Any Person (a) into which the Collateral Custodian may be merged or consolidated, (b) that may result from any merger or consolidation to which the Collateral Custodian shall be a party or (c) that may succeed to the properties and assets of the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.

Section 9.04        Collateral Custodian Compensation. As compensation for its Collateral Custodian activities hereunder, the Collateral Custodian shall be entitled to the Collateral Custodian Fees from the Borrower as set forth in the Collateral Custodian Fee Letter, as applicable, payable pursuant to the extent of funds available therefor pursuant to the provisions of Section 2.08; provided that if such amounts are insufficient then Sections 9.12 and 11.07 shall be applicable. The Collateral Custodian’s entitlement to receive the Collateral Custodian Fees shall cease on the earlier to occur of (i) its removal as Collateral Custodian pursuant to Section 9.05, (ii) its resignation as Collateral Custodian pursuant to Section 9.07 of this Agreement or (iii) the termination of this Agreement; provided, the Collateral Custodian shall be entitled to any Collateral Custodian Fees accrued and payable up to such date to the extent not previously paid.

Section 9.05        Collateral Custodian Removal. The Administrative Agent may (upon the written direction of the Majority Lenders) by 30 days written notice to the Collateral Custodian, the Borrower and the Facility Servicer (the “Collateral Custodian Termination Notice”), with the written consent of the Borrower, and to the extent an Event of Default is not continuing, terminate all of the rights, obligations, power and authority of the Collateral Custodian under this Agreement. On and after the receipt by the Collateral Custodian of a Collateral Custodian Termination Notice, the Collateral Custodian shall continue to act in such capacity until the date specified in the Collateral Custodian Termination Notice (such date not to exceed 30 days after the date of such notice) or otherwise specified by the Administrative Agent (at the written direction of the Majority Lenders) in writing or, if no such date is specified in such Collateral Custodian Termination Notice or otherwise specified by the Administrative Agent (at the written direction of the Majority Lenders), until a date mutually agreed upon by the Collateral Custodian and the Administrative Agent (at the written direction of the Majority Lenders). Upon any such removal, the Borrower and the Majority Lenders acting jointly shall appoint a successor Collateral Custodian (provided that the consent of the Borrower shall not be required after the occurrence, and during the continuance, of an Event of Default). If no successor Collateral Custodian shall have been appointed and an instrument of acceptance by a successor Collateral Custodian shall not have been delivered to the Majority Lenders and the Borrower within 30 days after the giving of such notice of resignation, the resigning Collateral Custodian may petition any court of competent jurisdiction for the appointment of a successor Collateral Custodian. No such resignation shall become effective until a successor Collateral Custodian shall have assumed the responsibilities and obligations of the Collateral Custodian in accordance with this Section 9.05. The Collateral Custodian shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.08, any Fees accrued until such termination date as well as any other fees, amounts, expenses or indemnities it is entitled to pursuant to the provisions of this Agreement and any Fee Letter (the “Collateral Custodian Termination Expenses”). To the extent amounts held in the Collection Account and paid in accordance with Section 2.08 are insufficient to pay the Collateral Custodian Termination Expenses, the Borrower (and to the extent the Borrower fails to so pay, the Lenders) agrees to pay the Collateral Custodian Termination Expenses within ten (10) Business Days of receipt of an invoice therefor. After the earlier of (a) the termination date specified in the applicable Collateral Custodian Termination Notice and (b) 30 days thereafter as provided above, the Collateral Custodian agrees that it will terminate its activities as Collateral Custodian hereunder in a manner that the Administrative Agent (at the written direction of the Majority Lenders) believes will facilitate the transition of the performance of such activities to a successor Collateral Custodian, and the successor Collateral Custodian shall assume each and all of the Collateral Custodian’s obligations under this Agreement, on the terms and subject to the conditions herein set forth, and the Collateral Custodian shall use its commercially reasonable efforts to assist the successor Collateral Custodian in assuming such obligations.

Section 9.06        Limitation on Liability.

(a)          The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, instruction, statement, request, waiver, consent, report, letter or other document or electronic communication delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Custodian shall not be bound to make any independent investigation into the facts or matters stated in any such notice, instruction, statement certificate, request, waiver, consent, opinion, report, receipt or other paper, document or electronic communication. The Collateral Custodian may rely conclusively on and shall be fully protected in acting upon (i) the written instructions of any designated officer of the Administrative Agent or (ii) the verbal instructions of the Administrative Agent.

(b)          The Collateral Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c)           The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith, except in the case of its willful misconduct or grossly negligent performance or omission of its duties as finally determined by a final and non-appealable judgment of a court of competent jurisdiction.

(d)          The Collateral Custodian makes no warranty or representation (except as expressly set forth in this Agreement) and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of any Portfolio Asset File, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Portfolio Assets. The Collateral Custodian shall be entitled to rely upon and shall not incur any liability for relying upon any notice request, certificate, consent, statement, instrument, document or other writing reasonably believed by it to be genuine and to have been signed or sent by the proper Person. The Collateral Custodian shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e)          The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian. The duties, obligations and responsibilities of the Collateral Custodian shall be determined solely by the express provisions of this Agreement. No implied duties, obligations or responsibilities shall be read into this Agreement against, or on the part of, the Collateral Custodian. Any permissive right of the Collateral Custodian to take any action hereunder shall not be construed as a duty.

(f)            The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g)          It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing or overseeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to a Portfolio Asset.

(h)          The Collateral Custodian may assume the genuineness of any such Required Portfolio Document it may receive and the genuineness and due authority of any signatures appearing thereon, and shall be entitled to assume that each Required Portfolio Document it may receive is what it purports to be. If an original “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, is or shall be or become available with respect to any Collateral to be held by the Collateral Custodian under this Agreement, it shall be the sole responsibility of the Borrower to make or cause delivery thereof to the Collateral Custodian, and the Collateral Custodian shall not be under any obligation at any time to determine whether any such original security or instrument has been or is required to be issued or made available in respect of any Collateral or to compel or cause delivery thereof to the Collateral Custodian. Without prejudice to the generality of the foregoing, the Collateral Custodian shall be without liability to the Borrower, Portfolio Asset Servicer, the Administrative Agent or any other Person for any damage or loss resulting from or caused by events or circumstances beyond the Collateral Custodian’s reasonable control, including nationalization, expropriation, currency restrictions, the interruption, disruption or suspension of the normal procedures and practices of any securities market, power, mechanical, communications or other technological failures or interruptions, computer viruses or the like, fires, floods, earthquakes or other natural disasters, civil and military disturbance, acts of war or terrorism, riots, revolution, acts of God, work stoppages, strikes, national disasters of any kind, or other similar events or acts.

(i)            Subject in all cases to Section 9.02(c), in case any reasonable question arises as to its duties hereunder, the Collateral Custodian may, prior to the occurrence of an Event of Default, request instructions from the Portfolio Asset Servicer and may, after the occurrence of an Event of Default, request instructions from the Administrative Agent (acting at the written direction of the Majority Lenders), and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Portfolio Asset Servicer or the Administrative Agent, as applicable. The Collateral Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Portfolio Asset Servicer or the Administrative Agent, as applicable. In no event shall the Collateral Custodian be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

(j)            It is expressly acknowledged by the parties hereto that application and performance by the Collateral Custodian of its various duties hereunder shall be based upon, and in reliance upon, data, information and notice provided to it by the Administrative Agent, the Borrower, the Portfolio Asset Servicer and/or any related bank agent, obligor or similar party, and the Collateral Custodian shall have no responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate).

(k)          The Collateral Custodian shall have no responsibilities or duties with respect to any Portfolio Asset Files and the Required Portfolio Documents while such Portfolio Asset Files and the Required Portfolio Documents are not in its possession.

(l)            The Collateral Custodian may act or exercise its duties or powers hereunder either directly or, by or through its agents, employees or attorneys in fact, and the Collateral Custodian shall not be liable or responsible for the negligence or misconduct of any agent, employee or attorney in fact that it selects with reasonable care. Neither the Collateral Custodian nor any of its Affiliates, directors, officers, shareholders, agents or employees will be liable to the Portfolio Asset Servicer, Borrower or any other Person, except by reason of acts or omissions by the Collateral Custodian constituting gross negligence or willful misconduct of the Collateral Custodian’s duties hereunder. The Collateral Custodian shall in no event have any liability for the actions or omissions of the Borrower, the Portfolio Asset Servicer, the Administrative Agent, or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Borrower, the Portfolio Asset Servicer, the Administrative Agent, or another Person except to the extent that such inaccuracies or errors are caused by the Collateral Custodian’s own gross negligence or willful misconduct of its duties hereunder.

(m)        The parties acknowledge that in accordance with the Customer Identification Program (CIP) requirements under the USA Patriot Act and its implementing regulations, the Collateral Custodian in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Collateral Custodian. The Borrower hereby agrees that it shall provide the Collateral Custodian with such information that is required in order to comply with any applicable requirements of the Patriot Act.

Section 9.07        Collateral Custodian Resignation.

(a)          The Collateral Custodian may resign and be discharged from its duties or obligations hereunder, not earlier than thirty (30) days (unless agreed otherwise by the Borrower and the Majority Lenders) after delivery to the Administrative Agent of written notice of such resignations specifying a date when such resignation shall take effect. If no successor collateral custodian has accepted appointment as the Collateral Custodian by the date thirty (30 days following a resigning Collateral Custodian’s notice of resignation, the resigning Collateral Custodian’s resignation shall nevertheless thereupon become effective, and the Administrative Agent (or its designee) shall perform the duties of the Collateral Custodian hereunder until such time, if any, as the Administrative Agent (acting at the written direction of the Majority Lenders) appoints a successor Collateral Custodian. Notwithstanding anything to the contrary herein, no Competitor shall be appointed as a successor Collateral Custodian.

(b)          Upon the effective date of such resignation, or if the Administrative Agent gives Collateral Custodian written notice of an earlier termination hereof, the Collateral Custodian shall (i) be reimbursed for any costs, fees and expenses that the Collateral Custodian shall incur in connection with the termination of its duties under this Agreement and (ii) deliver all of the Required Portfolio Documents in the possession of Collateral Custodian to the Administrative Agent or to such Person as the Administrative Agent (acting at the written direction of the Majority Lenders) may designate to Collateral Custodian in writing upon the receipt of a request in the form of Exhibit E.

(c)           For the avoidance of doubt, the Collateral Custodian shall be entitled to receive, as and when such amounts are payable in accordance with this Agreement, any Collateral Custodian Fees accrued through the effective date of its resignation pursuant to and in accordance with this Section 9.07.

Section 9.08        Release of Documents.

(a)          Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any Portfolio Asset, the Collateral Custodian is hereby authorized (unless and until such authorization is revoked by the Administrative Agent (acting at the written direction of the Majority Lenders)), upon written receipt from the Portfolio Asset Servicer of a request for release of documents and receipt in the form of Exhibit E, to release to the Portfolio Asset Servicer, the related Portfolio Asset File or the documents set forth in such request, such release to occur within three (3) Business Days. All documents so released to the Portfolio Asset Servicer shall be held by the Portfolio Asset Servicer in trust for the benefit of the Administrative Agent, on behalf of the Secured Parties, in accordance with the terms of this Agreement. The Portfolio Asset Servicer shall return to the Collateral Custodian such Portfolio Asset File or other such documents promptly after the Portfolio Asset Servicer’s need therefor in connection with such enforcement or servicing no longer exists, unless the related Portfolio Asset is liquidated, in which case, the Portfolio Asset Servicer shall deliver an additional request for release of documents to the Collateral Custodian and receipt certifying such liquidation from the Portfolio Asset Servicer to the Administrative Agent, all in the form of Exhibit E.

(b)          Limitation on Release. Promptly after delivery to the Collateral Custodian of any request for release of documents, the Portfolio Asset Servicer shall provide written notice of the same to the Administrative Agent. Any additional Required Portfolio Documents or documents requested to be released by the Portfolio Asset Servicer may be released only upon written authorization of the Administrative Agent (at the written direction of the Majority Lenders). The limitations of this Section 9.08(b) shall not apply to the release of Required Portfolio Documents to the Portfolio Asset Servicer pursuant to Section 9.08(a).

Section 9.09        Return of Required Portfolio Documents. The Borrower (or the Portfolio Asset Servicer on their behalf) may require that the Collateral Custodian return each Portfolio Asset File (a) delivered to the Collateral Custodian in error or (b) released from the Lien of the Administrative Agent hereunder pursuant to Section 2.12, in each case by submitting to the Collateral Custodian a written request in the form of Exhibit E (signed by the Borrower or Portfolio Asset Servicer, as applicable) specifying the Portfolio Asset File to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Collateral Custodian shall upon its receipt of each such request for return executed by the Borrower or Portfolio Asset Servicer, as applicable, return the Portfolio Asset File so requested to the Borrower or Portfolio Asset Servicer within three (3) Business Days.

Section 9.10        Access to Certain Documentation and Information Regarding the Collateral Portfolio; Audits of Portfolio Asset Servicer. The Collateral Custodian shall provide to the Administrative Agent, the Facility Servicer, the Portfolio Asset Servicer and the Borrower access to the Portfolio Asset Files and all other documentation regarding the Collateral Portfolio including in such cases where the Administrative Agent, the Facility Servicer, the Portfolio Asset Servicer or the Borrower is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded (a) upon two (2) Business Days’ prior written request, (b) during normal business hours and (c) subject to the Collateral Custodian’s normal security and confidentiality procedures. Periodically on and after the Closing Date, the Initial Lender may review the Portfolio Asset Servicer’s collection and administration of the Portfolio Asset Files in order to assess compliance by the Portfolio Asset Servicer with the Servicing Standard, as well as with this Agreement and may conduct an audit of the Portfolio Asset Files in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time. Without limiting the foregoing provisions of this Section 9.10, from time to time, upon reasonable notice to the Collateral Custodian, the Collateral Custodian shall permit Persons appointed by the Portfolio Asset Servicer or Facility Servicer to conduct, at the expense of the Borrower, a review of the Portfolio Asset Files and all other documentation regarding the Collateral Portfolio not more than one time per calendar year for such Applicable Servicer. The Collateral Custodian Fee Letter applies to the transactions contemplated by this Section 9.10.

Section 9.11        Collateral Custodian as Agent. The Collateral Custodian agrees that, with respect to any Portfolio Asset File at any time or times in its possession or held in its name, the Collateral Custodian is the agent of the Administrative Agent, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Administrative Agent’s security interest in the Collateral and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC.

Section 9.12        Indemnification of the Collateral Custodian. Each Lender agrees to indemnify the Collateral Custodian from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Collateral Custodian in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Collateral Custodian hereunder or thereunder; provided that (a) the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Collateral Custodian’s bad faith, gross negligence or willful misconduct with respect to the performance of its obligations under this Agreement and (b) no action taken in accordance with the directions of the Administrative Agent (acting at the direction of the Majority Lenders), the Majority Lenders, the Lenders or the Borrower shall be deemed to constitute bad faith, gross negligence or willful misconduct this Agreement for purposes of this Article IX. The obligations of the Lenders under this Section 9.12 shall survive the resignation or removal of the Collateral Custodian or the termination of this Agreement.

ARTICLE X.
INDEMNIFICATION

Section 10.01    Indemnities by the Borrower and Holdings.

(a)          Without limiting any other rights which the Secured Parties or any of their respective Affiliates may have hereunder or under Applicable Law, the Borrower shall indemnify the Secured Parties and each of their respective Affiliates, assigns, officers, directors, employees and agents (each, an “Indemnified Party” for purposes of this Article X), from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements and court costs (all of the foregoing being collectively referred to as “Indemnified Amounts”), incurred by or asserted against such Indemnified Party arising out of or as a result of (i) this Agreement or the other Transaction Documents or in respect of the transactions contemplated hereunder or with respect to the Collateral Portfolio, (ii) any action taken or omitted to be taken by any Indemnified Party under this Agreement or any Transaction Document, (iii) any Advance or the use or proposed use of the proceeds therefrom, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnified Party is a party thereto, or (v) any action, claim or suit brought by an Indemnified Party related to the foregoing to enforce its right to indemnification hereunder, excluding, however, Indemnified Amounts to the extent (x) resulting from the bad faith, gross negligence or willful misconduct with respect to its obligations under this Agreement on the part of an Indemnified Party as finally determined a final and non-appealable judgment of a court of competent jurisdiction or (y) in the case of any Indemnified Party other than the Administrative Agent, the Account Bank or the Collateral Custodian, resulting from a dispute between Indemnified Parties. This Section 10.01(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)          Any amounts subject to the indemnification provisions of this Section 10.01 shall be paid by the Borrower to the applicable Indemnified Party within 30 days following receipt by the Borrower of such Indemnified Party’s written demand therefor. Any Indemnified Party making a request for indemnification under this Section 10.01, shall submit to the Borrower (i) a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error and (ii) any backup documentation or invoice reasonably requested by the Borrower.

(c)           If for any reason the indemnification provided above in this Section 10.01 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless in respect of any losses, claims, damages or liabilities, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d)          If the Borrower has made any payments in respect of Indemnified Amounts to an Indemnified Party pursuant to this Section 10.01 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Borrower in an amount equal to the amount it has collected from others in respect of such Indemnified Amounts, without interest.

(e)          The obligations of the Borrower under this Section 10.01 shall survive the resignation or removal of the Administrative Agent, the Facility Servicer, the Portfolio Asset Servicer or the Collateral Custodian or the termination or assignment of this Agreement.

ARTICLE XI.
MISCELLANEOUS

Section 11.01    Amendments and Waivers.

(a)          Except as set forth herein, (i) no amendment or modification of any provision of this Agreement or any other Transaction Document shall be effective without the written agreement of the Borrower and the Majority Lenders and, solely if such amendment or modification would adversely affect the rights or obligations of the Administrative Agent, the Facility Servicer, the Portfolio Asset Servicer or the Collateral Custodian, the written agreement of the Administrative Agent, the Facility Servicer, the Portfolio Asset Servicer or the Collateral Custodian, as applicable, and (ii) no termination or waiver of any provision of this Agreement or any other Transaction Document or consent to any departure therefrom by the Borrower shall be effective without the written concurrence of the Majority Lenders. For the avoidance of doubt, the consent of the Majority Lenders shall not be required for any amendment effected pursuant to Section 2.05(d). Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)          Notwithstanding the provisions of Section 11.01(a), the written consent of all of the Lenders affected thereby shall be required for any amendment, modification or waiver (i) reducing (without payment thereon) the principal amount due and owing under any outstanding Advance or the interest thereon, (ii) postponing any date for any payment of any Advance or the interest thereon, (iii) modifying the provisions of this Section 11.01 or the definition of Majority Lenders or changing any other provision specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights or make any determination or grant any consent, (iv) extending the Maturity Date, (v) of any provision of Section 2.08, (vi) extending or increasing any Commitment of any Lender, (vii) changing Section 11.15 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby or consenting to the Borrower’s assignment or transfer of its rights and obligations under this Agreement or any other Transaction Document or releasing all or substantially all of the Collateral except as expressly authorized in this Agreement.

Notwithstanding the foregoing, with respect to any amendment, waiver or modification to which the Administrative Agent’s consent is not required, the parties agree to deliver to the Administrative Agent a copy of each such amendment, waiver or modification; provided that, (i) no party shall be liable for its failure to comply with this sentence and (ii) the Administrative Agent shall not be bound by any such amendment unless and until it has received a copy thereof.

Section 11.02    Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include communication by e-mail) and faxed, e-mailed or delivered, to each party hereto, at its address set forth on Schedule IV or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by e-mail shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means, shall be effective when received.

The Administrative Agent and the Collateral Custodian shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Agreement and sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods; provided, however, that the Borrower shall amend the incumbency certificate provided by the Borrower in accordance with Section 3.01 whenever a person is to be added or deleted from the list. The Borrower agrees: (i) to assume all risks arising out of the use of e-mail or facsimile instructions (or instructions by a similar electronic method) to submit Instructions to the Administrative Agent or Collateral Custodian, including the risk of such Person acting on unauthorized Instructions, and the risk of interception and misuse by third parties (other than any gross negligence or willful misconduct of the Administrative Agent or the Collateral Custodian); (ii) that it is aware of the protections and risks associated with the various methods of transmitting Instructions to the Administrative Agent or Collateral Custodian and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Borrower; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Administrative Agent or Collateral Custodian, as applicable, promptly upon learning of any compromise or unauthorized use of the security procedures

Section 11.03    No Waiver Remedies. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.04    Binding Effect; Assignability; Multiple Lenders.

(a)          This Agreement shall be binding upon and inure to the benefit of the Borrower, the Facility Servicer, the Portfolio Asset Servicer, the Administrative Agent, each Lender, the Collateral Custodian and their respective successors and permitted assigns. Each Lender and their respective successors and assigns may assign, or grant a security interest in, (i) this Agreement and such Lender’s rights and obligations hereunder and interest herein in whole or in part or (ii) any Advance (or portion thereof) or any Note (or any portion thereof) to any Eligible Assignee; provided that unless an Event of Default pursuant to Section 6.01(a) or (d) has occurred, the consent of the Borrower (such consent not to be unreasonably withheld) shall be required for a Lender to assign to any Person that is not an Affiliate of such Lender. Any such assignee shall execute and deliver to the Borrower, the Facility Servicer, the Portfolio Asset Servicer, and the Administrative Agent a fully-executed Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500 to the Administrative Agent; provided, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. In addition to the delivery of the Assignment and Assumption Agreement and the processing and recordation fee, to the extent the assignee is not then currently a Lender hereunder, the assignee shall deliver to the Administrative Agent all documentation and other information reasonably determined by Administrative Agent to be required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act. Upon delivery of the duly-executed Assignment and Assumption Agreement, processing fee and any “know your customer information requested by the Administrative Agent, the Administrative Agent shall accept such Assignment and Assumption Agreement and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this Section. Upon the recordation in the Register, (i) the assignee shall become and thereafter be deemed to be a “Lender” for the purposes of this Agreement, (ii) the assignor shall be released from its obligations hereunder to the extent that its interest has been assigned, (iii) in the event that the assignor’s entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a “Lender”. Neither Borrower, the Facility Servicer nor the Portfolio Asset Servicer may assign, or permit any Lien to exist upon, any of its rights or obligations hereunder or under any Transaction Document or any interest herein or in any Transaction Document without the prior written consent of the Lenders unless otherwise contemplated hereby. Each Lender may sell a participation in its interests hereunder as provided in Section 11.04(d). No assignment or sale of a participation under this Section 11.04 shall be effective unless and until properly recorded in the Register or Participant Register, as applicable, pursuant to Section 2.03.

(b)          Notwithstanding any other provision of this Section 11.04, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including rights to payment of principal and interest) under this Agreement to secure obligations of such Lender to a Federal Reserve Bank (such agreement, a “Liquidity Agreement”), without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or under such Liquidity Agreement, or substitute any such pledgee or grantee for such Lender as a party hereto or to such Liquidity Agreement, as the case may be.

(c)           Each Indemnified Party shall be an express third party beneficiary of this Agreement.

(d)          Any Lender may at any time (i) without the consent of, or notice to, the Borrower and (ii) without the consent of, but with notice to, the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates that in each case is not a Competitor) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its Commitment or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) such Lender shall register such participation in its Participant Register pursuant to Section 2.03(c). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.01(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.14 (subject to the requirements and limitations therein, including the requirement to provide the forms required by Section 2.14(d) through Section 2.14(h) (it being understood that the documentation required under Section 2.14(d) through Section 2.14(h) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment; provided, that the Participant shall not be entitled to receive any greater payment under Section 2.13 or Section 2.14, with respect to any participation, than its participating Lender would have been entitled to receive.

Section 11.05    Term of This Agreement. This Agreement, including the Borrower’s representations and covenants set forth in Articles IV and V, Holdings’ representations and covenants set forth in Articles IV and V, the Applicable Servicer’s representations, covenants and duties set forth in Articles IV, V and VIII and the Collateral Custodian’s representations, covenants and duties set forth in Article IX shall remain in full force and effect until this Agreement has been terminated by the Borrower and the Facility Termination Date has occurred; provided that any representation made or deemed made hereunder shall survive the execution and delivery hereof and the provisions of Section 2.06, Section 2.13, Section 2.14, Section 11.07, Section 11.08 and Article VII, Article VIII, Article IX and Article X shall be continuing and shall survive the payment of the Advances in full, the termination of the Commitments or any other termination of this Agreement.

Section 11.06    GOVERNING LAW; JURY WAIVER. THIS AGREEMENT IS GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

Section 11.07    Costs, Expenses. In addition to the rights of indemnification hereunder, the Borrower and Holdings, on a joint and several basis, shall pay (i) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Facility Servicer, Initial Lender, the Account Bank and the Collateral Custodian incurred in connection with the pre-closing due diligence, preparation, execution, delivery, administration, syndication, renewal, amendment or modification of, any waiver or consent issued in connection with, this Agreement, the Transaction Documents and the other documents to be delivered hereunder or in connection herewith, (ii) the reasonable out-of-pocket fees and expenses of a single outside counsel and one local counsel as reasonably necessary in any relevant jurisdiction (and solely in the case of actual or bona fide perceived conflict of interest, one additional counsel in each relevant jurisdiction) for (w) the Administrative Agent, the Account Bank the Collateral Custodian, (x) subject to clause (y) hereof, the Facility Servicer and the Initial Lender, (y) the Lenders, other than the Initial Lender where the Facility Servicer and the Initial Lender is the same Person, and (z) the Portfolio Asset Servicer, in each case, with respect to advising the Administrative Agent, the Facility Servicer, the Lenders, the Portfolio Asset Servicer, the Account Bank and the Collateral Custodian as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith; provided that the aggregate costs and expenses of the Facility Servicer and the Initial Lender that are payable under this Section 11.07 shall not exceed $200,000 in connection with the closing of the transactions contemplated by this Agreement and the other Transaction Documents, and (iii) all reasonable and documented out-of-pocket costs and expenses, if any (including fees and expenses of each counsel), incurred by the Administrative Agent, the Facility Servicer, the Lenders, the Portfolio Asset Servicer, the Account Bank or the Collateral Custodian in connection with the enforcement or potential enforcement of its rights under this Agreement or any other Transaction Document and the other documents to be delivered hereunder or in connection herewith or in connection with the Advances made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances. Any amounts subject to the indemnification provisions of this Section 11.07 shall be paid by the Borrower to the applicable party within 30 days following receipt by the Borrower of such Indemnified Party’s written demand therefor. Any Person making a request for reimbursement under this Section 11.07, shall submit to the Borrower any backup documentation or invoice reasonably requested by the Borrower.

Section 11.08    Recourse Against Certain Parties; Non-Petition.

(a)       No recourse under or with respect to any obligation, covenant or agreement (including the payment of any fees or any other obligations) of the Borrower, the Facility Servicer, the Portfolio Asset Servicer, Holdings, the Collateral Custodian, the Account Bank, the Administrative Agent, the Lenders or any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by the Borrower, the Facility Servicer, Portfolio Asset Servicer, Holdings, the Collateral Custodian, the Account Bank, the Administrative Agent, the Lenders or any Secured Party pursuant hereto or in connection herewith shall be had against any administrator of the Borrower, the Facility Servicer, the Portfolio Asset Servicer, Holdings, the Collateral Custodian, the Account Bank, the Administrative Agent, the Lenders or any Secured Party or any incorporator, affiliate, stockholder, officer, employee or director of the Borrower, the Facility Servicer, the Portfolio Asset Servicer, Holdings, the Collateral Custodian, the Account Bank, the Administrative Agent, the Lenders or any Secured Party or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise (other than, in each case, with respect to willful misconduct or fraud; provided that in no event will any shareholder of Holdings (in such capacity) have any liability under the Transaction Documents or in connection with the transactions contemplated thereby); it being expressly agreed and understood that the agreements of each party hereto contained in this Agreement and all of the other agreements, instruments and documents entered into by the Borrower, the Facility Servicer, the Portfolio Asset Servicer, Holdings, the Collateral Custodian, the Account Bank, the Administrative Agent, the Lenders or any Secured Party pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such party (and nothing in this Section 11.08 shall be construed to diminish in any way such corporate obligations of such party), and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Administrative Agent, the Lenders or any other Secured Party or any incorporator, stockholder, affiliate, officer, employee or director of the Lenders, the Borrower, the Facility Servicer, the Portfolio Asset Servicer, Holdings, the Collateral Custodian, the Account Bank or the Administrative Agent or of any such administrator, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Borrower, the Facility Servicer, the Portfolio Asset Servicer, Holdings, the Collateral Custodian, the Account Bank, the Administrative Agent, the Lenders or any Secured Party contained in this Agreement or in any other such instruments, documents or agreements, or are implied therefrom, and that any and all personal liability of every such administrator of the Borrower, the Facility Servicer, the Portfolio Asset Servicer, Holdings, the Collateral Custodian, the Account Bank, the Administrative Agent, the Lenders or any Secured Party and each incorporator, stockholder, affiliate, officer, employee or director of the Borrower, the Facility Servicer, the Portfolio Asset Servicer, Holdings, the Collateral Custodian, the Account Bank, the Administrative Agent, the Lenders or any Secured Party or of any such administrator, or any of them, for breaches by the Borrower, the Facility Servicer, the Portfolio Asset Servicer, Holdings, the Collateral Custodian, the Account Bank, the Administrative Agent, the Lenders or any Secured Party of any such obligations, covenants or agreements, which liability may arise either at common law or in equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

(b)      Notwithstanding any contrary provision set forth herein, no claim may be made by any party hereto (or any other Person) against any Loan Party, any Secured Party or any of their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each party hereto hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

(c)       No obligation or liability to any Obligor under any of the Portfolio Assets is intended to be assumed by the Facility Servicer, the Portfolio Asset Servicer, the Collateral Custodian, the Account Bank, the Administrative Agent, the Lenders or any Secured Party under or as a result of this Agreement and the transactions contemplated hereby.

(d)      Each of the parties hereto hereby agrees that it will not institute against, or join any other Person in instituting against, the Borrower any bankruptcy or insolvency proceeding so long as there shall not have elapsed one year (or such longer preference period as shall then be in effect) and one day since the Facility Termination Date unless the Majority Lenders otherwise consent to any such action.

(e)       The provisions of this Section 11.08 survive the termination of this Agreement.

Section 11.09    Execution in Counterparts; Severability; Integration.

(a)       Each of the parties hereto consents to do business electronically in connection with this Agreement, any other Transaction Document and the transactions contemplated hereby and thereby, but expressly excluding each Note. Delivery of an executed counterparty of a signature page to this Agreement or any other Transaction Documents (other than any Note) by emailed pdf. or any other electronic means, that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this this Agreement or such other Transaction Document. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic association of assignment terms and contract formations on electronic platforms approved by the Loan Parties, the Facility Servicer, the Collateral Custodian and the Administrative Agent (and, for the avoidance of doubt, electronic signatures utilizing the DocuSign platform shall be deemed approved), or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. No party shall contest the admissibility of true and accurate copies of any documents with an electronic signature on the basis of the best evidence rule or as not satisfying the business records exceptions to the hearsay rule.

(b)      Without limiting the generality of the foregoing Section 11.09(a), each of the parties hereto hereby: (i) agrees that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings, other proceedings or litigation arising out of or related to this this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby, electronic images of this Agreement or any other Transaction Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity, admissibility and enforceability as any paper original; and (ii) waives any argument, defense or right to contest the validity, admissibility or enforceability of this this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby based solely on the lack of paper original copies of any Transaction Documents, including with respect to any signatures thereon. For the avoidance of doubt, the parties hereto hereby agree that this Section 11.09 shall apply in equal force and have the same enforceability, validity and admissibility to each other Transaction Document and any amendment, restatement, modification, reaffirmation, assignment and acceptance or other document related to this this Agreement or such other Transaction Document whether or not expressly stated therein.

(c)      This Agreement and any agreements or letters (including Fee Letters) executed in connection herewith contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

Section 11.10    Consent to Jurisdiction; Service of Process.

(a)       Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan in any action or proceeding arising out of or relating to the Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)       Each party hereto agrees that service of process may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to the address specified in Section 11.02 or at such other address as the Administrative Agent shall have been notified in accordance herewith. Nothing in this Section 11.10 shall affect the right of any Person to serve legal process in any other manner permitted by law.

Section 11.11    Confidentiality.

(a)       Each of the Administrative Agent, the Lenders, the Facility Servicer, the Portfolio Asset Servicer (if Business Development Corporation of America is no longer the Portfolio Asset Servicer), and the Collateral Custodian shall maintain and shall cause each of its employees and officers to maintain the confidentiality of all Information (as defined below), including all Information regarding the business of the Borrower and its businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that Information may be disclosed (i) to its Affiliates, accountants, investigators, auditors, attorneys or other agents, including any rating agency or valuation firm engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Portfolio Assets contemplated herein, and the agents of such Persons, taxing authorities and governmental agencies (“Excepted Persons”); provided that each Excepted Person is informed of the confidential nature of such Information and instructed to keep such Information confidential, in accordance with the Servicing Standard, (ii) when required by law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceeding (whether or not having the force or effect of law) or subpoena; provided that with respect to disclosures of Information pursuant to a subpoena or similar legal process, (A) prior to any disclosure under this clause (ii) the disclosing party agrees to provide the Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to the Borrower pursuant to the terms of the subpoena or other legal process and (B) any disclosure under this clause (ii) shall be limited to the portion of the Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process or (iii) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. Notwithstanding the foregoing provisions of this Section 11.11(a), the Borrower may, subject to Applicable Law and the terms of any Loan Agreements, make available copies of the documents in the Portfolio Asset Files and such other documents it holds pursuant to the terms of this Agreement, to any of its creditors.

(b)      Anything herein to the contrary notwithstanding, the Borrower hereby consents to the disclosure of any Information with respect to it (i) to the Administrative Agent, the Lenders, the Facility Servicer, the Portfolio Asset Servicer or the Collateral Custodian by each other, (ii) by the Administrative Agent, the Lenders, the Facility Servicer, the Portfolio Asset Servicer and the Collateral Custodian to any prospective or actual assignee or participant of any of them provided such Person agrees to hold such information confidential, or (iii) by the Administrative Agent, the Lenders, the Facility Servicer, the Portfolio Asset Servicer, and the Collateral Custodian to any rating agency, commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to any Lender or any Person providing financing to, or holding equity interests in, any Lender, as applicable, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information.

(c)       Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all Information that is or becomes publicly known other than as a result of a breach of this Section 11.11 or (ii) any other disclosure authorized by the Borrower.

(d)      The parties hereto may disclose the existence of the Agreement (but not the financial terms hereof, including all fees and other pricing terms), all Events of Default, and priority of payment provisions, in each case except in compliance with this Section 11.11.

(e)      “Information” means, all information received from the Borrower or its Affiliates relating to the Borrower or its businesses, other than any such information that is available to the Administrative Agent, Collateral Custodian, the Facility Servicer, the Portfolio Asset Servicer or any Lender on a non-confidential basis prior to disclosure by the Borrower.

(f)       The provisions of this Section 11.11 survive the termination of this Agreement.

Section 11.12    Non-Confidentiality of Tax Treatment. Notwithstanding anything in this Agreement to the contrary, to comply with Treas. Reg. 1.6011-4(b)(3), any Party (and any employee, representative, or other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of this loan transaction, it being understood and agreed, for this purpose, (a) the name of, or any other identifying information regarding, any Party or any existing or future Party (or any Affiliate thereof) and (b) any financial or performance information relating to any Party or its subsidiaries does not constitute information on the tax treatment or tax structure; provided that such employees, representatives or other agents are informed of the confidential nature of such Information and instructed to keep such information confidential. “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 11.12 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

Section 11.13    Set Off. If an Event of Default has occurred and is continuing, the Administrative Agent, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by the Administrative Agent, such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the Obligations, irrespective of whether or not the Administrative Agent, such Lender or Affiliate shall have made any demand under this Agreement or any other Transaction Document or are owed to a branch office or Affiliate of the Administrative Agent or such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness. Each party shall notify the Borrower and the Administrative Agent (if applicable) promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.14    Headings, Schedules and Exhibits. The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 11.15    Ratable Payments. If any Lender, whether by setoff or otherwise, shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Advances owing to it (other than pursuant to Section 2.13 or Section 2.14) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

Section 11.16    Failure of Borrower to Perform Certain Obligations. If the Borrower fails to perform any of its agreements or obligations under Section 5.01, the Administrative Agent may (but shall not be required to, and in any case, acting at the written direction of the Majority Lenders) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by the Borrower promptly upon the Administrative Agent’s demand therefore.

Section 11.17    Power of Attorney.

(a)        Each of Borrower and Holdings irrevocably authorize the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on its behalf as set forth in Exhibit L (i) to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral. This appointment is coupled with an interest and is irrevocable until the termination of this Agreement.

Section 11.18    Characterization of Conveyances.

(a)        It is the express intent of the parties hereto that the Transfer of Eligible Portfolio Assets pursuant to the Participation Agreement be, and be treated for all purposes (other than consolidated accounting purposes and subject to the tax characterization of the Borrower and the Advances described in Sections 5.01(w) and 5.02(o)) as, a grant of participation interests in such Eligible Portfolio Assets. It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Eligible Portfolio Assets by the Holders to the Borrower to secure a debt or other obligation of the Holders. However, in the event that, notwithstanding the intent of the parties, the Eligible Portfolio Assets are held to continue to be property of the Holders, then the parties hereto agree that: (i) the Participation Agreement shall also be deemed to be a security agreement under Applicable Law, (ii) as set forth in the Participation Agreement, the transfer of a participation interest in the Eligible Portfolio Assets provided for in the Participation Agreement shall be deemed to be a grant by the Holders to the Borrower of a first priority security interest (subject only to Permitted Liens) in all of the Holders' right, title and interest in and to the Eligible Portfolio Assets and all amounts payable to the holders of the Eligible Portfolio Assets in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including all amounts from time to time held or invested in the Collection Account, whether in the form of cash, instruments, securities or other property, (iii) the possession by the Borrower (or the Collateral Custodian on its behalf) of Portfolio Assets and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be, subject to clause (iv), for purposes of perfecting the security interest pursuant to the UCC, and (iv) acknowledgements from Persons holding such property shall be deemed acknowledgements from custodians, bailees or agents (as applicable) of the Borrower for the purpose of perfecting such security interest under Applicable Law. The parties further agree that any assignment of the interest of the Borrower pursuant to any provision hereof shall also be deemed to be an assignment of any security interest created pursuant to the terms of the Participation Agreement. The Borrower shall, to the extent consistent with this Agreement and the other Transaction Documents, take such actions as may be necessary to ensure that, if the Participation Agreement was deemed to create a security interest in the Eligible Portfolio Assets, such security interest would be deemed to be a perfected security interest of first priority (subject only to Permitted Liens) under Applicable Law and will be maintained as such throughout the term of this Agreement.

(b)       It is the intention of each of the parties hereto that participation interest in the Eligible Portfolio Assets conveyed by the Holders to the Borrower pursuant to the Participation Agreement shall constitute assets owned by the Borrower and shall not be part of any Holder’s estate in the event of the filing of a bankruptcy petition by or against such Holder under any bankruptcy or similar law.

(c)        The Borrower agrees to treat, and shall cause the Holders to treat, for all purposes (other than consolidated accounting purposes and subject to the tax characterization of the Borrower and the Advances described in described in Sections 5.01(w) and 5.02(o)), the transactions effected by the Participation Agreement as sales or participations of assets to the Borrower. The Borrower and Holdings each hereby agree to cause Holdings to reflect in Holdings’ financial records and to include a note in the publicly filed annual and quarterly financial statements of Holdings indicating that: (i) assets related to transactions (including transactions pursuant to the Transaction Documents) that do not meet SFAS 140 requirements for accounting sale treatment are reflected in the consolidated balance sheet of Holdings, as finance receivables pledged and non-recourse, secured borrowings and (ii) those assets are owned by a special purpose entity that is consolidated in the financial statements of Holdings, and the creditors of that special purpose entity have received ownership and/or security interests in such assets and such assets are not intended to be available to the creditors of Holdings of such assets to that special purpose entity.

Section 11.19    Delivery of Termination Statements, Releases, Etc. Upon the occurrence of the Facility Termination Date, the Administrative Agent shall, upon written direction of the Majority Lenders, execute and deliver to the Portfolio Asset Servicer and Borrower termination statements, reconveyances, releases and other documents and instruments of release as are necessary or appropriate to evidence the termination of the Liens securing the Obligations, all at the expense of the Borrower.

Section 11.20    Exclusive Remedies. Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy.

Section 11.21    PATRIOT Act. The parties hereto acknowledge that in accordance with the Customer Identification Program (CIP) requirements established under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub. L. 107 56 (signed into law October 26, 2001) and its implementing regulations (collectively, USA PATRIOT Act), the Administrative Agent and the Lenders in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Administrative Agent and the Lenders. Each party hereby agrees that it shall provide the Administrative Agent and the Lenders with such information as the Administrative Agent or the Lenders that is required in order to comply with any applicable requirements of the Patriot Act.

[Signature Pages Follow]

Executed as of the date first above written.

Borrower:

BDCA ASSET FINANCING, LLC

By:/s/ Nina Kang Baryski

Name: Nina Kang Baryski

Title: Chief Financial Officer

Holdings:

BUSINESS DEVELOPMENT CORPORATION OF AMERICA

By:/s/ Nina Kang Baryski

Name: Nina Kang Baryski

Title: Chief Financial Officer

The Initial Lender:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By: /s/ Andrew C. Dickey

Name: Andrew C. Dickey

Title: Head of Alternative and Private Equity

The Facility Servicer:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By: /s/ Andrew C. Dickey

Name: Andrew C. Dickey

Title: Head of Alternative and Private Equity

The Portfolio Asset Servicer:

BUSINESS DEVELOPMENT CORPORATION OF AMERICA

By:/s/ Nina Kang Baryski

Name: Nina Kang Baryski

Title: Chief Financial Officer

Administrative Agent:

U.S. BANK NATIONAL ASSOCIATION,

in its capacity as Administrative Agent

By: /s/ James A. Hanley

Name: James A. Hanley

Title: Vice President

Collateral Custodian:

U.S. BANK NATIONAL ASSOCIATION,

in its capacity as Collateral Custodian

By: /s/ Kenneth Brandt

Name: Kenneth Brandt

Title: Assistant Vice President